As filed with the Securities and Exchange Commission on February 23, 2007
No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEENAH FOUNDRY COMPANY
(Exact name of registrant as specified in its charter)

WISCONSIN	3321	39-1580331
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2121 Brooks Avenue
P.O. Box 729
Neenah, Wisconsin 54957
(920) 725-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gary W. LaChey
Corporate Vice President — Finance,
Treasurer, Secretary and Chief Financial Officer
Neenah Foundry Company
2121 Brooks Avenue
P.O. Box 729
Neenah, Wisconsin 54957
(920) 725-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Bruce C. Davidson
Joseph D. Masterson
Quarles & Brady LLP
411 E. Wisconsin Avenue
Milwaukee, Wisconsin 53202
(414) 277-5000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

(1)	See inside facing page for table of additional Registrants.

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Note	Offering Price(1)	Fee(2)
9 1/2% Senior Secured Notes due 2017	$225,000,000	100%	$225,000,000	$6,907.50
Guarantees of 9 1/2% Senior Secured Notes due 2017				(3)

(1)	The registration fee has been calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. The proposed maximum offering price is estimated solely for purpose of calculating the registration fee.

(2)	Paid by wire transfer.

(3)	Pursuant to Rule 457(n), no additional registration fee is payable with respect to the guarantees.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL REGISTRANTS

ADVANCED CAST PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	3321 (Primary Standard Industrial Classification Code Number)	25-1607691 (I.R.S Employer Identification No.)

DALTON CORPORATION
(Exact name of registrant as specified in its charter)

INDIANA (State or other jurisdiction of incorporation or organization)	3321 (Primary Standard Industrial Classification Code Number)	35-0259770 (I.R.S Employer Identification No.)

DALTON CORPORATION,
WARSAW MANUFACTURING FACILITY
(Exact name of registrant as specified in its charter)

INDIANA (State or other jurisdiction of incorporation or organization)	3321 (Primary Standard Industrial Classification Code Number)	35-2054775 (I.R.S Employer Identification No.)

DALTON CORPORATION,
STRYKER MACHINING FACILITY CO.
(Exact name of registrant as specified in its charter)

OHIO (State or other jurisdiction of incorporation or organization)	3321 (Primary Standard Industrial Classification Code Number)	34-1873080 (I.R.S Employer Identification No.)

DALTON CORPORATION,
ASHLAND MANUFACTURING FACILITY
(Exact name of registrant as specified in its charter)

OHIO (State or other jurisdiction of incorporation or organization)	3321 (Primary Standard Industrial Classification Code Number)	34-1873079 (I.R.S Employer Identification No.)

DALTON CORPORATION,
KENDALLVILLE MANUFACTURING FACILITY
(Exact name of registrant as specified in its charter)

INDIANA (State or other jurisdiction of incorporation or organization)	3321 (Primary Standard Industrial Classification Code Number)	35-2054777 (I.R.S Employer Identification No.)

DEETER FOUNDRY, INC.
(Exact name of registrant as specified in its charter)

NEBRASKA (State or other jurisdiction of incorporation or organization)	3321 (Primary Standard Industrial Classification Code Number)	47-0355148 (I.R.S Employer Identification No.)

GREGG INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

CALIFORNIA (State or other jurisdiction of incorporation or organization)	3321 (Primary Standard Industrial Classification Code Number)	95-1498664 (I.R.S Employer Identification No.)

MERCER FORGE CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	3462 (Primary Standard Industrial Classification Code Number)	25-1511711 (I.R.S Employer Identification No.)

A&M SPECIALTIES, INC.
(Exact name of registrant as specified in its charter)

PENNSYLVANIA (State or other jurisdiction of incorporation or organization)	3462 (Primary Standard Industrial Classification Code Number)	25-1741756 (I.R.S Employer Identification No.)

NEENAH TRANSPORT, INC.
(Exact name of registrant as specified in its charter)

WISCONSIN (State or other jurisdiction of incorporation or organization)	4213 (Primary Standard Industrial Classification Code Number)	39-1378433 (I.R.S Employer Identification No.)

CAST ALLOYS, INC.
(Exact name of registrant as specified in its charter)

CALIFORNIA (State or other jurisdiction of incorporation or organization)	3321 (Primary Standard Industrial Classification Code Number)	33-0071223 (I.R.S Employer Identification No.)

BELCHER CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	3321 (Primary Standard Industrial Classification Code Number)	52-1643193 (I.R.S Employer Identification No.)

PEERLESS CORPORATION
(Exact name of registrant as specified in its charter)

OHIO (State or other jurisdiction of incorporation or organization)	3321 (Primary Standard Industrial Classification Code Number)	52-1644462 (I.R.S Employer Identification No.)
2121 Brooks AvenueP.O. Box 729Neenah, Wisconsin 54957(920) 725-7000(Address, including zip code, and telephone number, including area code, of co-registrants’ principal executive offices)

SUBJECT TO COMPLETION. DATED FEBRUARY 23, 2007.
PROSPECTUS

Neenah Foundry Company

Offer to Exchange up to $225,000,000 in Principal Amount of its 9 1/2% Senior Secured Notes due 2017
for any and all of its Outstanding $225,000,000 Principal Amount of 9 1/2% Senior Secured Notes Due 2017

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME ON          , 2007, UNLESS EXTENDED.

We are offering the 9 1/2% Senior Secured Notes due 2017, which we refer to as the Exchange Notes. We are offering to exchange, in the Exchange Offer, up to $225,000,000 in aggregate principal amount of Exchange Notes for $225,000,000 aggregate principal amount of our outstanding 9 1/2% Senior Secured Notes due 2017, which we refer to as the Original Notes. We sometimes refer to the Original Notes and the Exchange Notes collectively as the “notes.”

The terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate, maturity and collateral) to the terms of the Original Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will be freely transferable by the holders (other than as described herein), are issued free of any covenant restricting transfer absent registration and will not have the right to earn additional interest in the event of a failure to register the Exchange Notes. The Exchange Notes will evidence the same debt as the Original Notes and contain terms that are substantially identical as the terms of the Original Notes. For a description of the terms of the notes, see “Description of the Notes.” We will receive no cash proceeds from the Exchange Offer.

The Exchange Notes will bear interest from the most recent date to which interest has been paid on the Original Notes, or if no interest has been paid on the Original Notes, from December 29, 2006. Holders whose Original Notes are accepted for exchange will not receive any payment in respect of interest on the Original Notes for which the record date occurs on or after the date of completion of the Exchange Offer. See “The Exchange Offer — Terms of the Exchange Offer.”

Like the Original Notes, the Exchange Notes will mature on January 1, 2017. We will pay interest on the notes in arrears on January 1 and July 1 of each year. The notes will not be entitled to the benefit of any sinking fund or other mandatory redemption obligation prior to maturity. We may redeem some or all of the notes on or after January 1, 2012 at the redemption prices described in this prospectus. In addition, we may redeem up to 35% of the notes before January 1, 2010 with the net cash proceeds of certain equity offerings at a price equal to 109.5% of the principal amount thereof plus accrued and unpaid interest. If we experience a change of control, we will be required to offer to repurchase the notes at 101% of their principal amount, plus accrued interest to the date of repurchase. The notes will be issued only in book-entry form, in denominations of $1,000 and integral multiples of $1,000.

The Original Notes are and the Exchange Notes will be fully and unconditionally guaranteed by all of our direct and indirect domestic restricted subsidiaries. The notes and the guarantees are secured by a first- priority lien on substantially all of our and the Guarantors’ assets (other than accounts receivable, inventory, casting patterns and core boxes, business interruption insurance policies, certain inter-company loans, cash and deposit accounts and related assets, subject to certain exceptions, and any proceeds of the foregoing) and by a second-priority lien, junior to a lien for the benefit of our 2006 Credit Facility lenders, on our and the Guarantors’ accounts receivable, inventory, casting patterns and core boxes, business interruption insurance policies, certain inter-company loans, cash and deposit accounts and related assets, subject to certain exceptions, and any proceeds of the foregoing. The notes and the guarantees thereof rank equally in right of payment with all of our and the Guarantors’ existing and future senior indebtedness and senior to all of our and the Guarantors’ existing and future subordinated indebtedness.

The Original Notes are and the Exchange Notes will be evidenced by global notes deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company. Except as described in this prospectus, beneficial interests in the global notes will be shown on, and transfers will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants.

The Original Notes were sold on December 29, 2006, in a transaction that was not registered under the Securities Act. Accordingly, the Original Notes may not be offered or sold within the United States or to U.S. persons, except to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act and to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. We are offering the Exchange Notes to satisfy our obligations under the Registration Rights Agreement relating to the Original Notes. See “The Exchange Offer — Purposes and Effects of the Exchange Offer.”

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resales of Exchange Notes received in exchange for Original Notes where the Original Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the Exchange Offer we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The notes are not listed and will not be listed on any national securities exchange.

Investing in the notes involves certain risks. See “Risk Factors” beginning on page 14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2007.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to exchange the notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

i

FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus include some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. All statements other than statements of current or historical fact contained in this prospectus, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “seek,” “will” and similar expressions, as they relate to us, are intended to identify forward-looking statements. In particular, these include, among other things, statements relating to:

•	our significant indebtedness;

•	our future cash flow and earnings;

•	our ability to meet our debt obligations;

•	the effects of general industry and economic conditions;

•	our ability to retain our significant customers and rely on our significant suppliers;

•	our ability to compete with competitors in our industry;

•	the outcome of any litigation and labor disturbances in which we may be involved; and

•	our ability to attract and retain qualified personnel.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and assumptions, including the risks, uncertainties and assumptions described in “Risk Factors” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In light of these risks, uncertainties and assumptions, the forward-looking statements in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus.

Our forward-looking statements speak only as of the date made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ii

PROSPECTUS SUMMARY

The following summary contains basic information about us and highlights selected information from the prospectus. It likely does not contain all the information that is important to you. We encourage you to read this entire document and the documents to which we have referred you, including the information set forth under the heading “Risk Factors”. As used in this prospectus, except as the context otherwise requires, the terms “company,” “we,” “our,” “ours,” and “us” refers to Neenah Foundry Company and its subsidiaries, collectively and individually, as appropriate from the context. Our fiscal year ends on September 30.

Business Overview

We are one of the largest independent foundry companies in the United States, and we believe we are one of only two national suppliers of castings to the heavy municipal market. Our broad range of heavy municipal iron castings includes manhole covers and frames, storm sewer frames and grates, heavy-duty airport castings, specialized trench drain castings and ornamental tree grates. We sell these municipal castings throughout the United States to state and local government entities, utility companies, precast concrete manhole structure producers and contractors for both new construction and infrastructure replacement. We are also a leading manufacturer of a wide range of complex industrial iron castings and steel forgings, including specialized castings and forgings for the heavy-duty truck industry, a broad range of iron castings and steel forgings for the construction equipment and farm equipment industries, and iron castings used in heating, ventilation and air conditioning, or HVAC, systems.

We have been able to achieve significant market shares in the major markets we serve. Each of our 10 manufacturing facilities has unique capabilities to effectively serve each of our market niches. We are proceeding with a $54 million capital project to replace a 40-year-old mold line at our Neenah facility. Our new state-of-the-art mold line is expected to significantly enhance operating efficiencies, increase capacity and provide expanded molding capabilities for our heavy municipal products.

Castings Segment and Other (92% of 2006 Net Sales)

We are a leading producer of gray and ductile iron castings for use in two primary areas: heavy municipal and industrial. We sell directly to state and local municipalities, contractors, supply houses, original equipment manufacturers, or OEMs, and tier-one suppliers, as well as to other industrial end-users, from our six foundries: Neenah, Deeter, Dalton (Kendallville and Warsaw), Advanced Cast Products and Gregg. The sand casting process we employ involves using metal, wood or urethane patterns to make an impression of a desired shape in a mold made primarily of sand. The primary raw materials used to manufacture gray and ductile iron sand castings are steel scrap, pig iron, metallurgical coke and sand (molding sand and core sand). We generally have arrangements with our industrial customers that enable us to adjust prices to reflect steel scrap cost fluctuations; recovery of steel scrap cost increases for municipal products is accomplished through periodic price increases.

•	Heavy Municipal. Our broad line of heavy municipal products consists of “standard” and “specialty” castings. Standard castings, including storm and sanitary sewer castings, are generally higher volume items that are routinely used in new construction and infrastructure replacement. Specialty castings are generally lower volume products, such as heavy-duty airport castings, trench drain castings, flood control castings, special manhole and inlet castings and ornamental tree grates. These specialty items are frequently selected and/or specified from our municipal and tree grate catalogs, which together encompass thousands of pattern combinations. For many of these products, we believe that we are the only manufacturer with existing patterns to produce such a particular casting. We have one of the largest sales and marketing forces of any municipal products foundry serving the U.S., which combined with our 14 distribution and sales centers throughout the United States reinforces our vast knowledge of local specifications and our leadership position in the heavy municipal market.

•	Industrial. Industrial castings are generally more complex and usually are produced in higher volumes than municipal castings. OEMs and their tier-one suppliers have been demanding more complex parts principally to reduce their own labor costs by using fewer parts to manufacture the same finished product or assembly and by using parts that require less subsequent processing before being considered a finished product. We primarily sell our industrial castings to OEMs and tier-one suppliers with whom we have established close working relationships. For the average industrial casting, 12 to 18 months typically elapse between the completed design phase and full production, and the resulting product life cycle of a typical industrial casting in the markets we serve is quite long, in many cases over 10 years. The industrial markets we serve are characterized by long-term customer relationships, reinforced by close cooperation in product development. We employ a dedicated industrial casting sales force organized by facility. In addition to supporting on-going customer relationships, our sales force also works with customers’ engineers and procurement representatives as well as with our engineers, manufacturing managers and quality assurance representatives throughout all stages of the production process to ensure that the final product consistently meets or exceeds the specifications of our customers.

Forgings Segment (8% of 2006 Net Sales)

Our forgings segment, operated by Mercer, produces complex-shaped forged steel and micro alloy components for use in transportation, railroad, mining and heavy industrial applications. Forged steel components are commonly used in applications where parts require the highest levels of strength and where welding is a consideration, such as components for tracked vehicles, fifth wheel hitches and mining equipment. In forging, we use purchased steel bar stock that is sized, heated and pressed into the desired shape. We sell directly to OEMs as well as their tier-one suppliers. We produce hundreds of individually forged components and have developed specialized expertise in forgings of micro alloy steel, offering enhanced properties to our customers. Mercer’s primary customers include manufacturers of components and assemblies for heavy-duty trucks, railroad equipment and construction equipment. Mercer’s sales organization sells directly to end-users and OEMs by developing strong customer relationships through responsive engineering capability, dependable quality and reliable delivery performance.

Competitive Strengths

We believe that the following factors have contributed to our success.

•	Leadership position in relatively stable municipal market. We are one of the leading suppliers of castings to the domestic municipal products market and, we believe, one of only two national suppliers, with approximately 15,000 customers in all 50 states and over 6,000 part numbers shipped every year. Approximately 40% of the individual part numbers we shipped last year for the municipal market were in quantities of fewer than 10 pieces, which we believe creates a significant barrier to entry. We also believe that we are the only manufacturer that has invested in the unique patterns required to make many of these specific products, resulting in significant barriers to entry.

•	Significant customer dependence on Neenah. The patterns for municipal products seldom become obsolete and have been developed to various state and municipality specifications. These patterns are 100% owned by us. As a market leader, our municipal castings are often specified as the standard in municipal contracts. Although the patterns for industrial castings are owned by the customer and not the foundry, industrial patterns are not readily transferable to other foundries without, in most cases, significant additional investment. We estimate that we have historically retained throughout the product life cycle over 95% of the industrial patterns that we have been awarded. We believe we have the only tooling for a significant majority of our industrial products by net sales.

•	Large and experienced sales and marketing force. Neenah has one of the largest sales and marketing forces serving the U.S. heavy municipal end-user market. We also employ a dedicated industrial casting sales force organized by facility. Our sales force supports ongoing customer relationships, and works with customers’ engineers and procurement representatives as well as our own engineers, manufacturing management and quality assurance representatives throughout all stages of the production process to ensure that the final product consistently meets or exceeds the specifications of our customers. This team approach, consisting of sales, marketing, manufacturing, engineering and quality assurance efforts, is an integral part of our marketing strategy. In addition, our 14 distribution and sales centers around the U.S. provide our municipal products customers with readily available castings to meet their needs.

•	Focused manufacturing facilities with an emphasis on quality and implementation of lean manufacturing concepts. We operate 10 focused manufacturing facilities in six states. We focus our facilities on the specific markets and market segments that they are best suited to serve, creating what we believe to be an efficient process flow which enables us to provide superior products to each of our chosen markets. We continuously focus on productivity gains by improving upon the individual steps of the casting process, which enables us to produce castings in low and medium volume quantities on high volume, cost-effective molding equipment. With a major focus on implementing lean manufacturing and Six Sigma, we are continuously striving for improvement of operations and personnel, emphasizing defect prevention, safety and the reduction of variation and waste in all areas.

•	Value-added machining capabilities. Through our four machining facilities, we are able to deliver a machined product to many of our customers, capturing a greater share of the value chain and ensuring a closer working relationship. The casting machining process can contribute significantly to the value of the end-product, in particular in certain custom situations where high-value specialized machining is required. We continually evaluate opportunities to increase our value-added machining services.

•	Experienced and well-respected senior management team. Our senior management team provides a depth and continuity of experience in the casting industry.

Business Strategy

We are focused on increasing stakeholder value through the continued growth of our business, improvement of our profit margins and continually providing our customers with the highest levels of product quality and customer service. Key elements of our strategy are outlined below.

•	Continued penetration of core markets. We seek to optimize our competitive position in heavy municipal and industrial castings through separate strategies tailored to the specific needs of each business. We expect to grow and leverage the strength and stability of the municipal business by continuing to expand our participation in markets already served and by augmenting our cost competitive capacity through the installation of a new state-of-the-art mold line for larger, low volume castings, which we expect will enhance production efficiencies, increase capacity and provide expanded molding capabilities. We intend to further develop selected areas of the industrial business, such as construction and agricultural products, and further our relationships with existing customers through production of more complex industrial castings, while seeking out selected new customers. Additionally, industry consolidation has resulted in a significant reduction in the number of foundries and a rise in the share of production by the remaining foundries. We continue to capitalize on on-going consolidation by taking advantage of opportunities created by the closing of weak, inefficient foundries.

•	Deepen and expand customer relationships. We focus on creating close working relationships with our customers by developing multiple points of contact throughout their organizations. In addition to supporting on-going customer relationships, our sales force also works with customers’ engineers and procurement representatives as well as with our own engineers, manufacturing managers and quality assurance representatives throughout all stages of the production process to ensure that the final product consistently meets or exceeds the specifications of our customers. Since we are the sole-source supplier for the majority of the products that we provide to our industrial customers, we intend to expand those relationships by continuing to participate in the development and production of more complex industrial castings, while seeking out selected new customers who would value our capabilities and performance reputation, technical ability and high level of quality and service.

•	Value-added focus. Our ability to provide value-added machining enhances the value of the products we produce and is a competitive advantage as it positions us as a vital link in each customer’s supply chain by providing customers with a single source alternative that reduces supply chain costs and shortens lead times. Customers are increasingly requesting that foundries supply machined components as it reduces handling as well as their cost to process. We focus on value-added precision machined components involving highly specialized and complex processes and, in some cases, difficult to machine materials. We are currently working to further increase our market position by expanding our value-adding machining capacity and our austempered ductile iron capabilities.

•	Continuous efficiency gains and cost reductions. We continually seek ways to reduce our operating costs and increase our manufacturing productivity. We believe that a combination of pricing adjustments and cost savings has mitigated the impact of cost creep over the last two years. To further this objective, we have undertaken the following:

•	Installation of a new mold line at Neenah to replace our 40-year-old line. We are proceeding with a $54 million capital project to install a state-of-the-art mold line to replace a 40-year-old mold line at our Neenah facility. We believe this new mold line, which is expected to be operational in early calendar 2008, will substantially improve our cost position on selected new and existing municipal parts, will substantially increase our capacity and molding capabilities, and will be the most capable mold line for parts of this nature in North America.

•	Fully integrate lean manufacturing concepts. We have incorporated and expect to continue to incorporate efficiencies in our operations through the implementation of lean manufacturing.

•	Centralized procurement of major raw materials and certain services through our head office in order to generate purchasing economies of scale. We work closely with companies that are cost competitive and with which we have long-term relationships, providing us with competitive pricing and helping to assure us supply when raw material availability is limited.

The Refinancing Transactions

On December 29, 2006, we successfully completed a tender offer and consent solicitation for all of our outstanding 11% Senior Secured Notes due 2010. We also entered into an amended and restated $100 million revolving credit loan and security agreement, which we sometimes refer to as the 2006 Credit Facility, to replace our existing bank credit facility. In connection with these transactions, we issued $75 million of a new series of senior subordinated notes in a private placement to Tontine Capital Partners, L.P. (“Tontine”), the controlling shareholder of ACP Holding Company, our ultimate parent company, in exchange for $75 million of our outstanding 13% Senior Subordinated Notes due 2013 (the “13% Notes”), and on February 2, 2007, we redeemed all of the remaining 13% Notes at a price of 100% of their principal amount plus accrued and unpaid interest. These transactions, together with the issuance of the Original Notes, are collectively referred to as the “Refinancing Transactions.” See “Use of Refinancing Proceeds.”

Recent Developments

William Barrett, Chief Executive Officer, President and Chairman of the Board of Directors of Neenah Foundry Company and its parent, ACP Holding Company, has conveyed to our Board of Directors his desire to transition into the role of Executive Chairman of the Company by the end of the year. Accordingly, the Company has initiated a search for a successor to Mr. Barrett as President and Chief Executive Officer. Mr. Barrett expects to remain in his current position until a successor is found and then proceed with an orderly transition into his new role. Mr. Barrett will retain his position as Chairman of the Board, and in his new role of Executive Chairman he will remain actively involved in helping to develop corporate strategy, maintaining key relationships with suppliers and investors, and focusing on specific projects and assignments.

Other Information

Tontine acquired a controlling interest in ACP Holding Company on May 25, 2006. Tontine is a Delaware limited partnership which operates as a private investment partnership. Its investment objective is to achieve superior after-tax capital appreciation through investments that primarily focus on small capitalization companies, emphasizing a value investment approach.

Neenah Foundry Company is a Wisconsin corporation and ACP Holding Company is a Delaware corporation. Our principal offices are located at 2121 Brooks Avenue, Neenah, Wisconsin 54957. Our telephone number is (920) 725-7000. Our web site address is www.nfco.com. The information on our web site is not part of this prospectus.

The Exchange Offer

Purpose of Exchange	We sold the Original Notes in a private offering that was not registered under the Securities Act. In connection with that offering, we and the initial purchaser entered into a Registration Rights Agreement dated as of December 29, 2006 (the “Registration Rights Agreement”) for the benefit of holders of the Original Notes, which is an exhibit to the registration statement of which this prospectus is a part, providing for, among other things, the Exchange Offer. The Exchange Offer is intended to make the Exchange Notes freely transferable by the holders without registration or any prospectus delivery requirements under the Securities Act, except that a “dealer” or any “affiliate” of a “dealer” (as those terms are defined under the Securities Act) who exchanges Original Notes held for its own account will be required to deliver copies of this prospectus in connection with any resale of the Exchange Notes issued in exchange for those Original Notes. See “The Exchange Offer — Purposes and Effects of the Exchange Offer” and “Plan of Distribution.”

The Exchange Offer	We are offering to exchange pursuant to the Exchange Offer up to $225 million aggregate principal amount of our new 9 1/2% Senior Secured Notes Due 2017 (the “Exchange Notes”) for $225 million aggregate principal amount of our outstanding 9 1/2% Senior Secured Notes Due 2017 (the “Original Notes”). We sometimes refer to the Original Notes and the Exchange Notes collectively as the “notes.” The terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate, maturity and collateral) to the terms of the Original Notes, except that the Exchange Notes are freely transferable by the holders (other than as described in this prospectus), are not subject to any covenant regarding registration under the Securities Act and will not have the right to earn additional interest in the event of a failure to register the Exchange Notes. See “The Exchange Offer — Terms of the Exchange Offer” and “The Exchange Offer — Procedures for Tendering.” The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.

Expiration Date	The Exchange Offer will expire at 5:00 p.m., New York City time on , 2007, unless extended (the “Expiration Date”).

Conditions of the Exchange Offer	Our obligation to consummate the Exchange Offer is subject to certain conditions. We will not be required to accept for exchange any Original Notes tendered and may terminate the Exchange Offer before acceptance of any Original Notes if, among other things, legal actions or proceedings are instituted that challenge or seek to prohibit the Exchange Offer or there shall have been proposed, adopted or enacted any law, statute or regulation materially impairing our ability to proceed with the Exchange Offer. See “The Exchange Offer — Conditions of the Exchange Offer.” We reserve the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any of the conditions.

Procedures for Tendering Original Notes	To accept the Exchange Offer, you must complete, sign and date the letter of transmittal, or a facsimile of it, in accordance with the instructions in this prospectus and contained in the letter of transmittal, and mail or otherwise deliver the letter of transmittal or a facsimile of it, together with the Original Notes and any other required documentation to the exchange agent (the “Exchange Agent”) at the address set forth in this prospectus. Physical delivery of the Original Notes is not required if confirmation of a book-entry transfer of the Original Notes to the Exchange Agent’s account at The Depository Trust Company (“DTC” or the “Depository”) is timely delivered. By executing the letter of transmittal, you represent to us that:

• you are acquiring the Exchange Notes in the ordinary course of business,

• you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of the Original Notes or the Exchange Notes within the meaning of the Securities Act, and

• you are not an “affiliate” of Neenah as defined under the Securities Act, or if you are an affiliate, that you will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable.

In addition, each broker or dealer that receives Exchange Notes for its own account in exchange for any Original Notes that were acquired by the broker or dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See “The Exchange Offer — Procedures for Tendering” and “Plan of Distribution.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose Original Notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If the Original Notes are in certificated form and you are a beneficial owner who wishes to tender on the registered holder’s behalf, prior to completing and executing the letter of transmittal and delivering the Original Notes, you must either make appropriate arrangements to register ownership of the Original Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See “The Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your Original Notes in the Exchange Offer but your Original Notes are not immediately available for delivery or other documentation cannot be completed by the Expiration Date, you may still tender your shares by completing, signing and delivering the letter of transmittal and any other documents required by the letter of transmittal to the Exchange Agent prior to the Expiration Date and tendering your Original Notes according to the guaranteed delivery procedures set forth in “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights	You may withdraw your tenders at any time prior to 5:00 p.m. New York City time on the Expiration Date. See “The Exchange Offer — Withdrawal of Tenders.”

Acceptance of Original Notes and Delivery of Exchange Notes	We will accept for exchange any and all Original Notes that are properly tendered to the Exchange Agent prior to 5:00 p.m. New York City time on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See “The Exchange Offer — Terms of the Exchange Offer.”

Exchange Agent	The Bank of New York Trust Company, N.A., is serving as the Exchange Agent in connection with the Exchange Offer. See “The Exchange Offer — Exchange Agent.”

Tax Consequences	For a summary of certain federal income tax consequences of ownership of the notes, the exchange of Original Notes for Exchange Notes and the disposition of notes, see “Material United States Federal Income Tax Consequences.”

Effect on Holders of the Original Notes	As a result of making this Exchange Offer, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of this Exchange Offer, we will have fulfilled some of our obligations contained in the Registration Rights Agreement and, accordingly, we will not be obligated to pay additional interest on the Original Notes pursuant to the Registration Rights Agreement. Holders of Original Notes who do not tender their Original Notes will continue to be entitled to all the rights and limitations applicable thereto under the Indenture dated as of December 29, 2006, among Neenah, its subsidiaries (the Guarantors), and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), relating to the Original Notes and the Exchange Notes (the “Indenture”), except for any rights under the Indenture or the Registration Rights Agreement which by their terms terminate or cease to be effective as a result of our making and accepting for exchange all validly tendered Original Notes pursuant to the Exchange Offer. All Original Notes that remain outstanding will continue to be subject to the restrictions on transfer provided for in the Original Notes and the Indenture. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for Original Notes could be adversely affected.

Use of Proceeds	There will be no cash proceeds to Neenah from the exchange pursuant to the Exchange Offer. We used most of the net proceeds from the sale of the Original Notes and our concurrent private exchange of new senior subordinated notes to repurchase our outstanding senior secured notes, redeem our outstanding senior subordinated notes and refinance our credit facility. We intend to use the remaining proceeds for general business purposes, including payments with respect to our new mold line. See “Use of Refinancing Proceeds.”

Terms of the Notes

The Exchange Offer applies to the entire $225.0 million principal amount of Original Notes that are outstanding. The terms of the Exchange Notes are identical in all material respects to the Original Notes, except for certain transfer restrictions and registration and other rights relating to the exchange of the Original Notes for Exchange Notes. The Exchange Notes will evidence the same debt as the Original Notes and will be governed by the same Indenture under which the Original Notes were issued. See “Description of the Notes.”

Issuer	Neenah Foundry Company, a Wisconsin corporation.

Securities Offered	$225,000,000 aggregate principal amount of 9 1/2% Senior Secured Notes due 2017.

Maturity	The Original Notes and the Exchange Notes will all mature on January 1, 2017.

Interest	The Original Notes accrue interest and the Exchange Notes will accrue interest from December 29, 2006 at a rate of 9 1/2% per annum. We will pay interest on the notes semi-annually in arrears on January 1 and July 1 of each year, starting on July 1, 2007.

Guarantees	The Original Notes are or will be and the Exchange Notes will be fully and unconditionally guaranteed by all of our existing and future direct and indirect wholly-owned domestic restricted subsidiaries and any other restricted subsidiary that guarantees our other debt. See “Description of the Notes — Guarantees” and “— Subsidiary Guarantees.”

Ranking	The Original Notes are and the Exchange Notes will be our and the guarantors’ senior secured obligations and will:

• rank senior in right of payment to our and the guarantors’ future debt and other obligations that expressly provide for their subordination to the notes and the note guarantees; and

• rank equally in right of payment to all of our and the guarantors’ existing and future unsubordinated debt and effectively senior to all of our and the guarantors’ unsecured debt to the extent of the value of the collateral.

After giving effect to the offering of the Original Notes, the related refinancings and the application of the net proceeds therefrom as described under “Use of Refinancing Proceeds”, at December 31, 2006, we and the guarantors had approximately $226.6 million of secured indebtedness outstanding, consisting of approximately $1.6 million of capital lease obligations and $225.0 million of notes. In addition, the issuer and the guarantors had approximately $100.0 million of undrawn borrowing capacity (approximately $85.3 million of availability) under our 2006 Credit Facility (the “2006 Credit Facility”) secured by a first-priority lien on the secondary collateral (as defined below).

Collateral	The Original Notes are and the Exchange Notes will be secured by a first-priority lien (subject to exceptions specified in the applicable security documents) on substantially all the assets (other than the secondary collateral referred to below) that we and the guarantors owned on the date of the Indenture or thereafter acquire. We refer to the collateral under the first-priority lien as the primary collateral. In addition, the Original Notes are and the Exchange Notes and the guarantees will be secured by a second-priority lien on our and the guarantors’ accounts receivable, inventory, casting patterns and core boxes, business interruption insurance policies, inter-company loans (to the extent funded with proceeds of loans under our 2006 Credit Facility), cash and deposit accounts (other than proceeds of primary collateral) and related assets, and any proceeds of the foregoing, that is junior to the lien securing the 2006 Credit Facility.

In this prospectus, we refer to the collateral under the second-priority lien as the secondary collateral and, together with the primary collateral, the collateral. The Indenture permits us, under specified circumstances, to grant additional liens on the collateral.

Holders of the notes will not be entitled to receive any proceeds from any realization on the secondary collateral until the obligations secured by the first-priority liens on the secondary collateral are paid in full. In addition, proceeds from non-ordinary course dispositions of assets constituting secondary collateral may be used to repay the obligations secured by the first priority liens on the secondary collateral before they would be used to repay the notes.

Intercreditor Agreement	The Trustee under the Indenture governing the notes and the agent under the 2006 Credit Facility have entered into an intercreditor agreement as to the relative priorities of their respective security interests in our assets securing the notes and borrowings under the 2006 Credit Facility and certain other matters relating to the administration of security interests. The second-priority lien does not entitle holders of the notes to take any action whatsoever with respect to the secondary collateral at any time when first-priority liens on the secondary collateral are outstanding unless and until the agent under the 2006 Credit Facility fails to take steps to exercise remedies with respect to or in connection with the secondary collateral within 120 days following notice to the agent of the occurrence of an event of default under the Indenture for the notes. The material terms of the intercreditor agreement are set forth under “Description of the Notes — Security — Intercreditor Agreement.”

Optional Redemption	Beginning on January 1, 2012, we may redeem some or all of the notes at the redemption prices listed under “Description of the Notes — Optional Redemption” plus accrued and unpaid interest on the notes to the date of redemption.

Optional Redemption After Certain Equity Offerings	At any time (which may be more than once) before January 1, 2010, we may choose to redeem up to 35% of the notes at a redemption price equal to 109.5% of the face amount thereof, plus accrued and unpaid interest on the notes to the date of redemption, with proceeds that we raise in one or more equity offerings, as long as at least 65% of the aggregate principal amount of the notes remains outstanding afterwards. See “Description of the Notes — Optional Redemption.”

Change of Control	Upon the occurrence of a change of control, you will have the right, as holders of the notes, to require us to repurchase some or all of your notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date. See “Description of the Notes — Certain Covenants — Repurchase of Notes Upon a Change of Control.”

Restrictive Covenants	The Indenture governing the notes contains covenants limiting our ability and the ability of our restricted subsidiaries to:

• incur additional debt or issue certain preferred shares;

• pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

• make certain investments;

• sell certain assets;

• create liens on certain assets to secure debt;

• consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

• enter into certain transactions with our affiliates; and

• designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Notes.”

Exchange Offer; Registration Rights	In the Registration Rights Agreement executed as part of the offering of the Original Notes, we agreed to file an exchange offer registration statement with the SEC within 90 days after the issue date of the Original Notes (i.e., by March 29, 2007) and to use commercially reasonable best efforts to have the exchange offer registration statement declared effective by the SEC within 210 days after the issue date (i.e., by July 27, 2007). We also agreed to file a shelf registration statement under certain circumstances. If we are obligated to file a shelf registration statement, we have agreed to file the shelf registration statement with the SEC within 90 days after the filing obligation arises and to use commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC within 210 days after that obligation arises.

If we fail to meet these targets (a “registration default”), the annual interest rate on the notes will increase by 0.25%. The annual interest rate on the notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.00% per year over the 9 1/2% per year rate that is otherwise applicable. If the registration default is corrected, the applicable interest rate on the notes will return to the original level.

If we must pay additional interest, we will pay it to you in cash on the same dates that we make other interest payments on the notes, until the registration default is corrected.

This offering of the Exchange Notes is being made, and the registration statement of which this prospectus is a part has been filed with the SEC, to satisfy some of these requirements of the Registration Rights Agreement. See “The Exchange Offer — Consequences of Failure to Exchange.”

Transfer Restrictions	The Original Notes have not been registered under the Securities Act, are subject to restrictions on transfer and may only be offered or sold in transactions exempt from or not subject to the registration requirements of the Securities Act. The Exchange Notes have been registered under the Securities Act and will not be subject to those transfer restrictions.

No Prior Market	The Original Notes are and the Exchange Notes will be new securities for which there is currently no market. Although the initial purchaser has informed us that it intends to make a market in the Original Notes and, if issued, in the Exchange Notes, it is not obligated to do so and it may discontinue market making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the Original Notes (and, if issued, the Exchange Notes) will develop or be maintained.

Listing	The Original Notes are eligible for trading in The PORTALsm Market. We do not intend to apply for a listing of the Original Notes or the Exchange Notes on any securities exchange or any automated dealer quotation system.

Risk Factors

You should consider carefully the information set forth in the section of this prospectus entitled “Risk Factors” beginning on page 14 and all other information provided to you in this prospectus in deciding whether to exchange your Original Notes for Exchange Notes.

Summary Consolidated Financial Data

The following table sets forth our selected historical consolidated financial data as of and for the three months ended December 31, 2006 and 2005, which have been derived from our unaudited interim condensed consolidated financial statements, and as of and for the years ended September 30, 2006, 2005, 2004, 2003 and 2002, which have been derived from our audited consolidated financial statements. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

The information contained in the following table should also be read in conjunction with the “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical consolidated financial statements and related notes included herein.

	Reorganized(1)					Predecessor(1)
	Three Months Ended
	December 31,		Fiscal Year Ended September 30,
	2006	2005	2006	2005	2004	2003(2)	2002(2)(3)
	(In thousands)

Statement of Operations Data:
Net sales	$117,342	$121,714	$542,452	$541,772	$450,942	$375,063	$387,707
Cost of sales	98,717	102,624	442,558	440,818	375,124	321,834	323,740

Gross profit	18,625	19,090	99,894	100,954	75,818	53,229	63,967
Selling, general and administrative expenses	8,442	7,959	34,314	34,467	27,374	26,132	28,743
Litigation settlement	—	—	—	—	6,500	—	—
Amortization expense	1,780	1,780	7,120	7,124	7,121	3,819	3,829
Provision for impairment of assets	—	—	—	—	—	—	74
Debt refinancing costs	20,429	—	—	—	—	—	—
Other expenses (income)	(39)	(5)	127	953	465	195	544

Operating income (loss)	(11,987)	9,356	58,333	51,910	40,858	23,083	30,777
Interest expense, net	8,223	8,225	33,327	33,406	33,363	46,620	42,647
Income (loss) from continuing operations	(12,332)	720	16,149	15,095	3,614	(22,870)	(5,953)
Net income (loss)	$(12,332)	$720	$16,149	$15,095	$3,255	$(25,561)	$(47,703)

Balance Sheet Data (at end of period):
Working capital	$121,236	$63,674	$74,019	$62,937	$49,918	$102,866	$65,050
Total assets	441,748	393,399	410,920	412,555	407,440	536,834	569,388
Total debt	326,591 (4)	276,377	265,416	271,754	283,801	439,357	451,432
Total stockholder’s equity (deficit)	26,854	18,073	39,186	17,353	8,784	(39,016)	(12,146)
Other Financial Data:
Capital expenditures	$8,448	$3,405	$17,803	$17,572	$12,713	$11,900	$9,055
Supplemental Data:
Ratio of earnings to fixed charges(5)	N/A	1.13	1.73	1.54	1.22	N/A	N/A

(1)	On August 5, 2003, ACP Holding Company and Neenah filed for bankruptcy protection. They emerged from bankruptcy on October 8, 2003. Although the Plan of Reorganization became effective on October 8, 2003 (the “Effective Date”), due to the immateriality of the results of operations for the period between

October 1, 2003 and the Effective Date, for financial reporting purposes we recorded the fresh-start adjustments necessitated by the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” (“SOP 90-7”) on October 1, 2003. As a result of our emergence from Chapter 11 bankruptcy and the application of fresh-start reporting, our consolidated financial statements for the periods commencing on October 1, 2003 are referred to as the “Reorganized Company” and are not comparable with any periods prior to October 1, 2003, which are referred to as the “Predecessor Company”. All references to the three months ended December 31, 2006 and 2005 and to the years ended September 30, 2006, 2005 and 2004 are to the Reorganized Company. All references to the years ended September 30, 2003 and 2002 are to the Predecessor Company.

(2)	During the year ended September 30, 2003, we sold substantially all of the assets of Belcher Corporation. The results of Belcher Corporation have been reported separately as discontinued operations for all periods presented.

(3)	During the year ended September 30, 2002, we discontinued the operations of Cast Alloys. The results of Cast Alloys have been reported separately as discontinued operations for all periods presented.

(4)	Includes $25 million of our 13% Notes that were called for redemption on December 29, 2006 but remained outstanding on December 31, 2006 after the exchange for the 12 1/2% Notes. At December 31, 2006, funds to redeem the remaining 13% Notes, plus accrued interest, were held in a restricted cash account deposited with the trustee. Those remaining 13% Notes were redeemed on February 2, 2007.

(5)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and a portion of rental expense that management believes is representative of the interest component of rental expense. Earnings were insufficient to cover fixed charges for the three months ended December 31, 2006 and for the years ended September 30, 2003 and 2002 by $20.2 million, $31.4 million and $11.9 million, respectively.

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus, including our financial statements and the related notes, before deciding whether to exchange your Original Notes for Exchange Notes. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. If any of the following risks materialize, our business, financial condition or results of operations could be materially and adversely affected. In that case, you may lose some or all of your investment.

Risk Factors Related to Our Business

A relatively small number of customers account for a substantial portion of our revenues. The loss of one or more of them could adversely affect our net sales.

A few large customers generate a significant amount of our net sales.

•	Sales to our largest customer and entities related to such customer accounted for approximately 10% of our total net sales for the fiscal year ended September 30, 2006.

•	Sales to our top five customers and entities related to such customers accounted for approximately 31% of our total net sales for the fiscal year ended September 30, 2006.

The loss of one or more of these large customers, therefore, could adversely affect our net sales. We do not generally have long-term contracts with our customers and we also do not own the patterns used to produce industrial castings. As a result, our customers could switch to other suppliers at any time. If our customers should move production of their products outside the United States, they would likely attempt to find local suppliers for the components they purchase from us.

Certain of our largest industrial customers, particularly in the heavy-duty truck market, are experiencing financial challenges. For example, on March 3, 2006, Dana Corporation (“Dana”), our largest customer, filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. As a result, we estimate that the Company will lose approximately $0.1 million of the $4.7 million that Dana owed us at the time of Dana’s bankruptcy filing. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments.” Although we are an important supplier to many of our customers, there can be no assurance that we would be designated an “essential supplier” or “critical vendor” (as we were by Dana) if any of our other major customers becomes a debtor in bankruptcy, and the loss of any of our major customers could adversely affect our net sales.

Decreases in demand for heavy-duty trucks, HVAC equipment, construction or farm equipment or other end markets could have a significant impact on our profitability, cash flows and ability to service our indebtedness.

Our company has historically experienced industry cyclicality in most of our industrial markets, including the truck and farm equipment markets. These industries and markets fluctuate in response to factors that are beyond our control, such as general economic conditions, interest rates, federal and state regulations, consumer spending, fuel costs and our customers’ inventory levels and production rates. These major markets will likely continue to experience such fluctuations. A downturn in one or more of these markets could reduce demand for, and prices of, our products. Such a downturn in one or more of these major markets could have a significant negative impact on sales of our products, which could lower our profitability, cash flows, and ability to service our indebtedness. Historically, our heavy municipal business has been less cyclical than our industrial markets. We have historically experienced some cyclicality in the heavy municipal market as sales of municipal products are influenced by, among other things, public spending and the state of the new housing market.

Due to new emissions standards that took effect on January 1, 2007, heavy-duty truck production is expected to decline significantly beginning early in calendar 2007, as many customers accelerated purchases to 2006, artificially increasing 2006 sales to this segment. Additional emissions regulations are scheduled to take effect in calendar 2010, which may have a similar effect of accelerating sales to 2009. In addition, housing starts are expected to decline further in calendar 2007, reflecting softness in the overall housing sector. As a result, we are now experiencing a decline in our sales into these end-markets, and we expect our sales to these end-markets to further deteriorate in fiscal 2007 from fiscal 2006 levels, which will lower our profitability and cash flows.

Our market share may be adversely impacted at any time by a significant number of competitors.

The markets in which we compete are highly competitive and are expected to remain so. The foundry industry overall has excess capacity, which exerts downward pressure on prices of our products. We may be unable to maintain or improve our competitive position in the markets in which we compete. Although quality of product, range of capability, level of service and reliability of delivery are important factors in selecting foundry suppliers, we are also forced to compete on price. We compete with numerous domestic and some foreign foundries. Although our castings are manufactured from ductile and gray iron, we also compete in our industrial markets with several manufacturers whose products are made with other materials, such as steel or aluminum. Industry consolidation over the past 20 years has significantly reduced the number of foundries operating in the United States. While such consolidation has translated into greater market share for the remaining foundries, some of these remaining foundries have significantly greater financial resources than we do and may be better able to sustain periods of decreased demand or increased pricing pressure. At the same time, the prices of products imported from foreign foundries, particularly from China, India, Mexico and South America, are generally lower than the prices we charge to our customers. Countervailing duties and/or anti-dumping orders on imports currently apply to China, Brazil, Mexico and Canada, and any reduction thereof could increase foreign competition. Furthermore, despite the reduction in the number of domestic operating foundries, total production capacity continues to exceed demand. Any of these factors could impede our ability to remain competitive in the markets in which we operate.

International economic and political factors could affect demand for products which could impact our financial condition and results of operations.

Our operations may be affected by actions of foreign governments and global or regional economic developments. Global economic events, such as foreign countries’ import/export policies, the cost of complying with environmental regulations or currency fluctuations, could also affect the level of U.S. imports and exports, thereby affecting our sales. Foreign subsidies, foreign trade agreements and each country’s adherence to the terms of such agreements can raise or lower demand for castings produced by us and other U.S. foundries. National and international boycotts and embargoes of other countries’ or U.S. imports and/or exports together with the raising or lowering of tariff rates could affect the level of competition between us and our foreign competitors. If the value of the U.S. dollar strengthens against other currencies, imports to the United States may increase and put downward pressure on the prices of our products, which may adversely affect our sales, margins and profitability. Such actions or developments could have a material adverse effect on our business, financial condition and results of operations.

Increases in the price or interruptions in the availability of raw materials and energy could reduce our profits.

The costs and availability of raw materials and energy represent significant factors in the operations of our business. As a result of domestic and international events, the prices and availability of our key raw materials and energy fluctuate. We have single-source, just-in-time arrangements with many of our suppliers for the major raw materials that we use. If a single-source supplier were to become unable or unwilling to furnish us with essential materials for any reason, that could impair our ability to manufacture some of our products. Potential causes of such interruptions could include, among others, any casualty, labor unrest, or regulatory problems of the supplier, or a change in ownership of a supplier leading to subsequent business decisions that do not align with our own business interests. The owner of our coke supplier recently announced that it is considering strategic alternatives relating to this supplier. Should there be a change in control of this supplier, the terms and conditions of our current supply arrangements with this supplier could be impacted, possibly causing us to consider other alternatives. Also, the failure of these single-source arrangements to result in the most highly competitive prices for raw materials could increase our cost of sales and lower our profit. If our raw material or energy costs increase, we may not be able to pass these higher costs on to our customers in full or at all.

Of all the varying costs of raw materials, fluctuations in the cost of steel scrap impact our business the most. The cost for steel scrap is subject to market forces that are unpredictable and largely beyond our control, including demand by U.S. and international foundries, freight costs and speculation. Although we have arrangements with our industrial customers that enable us to adjust industrial casting prices to reflect steel scrap cost fluctuations, these adjustments lag behind the current cost of steel scrap during periods of rapidly rising or falling steel scrap costs because these adjustments are generally based on average market costs for prior periods. Thus, our profitability could be negatively impacted if we are unable to pass along increases in the cost of steel scrap to our customers effectively.

We may incur potential product liability and recall costs.

We are subject to the risk of exposure to product liability and product recall claims in the event any of our products results in property damage, personal injury or death, or does not conform to specifications. We may not be able to continue to maintain suitable and adequate insurance on acceptable terms that will provide adequate protection against potential liabilities. In addition, if any of our products proves to be defective, we may be required to participate in a recall involving such products. A successful claim brought against us in excess of available insurance coverage, if any, or a requirement to participate in a major product recall, could have a material adverse effect on our business, results of operations or financial condition.

Litigation against us could be costly and time consuming to defend.

We and our subsidiaries are regularly subject to legal proceedings and claims that arise in the ordinary course of business. We are presently disputing a claim from an investment bank for $3.34 million in fees allegedly arising from Tontine’s acquisition of control of the Company in May 2006. We are also subject to workers’ compensation claims (including those related to silicosis), employment disputes, unfair labor practice charges, customer and supplier disputes, product liability claims and contractual disputes related to warranties and guarantees arising out of the conduct of our business. Litigation may result in substantial costs and may divert management’s attention and resources, which could adversely affect our business, results of operations or financial condition.

The departure of key personnel could adversely affect our operations.

The success of our business depends upon our senior management closely supervising all aspects of our business. We believe our senior management has technological and manufacturing experience that is important to the metal casting and forging business. The loss of such key personnel could have a material adverse effect on our operations if we were unable to attract and retain qualified replacements.

In addition, we have from time to time experienced difficulty hiring enough skilled employees with the necessary expertise to build the products ordered by our customers in the metal casting and forging business. An inability to hire and retain such employees could have a material adverse effect on our operations.

The seasonal nature of our business could impact our business, financial condition and results of operations.

Our business is seasonal. Therefore, our quarterly revenues and profits historically have been lower during the first and second fiscal quarters of the year (October through March) and higher during the third and fourth fiscal quarters (April through September). In addition, our working capital requirements fluctuate throughout the year. Adverse market or operating conditions during any seasonal part of the fiscal year could have a material adverse effect on our business, financial condition and results of operations.

We face the risk of work stoppages or other labor disruptions that could impact our results of operations negatively.

As of September 30, 2006, approximately 81% of our workforce consisted of hourly employees, and of those approximately 81% are represented by unions. Nearly all of the hourly employees at Neenah, Dalton, Advanced Cast Products and Mercer are members of either the United Steelworkers of America or the Glass, Molders, Pottery, Plastics and Allied Workers International Union. As a result, we could experience work stoppages or other labor disruptions. If this were to occur, we may not be able to satisfy our customers’ orders on a timely basis.

The nature of our business exposes us to liability for violations of environmental regulations and releases of hazardous substances.

The risk of environmental liability is inherent in the manufacturing of casting and forging products. We are subject to numerous laws and regulations governing, among other things: discharges to air, water and land; the generation, handling and disposal of solid and hazardous waste; the cleanup of properties affected by hazardous substances; and the health and safety of our employees. Changes in environmental laws and regulations, or the discovery of previously unknown contamination or other liabilities relating to our properties and operations, could require us to sustain significant environmental liabilities which could make it difficult to pay the interest or principal amount of the notes when due. In addition, we might incur significant capital and other costs to comply with increasingly stringent emission control laws and enforcement policies which could decrease our cash flow available to service our indebtedness. We are also required to obtain permits from governmental authorities for certain operations. We cannot assure you that we have been or will be at all times in complete compliance with such laws, regulations and permits. If we violate or fail to comply with these laws, regulations or permits, we could be fined or otherwise sanctioned by regulators.

Under certain environmental laws, we could be held responsible for all of the costs relating to any contamination at our past or present facilities and at third party waste disposal sites. We could also be held liable for any and all consequences arising out of human exposure to such substances or other environmental damage.

Environmental laws are complex, change frequently and have tended to become increasingly stringent over time. We incur operating costs and capital expenditures on an ongoing basis to ensure our compliance with applicable environmental laws and regulations. We cannot assure you that our costs of complying with current and future environmental and health and safety laws and regulations, and our liabilities arising from past or future releases of, or exposure to, hazardous substances will not adversely affect our business, results of operations or financial condition. See “Business — Environmental Matters.”

Failure to raise necessary capital could restrict our ability to operate and further develop our business.

Our capital resources may be insufficient to enable us to maintain operating profitability. Failure to generate or raise sufficient funds may require us to delay or abandon some expansion plans or expenditures, which could harm our business and competitive position.

We estimate that our aggregate expenditure requirements in fiscal 2007 will include projected costs of:

•	approximately $22.0 million primarily for necessary maintenance capital expenditures and selected strategic capital investments required to maintain optimum operating efficiencies, not including the new mold line described elsewhere herein;

•	approximately $32.2 million for the new mold line (of the total cost of approximately $54 million); and

•	approximately $30.8 million for debt service on the notes and the 12 1/2% Notes plus any additional interest expense from amounts outstanding under the 2006 Credit Facility.

In addition, we will require funds for general corporate expenses, other expenses (including pension expenses discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Contractual Obligations”), certain environmental capital expenditures and for working capital fluctuations.

We may choose to meet any additional financial needs by borrowing additional funds under the 2006 Credit Facility or from other sources. As of December 31, 2006, after the Refinancing Transactions, we had no borrowings and approximately $85.3 million of availability under our 2006 Credit Facility. Our ability to issue debt securities, borrow funds from additional lenders and participate in vendor financing programs are restricted under the terms of the 2006 Credit Facility and the indenture governing the notes. Furthermore, the lenders may not waive these restrictions if additional financing is needed beyond that which is currently permitted. If we cannot raise additional funding, we may not be able to make payments on the notes.

We may not achieve the expected benefits of our new mold line on a timely basis or at all.

As part of our business strategy, we are proceeding with a $54 million capital project to replace an existing mold line at our Neenah facility. We expect the new mold line to become operational in early calendar 2008. Following the Refinancing Transactions, we believe we have access to sufficient funds to support this project. However, similar to other large capital expenditure projects, we are at risk to many factors beyond our control that may prevent or hinder our implementation of the new mold line or lead to cost overruns, including new or more expensive obligations to comply with environmental regulations, technical or mechanical problems, construction delays, shortages of equipment, materials or skilled labor, lack of available capital and other factors. Even if we effectively implement this project, we may not be able to capitalize on the additional capacity the mold line will provide, which may result in sales or profitability at lower levels than anticipated. Failure to successfully implement this business strategy on a timely basis or at all may adversely affect our business prospects and results of operations.

Our controlling shareholder may have interests that differ from your interests as a debtholder.

Nearly half of the outstanding stock of our parent corporation, ACP Holding Company, and a majority of such stock on a fully-diluted basis, is owned by Tontine. As a result, Tontine controls ACP’s and our affairs, including the election of directors who in turn appoint management for both us and ACP. Tontine controls any action requiring the approval of the holders of stock of our parent corporation, including adoption of amendments to its corporate charter and approval of a merger or sale of all or substantially all assets. It also controls decisions affecting our capital structure, such as decisions regarding the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. The interests of Tontine and the other equity holders may not in all cases be aligned with yours as a holder of notes. For example, the equity holders may have an interest in pursuing acquisitions, divestitures, financings and other transactions that, in their judgment, could enhance their equity investments, even though those transactions might involve risks to you as a holder of the notes. Additionally, Tontine is in the business of investing in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Tontine may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

Terrorist attacks could adversely affect our results of operations, our ability to raise capital or our future growth.

The impact that terrorist attacks, such as those carried out on September 11, 2001, and the war in Iraq, as well as events occurring in response to or in connection with them, may have on our industry in general, and on us in particular, is unknown at this time. Such attacks, and the uncertainty surrounding them, may impact our operations in unpredictable ways, including disruptions of rail lines, highways and fuel supplies and the possibility that our facilities could be direct targets of, or indirect casualties of, an act of terror. In addition, war or risk of war may also have an adverse effect on the economy. A decline in economic activity could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital. Such attacks may lead to increased volatility in fuel costs and availability and could affect the results of operations. In addition, the insurance premiums charged for some or all of the coverages we currently maintain could increase dramatically, or the coverages could be unavailable in the future.

Our financial information before October 1, 2003 is not directly comparable to our financial information after that date.

As a result of the consummation of the Plan of Reorganization on October 8, 2003 (the “Effective Date”), we began operating our business under a new capital structure and became subject to the fresh-start reporting rules. Fresh-start reporting required that we establish a “fair value” basis for the carrying value of the assets and liabilities of our reorganized company. We implemented fresh-start reporting as of October 1, 2003. Accordingly, our financial condition and results of operations before October 1, 2003 are not directly comparable to the financial condition or results of operations after that date that are contained in this prospectus. See the financial statements and related footnotes included herein.

Risk Factors Related to an Investment in the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under these notes.

We have a significant amount of indebtedness. After closing the Refinancing Transactions and applying the net proceeds therefrom as described under “Use of Refinancing Proceeds”, at December 31, 2006 and excluding the 13% Notes that had been called for redemption, we and the guarantors had approximately $226.6 million of secured indebtedness outstanding, consisting of approximately $1.6 million of capital lease obligations, and $225.0 million of notes. We also have $75.0 million of 12 1/2% Notes (which are unsecured senior subordinated notes) outstanding. In addition, we and the guarantors had approximately $100.0 million of undrawn borrowing capacity (including approximately $85.3 million of availability) under the 2006 Credit Facility. Finally, we expect to further increase our overall debt by approximately $40 million within the next 24 months to fund the new mold line.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to these notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	increase our vulnerability to and limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	expose us to the risk of increased interest rates as borrowings under our 2006 Credit Facility will be subject to variable rates of interest;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

In addition, the indenture and our new 2006 Credit Facility contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

Despite our current substantial indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could intensify the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future because the terms of the indenture governing the notes and our new 2006 Credit Facility do not fully prohibit us or our subsidiaries from doing so. In addition, subject to covenant compliance and certain conditions, our new 2006 Credit Facility would have permitted borrowings of approximately $85.3 million on December 31, 2006, which was shortly after completion of the Refinancing Transactions. If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures, research and development efforts and other cash needs will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our 2006 Credit Facility or otherwise in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these notes, on or before the maturity thereof. We cannot assure you that we will be able to refinance any of our indebtedness, including our 2006 Credit Facility and these notes, on commercially reasonable terms or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms or at all.

If there is a default, the value of the collateral may not be sufficient to repay the holders of the notes.

The Original Notes are and the Exchange Notes will be our obligations and they are and will be fully and unconditionally guaranteed on a joint and several basis by each of the guarantors. The Original Notes are and the Exchange Notes will be secured by a first-priority lien on substantially all of our and the guarantors’ assets (other than accounts receivable, inventory, casting patterns and core boxes, business interruption insurance policies, inter-company loans (to the extent funded with proceeds of loans under our 2006 Credit Facility), cash and deposit accounts (other than proceeds of primary collateral) and related assets, and any proceeds of the foregoing) and a second-priority lien on our and the guarantors’ accounts receivable, inventory, casting patterns and core boxes, business interruption insurance policies, inter-company loans (to the extent funded with proceeds of loans under our 2006 Credit Facility), cash and deposit accounts (other than proceeds of primary collateral) and related assets, and any proceeds of the foregoing. The collateral securing the notes will be subject to any permitted liens whether arising on or after the date the notes are issued. The existence of any permitted liens could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this prospectus exceeds the principal amount of the debt secured thereby. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends. In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the notes and all other senior secured obligations, interest may cease to accrue on the notes from and after the date the bankruptcy petition is filed. We cannot assure you that the proceeds from the sale or sales of all of such collateral would be sufficient to satisfy the amounts due on the notes in the event of a default. If such proceeds were not sufficient to repay amounts due on the notes, then holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets.

The collateral has not been appraised in connection with this prospectus. As of December 31, 2006, the book value of the primary collateral was approximately $152.0 million, and the book value of the secondary collateral was approximately $152.3 million. Depending upon market and economic conditions and the availability of buyers, the sale value of the collateral may be substantially different from its book value.

In addition, the security interest of the collateral agent will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

Furthermore, the rights of the holders of the notes with respect to the secondary collateral securing the notes and the guarantees are limited pursuant to the terms of the intercreditor agreement. Under the terms of the intercreditor agreement, the holders of the notes have a second-priority interest in the secondary collateral. Accordingly, any proceeds received upon a realization of the secondary collateral securing the notes and the 2006 Credit Facility will be applied first to amounts due under the 2006 Credit Facility, and to pay certain administrative expenses before any amounts will be available to pay the notes. In addition, under the terms of the intercreditor agreement, the holders of the Original Notes have waived and holders of the Exchange Notes will waive certain rights normally accruing to secured creditors. See “Description of the Notes — Security — Intercreditor Agreement.”

We will be permitted to grant liens on the collateral for the benefit of other debtholders as well, which could reduce the amount available to satisfy our obligations to you.

The indenture permits us to grant specified liens on the collateral to secure other debt, subject to certain limits set forth in the indenture, and the amount of such debt that would rank equally with the lien granted to the noteholders could be substantial. Holders of the notes will be required to share the collateral upon foreclosure or bankruptcy with any other debtholders who have a lien on the collateral.

Bankruptcy laws may limit your ability to realize value from the collateral.

The right of the collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us or a guarantor before the collateral agent repossessed and disposed of the collateral. Upon the commencement of a case under the bankruptcy code, a secured creditor such as the collateral agent is prohibited from repossessing its security from a debtor, or from disposing of security repossessed from such a debtor, without bankruptcy court approval, which may not be given. Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.

In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary power of a bankruptcy court, it is impossible to predict:

•	how long payments under the notes could be delayed following commencement of a bankruptcy case;

•	whether or when the collateral agent could repossess or dispose of the collateral;

•	the value of the collateral at the time of the bankruptcy petition; or

•	whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the notes may not be perfected with respect to the claims of the notes if the collateral agent is not able to take the actions necessary to perfect or maintain perfection any of these liens governing the notes. There can be no assurance that the lenders under the 2006 Credit Facility will have taken all actions necessary to create properly perfected security interests in the secondary collateral, which, as a result of the intercreditor agreement, may result in the loss of the priority of the security interest in favor of the noteholders to which they would have been entitled as a result of such non-perfection. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. We and the guarantors have limited obligations to perfect the noteholders’ security interest in specified collateral. There can be no assurance that the trustee or the collateral agent for the notes will monitor, or that we will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the notes against third parties.

Any future pledge of collateral might be avoidable in bankruptcy.

Any future pledge of collateral in favor of the collateral agent for the notes, including pursuant to security documents delivered after the date of the indenture governing the notes, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

The terms of our debt impose restrictions on us that may affect our ability to successfully operate our business and make payments on the notes.

Our 2006 Credit Facility and the indenture governing the notes contain covenants that limit our actions. These covenants could materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities that may be in our best interests. The covenants limit our ability to, among other things:

•	incur or guarantee additional indebtedness;

•	pay dividends or make other distributions on capital stock;

•	repurchase capital stock;

•	make loans and investments;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	create liens;

•	sell or otherwise dispose of assets;

•	enter new lines of business;

•	merge or consolidate with other entities; and

•	engage in transactions with affiliates.

Our 2006 Credit Facility also contains financial covenants. Our ability to comply with these covenants and requirements may be affected by events beyond our control, such as prevailing economic conditions and changes in regulations, and if such events occur, we cannot be sure that we will be able to comply. A breach of these covenants could result in a default under the indenture governing the notes and/or the 2006 Credit Facility. If there were an event of default under the indenture for the notes and/or the 2006 Credit Facility, holders of such defaulted debt could cause all amounts borrowed under these instruments to be due and payable immediately and the lenders under the 2006 Credit Facility could terminate their commitments to lend. Additionally, if we fail to repay the debt under the 2006 Credit Facility when it becomes due, the lenders under the 2006 Credit Facility could proceed against the secondary collateral. In that event, any proceeds received upon a realization of such collateral would be applied first to amounts due under the 2006 Credit Facility before any proceeds would be available to make payments on the notes. We cannot assure you that our assets or cash flow will be sufficient to repay borrowings under the outstanding debt instruments in the event of a default thereunder.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes and 12 1/2% Notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the notes and 12 1/2% Notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes and 12 1/2% Notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes and 12 1/2% Notes that are tendered upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes and 12 1/2% Notes. Our failure to repurchase the notes and 12 1/2% Notes upon a change of control would cause a default under the indenture governing the notes and a cross-default under the 2006 Credit Facility. The 2006 Credit Facility also provides that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

Federal and state fraudulent transfer laws may permit a court to void the guarantees.

Federal and state fraudulent transfer and conveyance statutes may apply to the incurrence of the guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the guarantees could be voided as a fraudulent transfer or conveyance if (1) any of the guarantors incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) any of the guarantors received less than reasonably equivalent value or fair consideration in return for incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	such guarantor was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

•	the incurrence of the guarantee left such guarantors with an unreasonably small amount of capital to carry on the business;

•	such guarantor intended to, or believed that such guarantor would, incur debts beyond such guarantor’s ability to pay as they mature; or

•	such guarantor was a defendant in an action for money damages, or had a judgment for money damages docketed against such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

If a court were to find that the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under such guarantee or subordinate such guarantee to presently existing and future indebtedness of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt, which could result in acceleration of that debt.

The guarantees could be subject to the claim that, since the guarantees were incurred for our benefit, and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. We cannot be certain as to the standards a court would use to determine whether or not the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to any of the guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Federal and state environmental laws may decrease the value of the collateral securing the notes and may result in you being liable for environmental cleanup costs at our facilities.

The notes and guarantees are secured by liens on real property that may be subject to both known and unforeseen environmental risks, and these risks may reduce or eliminate the value of the real property pledged as collateral for the notes or adversely affect the ability of the debtor to repay the notes. See “— The nature of our business exposes us to liability for violations of environmental regulations and releases of hazardous substances” and “Business — Environmental Matters.”

Moreover, under federal and certain state environmental laws, a secured lender may be liable for its debtor’s environmental matters if the lender or its agents or employees have actually participated in the management of the operations of the debtor, even though the environmental damage or threat was caused by a third party. Under federal environmental laws, “participation in management” requires actual participation in, and not merely the capacity to influence, the operations of the subject facility. This would generally require that the lender has exercised control with respect to environmental compliance or over all or substantially all of the non-environmental operational functions. Similarly, when a secured lender forecloses and takes title to a contaminated facility or property, the lender could become liable for the contamination depending on the circumstances.

Before taking some actions, the trustee may request that you provide for its reimbursement for any of its costs, expenses and liabilities. Cleanup costs could become a liability of the trustee, and, if you agreed to provide for the trustee’s costs, expenses and liabilities, you could be required to help repay those costs. You may agree to indemnify the trustee for its costs, expenses and liabilities before you or the trustee knows what those amounts ultimately will be. If you agreed to this indemnification without appropriate limitations, you could be required to pay the trustee an amount that is greater than the amount you paid for the notes.

In addition, rather than acting through the trustee, you may in some circumstances act directly to pursue a remedy under the indenture. If you exercise that right, you could be considered to be a lender and be subject to the risks discussed above.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

There is currently no public market for the Original Notes. The Exchange Notes are a new issue of securities for which there is no established public market. We do not intend to have the notes listed on a national securities exchange or included in any automated quotation system. The Original Notes are eligible for trading by “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, in The PORTALsm Market, but the Exchange Notes will not be eligible for trading in that market. The Original Notes have not been registered under the Securities Act or any state securities laws and, unless registered, may not be sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The initial purchaser has advised us that it intends to make a market in the notes, as permitted by applicable laws and regulations; however, the initial purchaser is not obligated to make a market in any of the Original Notes or the Exchange Notes, and it may discontinue its market-making activities at any time without notice. Therefore, we cannot assure you that an active market for any of the notes will develop or, if developed, that it will continue. Historically, the market for non-investment-grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for any of the notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Risk Factors Related to the Exchange Offer

You must carefully follow the required procedures in order to exchange your Original Notes.

The Exchange Notes will be issued in exchange for Original Notes only after timely receipt by the Exchange Agent of a duly executed letter of transmittal and all other required documents. Therefore, if you wish to tender your Original Notes, you must allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor we have any duty to notify you of defects or irregularities with respect to tenders of Original Notes for exchange. Any holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker or dealer that receives Exchange Notes for its own account in exchange for Original Notes that were acquired in market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See “Plan of Distribution.”

If you do not exchange Original Notes for Exchange Notes, transfer restrictions will continue and trading of the Original Notes may be adversely affected.

The Original Notes have not been registered under the Securities Act and are subject to substantial restrictions on transfer. Original Notes that are not tendered for exchange for Exchange Notes or are tendered but are not accepted will, following completion of the Exchange Offer, continue to be subject to existing restrictions upon transfers. We do not currently expect to register the Original Notes for resales under the Securities Act. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for Original Notes could be adversely affected. See “The Exchange Offer — Consequences of Failure to Exchange.”

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges are set forth below for the periods indicated:

	Reorganized					Predecessor
	For the Three
	Months Ended
	December 31,		For the Years Ended September 30,
	2006	2005	2006	2005	2004	2003	2002
	(In thousands)

Earnings to fixed charges calculation(1)
Income (loss) from continuing operations before income taxes	$(20,210)	$1,131	$25,006	$18,504	$7,495	$(31,411)	$(11,870)
Fixed charges	8,472	8,473	34,384	34,392	34,392	48,407	44,515

	$(11,738)	$9,604	$59,390	$52,896	$41,887	$16,996	$32,645

Fixed charges:
Interest expense	$8,228	$8,229	$33,410	$33,419	$33,392	$47,445	$43,466
Interest portion of rent expense	244	244	974	973	1,000	962	1,049

	$8,472	$8,473	$34,384	$34,392	$34,392	$48,407	$44,515

Ratio of earnings to fixed charges(2)	N/A	1.13	1.73	1.54	1.22	N/A	N/A

(1)	For purposes of the computation, the ratio of earnings to fixed charges has been calculated by dividing (a) income from continuing operations before income taxes plus fixed charges by (b) fixed charges. Fixed charges are equal to interest expense, amortization of deferred financing fees plus the portion of the rent expense estimated to represent interest.

(2)	Earnings were insufficient to cover fixed charges for the three months ended December 31, 2006 and for the years ended September 30, 2003 and 2002 by $20.2 million, $31.4 million and $11.9 million, respectively.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We sold the Original Notes on December 29, 2006 to the initial purchaser, who resold the Original Notes to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in a private offering. In the Registration Rights Agreement, we agreed to file with the SEC a registration statement (the “Exchange Registration Statement”) with respect to an offer to exchange the Original Notes for Exchange Notes within 90 days following the issuance of the Original Notes (i.e., by March 29, 2007). In addition, we agreed to use our best efforts to cause the Exchange Registration Statement to become effective under the Securities Act no later than 210 days after the issuance of the Original Notes (i.e., by July 27, 2007) and to offer the Exchange Notes pursuant to the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

This prospectus is a part of the Exchange Registration Statement that we have filed with the SEC. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy our obligations thereunder. Upon completion of the Exchange Offer, we generally will not be required to file any registration statement to register any outstanding Original Notes. If you do not tender your Original Notes or your Original Notes are tendered but not accepted, you generally will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if you wish to sell your Original Notes.

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties unrelated to Neenah Foundry, we believe that you may offer for resale, resell or otherwise transfer the Exchange Notes issued to you, unless you are an “affiliate” of Neenah Foundry within the meaning of Rule 405 under the Securities Act and except as set forth in the next paragraph, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you acquire the Exchange Notes in the ordinary course of business and you are not engaged, do not intend to engage, and have no arrangement or understanding with any person to engage, in the distribution of the Exchange Notes.

If you participate in the Exchange Offer for the purpose of distributing securities in a manner not permitted by the SEC’s interpretation, (a) the position of the staff of the SEC enunciated in the interpretive letters is inapplicable to you and (b) you are required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See “Plan of Distribution.”

The Exchange Offer is not being made to you, and you may not participate in the Exchange Offer in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities laws of that jurisdiction. Prior to the Exchange Offer, however, we will use our best efforts to register or qualify the Exchange Notes for offer and sale under the securities laws of any jurisdictions necessary to permit completion of the Exchange Offer and do any and all other acts or things necessary or advisable to enable the offer and sale of the Exchange Notes in those jurisdictions.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept any and all Original Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. We will issue up to $225 million aggregate principal amount of Exchange Notes in exchange for a like principal amount of outstanding Original Notes that are validly tendered and accepted in the Exchange Offer. Subject to the conditions of the Exchange Offer described below, we will accept any and all Original Notes that are validly tendered. You may tender some or all of your Original Notes pursuant to the Exchange Offer.

The Exchange Offer is not conditioned upon any number of Original Notes being tendered.

The form and terms of the Exchange Notes will be the same in all material respects as the form and terms of the Original Notes, except that the Exchange Notes will be registered under the Securities Act and hence will not bear legends restricting their transfer. In addition, the Exchange Notes will not have the right to earn additional interest under the Indenture or the Registration Rights Agreement. The Exchange Notes will not represent additional indebtedness of Neenah Foundry and will be entitled to the benefits of the Indenture, which is the same Indenture under which the Original Notes were issued.

Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid on the Original Notes or, if no interest has been paid, from December 29, 2006. Accordingly, registered holders of Exchange Notes on the relevant record date for the first interest payment date following the completion of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from December 29, 2006. Original Notes accepted for exchange will cease to accrue interest from and after the date the Exchange Offer closes. If your Original Notes are accepted for exchange, you will not receive any payment in respect of interest on the Original Notes for which the record date occurs on or after the date of completion of the Exchange Offer.

You do not have any appraisal or dissenters’ rights under the Indenture in connection with the Exchange Offer. We intend to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement. If you do not tender for exchange or if your tender is not accepted, the Original Notes will remain outstanding and you will be entitled to the benefits of the Indenture, but generally will not be entitled to any registration rights under the Registration Rights Agreement.

We will be deemed to have accepted validly tendered Original Notes when, as and if we have given oral or written notice of acceptance to the Exchange Agent for the Exchange Offer. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, we will return the certificates (if any) for the unaccepted Original Notes to the tendering holder of that note, without expense, as promptly as practicable after the Expiration Date.

If you tender your Original Notes in the Exchange Offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Original Notes pursuant to the Exchange Offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See “Fees and Expenses” below.

Conditions of the Exchange Offer

Notwithstanding any other term of the Exchange Offer, we will not be required to accept for exchange any Original Notes tendered and may terminate or amend the Exchange Offer as provided herein before the acceptance of any Original Notes, if any of the following conditions exist:

•	the Exchange Notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act, and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the Exchange Offer, or the making of any exchange by a holder of Original Notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the Exchange Offer.

The foregoing conditions are for our sole benefit and may be asserted regardless of the circumstances giving rise to the conditions or may be waived by us in whole or in part at any time and from time to time in our sole discretion. If we waive or amend the foregoing conditions, we will, if required by applicable law, extend the Exchange Offer for a minimum of five business days from the date that we first give notice, by public announcement or otherwise, of such waiver or amendment, if the Exchange Offer would otherwise expire within that five business day period. Our determination concerning the events described above will be final and binding upon all parties.

Expiration Date; Extension; Termination; Amendments

The Exchange Offer will expire at 5:00 p.m., New York City time, on          , 2007, unless extended (the “Expiration Date”). We reserve the right to extend the Exchange Offer at our discretion, in which event the term “Expiration Date” shall mean the time and date on which the Exchange Offer as so extended shall expire. We will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement to that effect, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

We reserve the right, in our sole discretion, to:

•	delay accepting for exchange any Original Notes for Exchange Notes or to extend or terminate the Exchange Offer and not accept for exchange any Original Notes for Exchange Notes if any of the events set forth under the caption “Conditions of the Exchange Offer” occur and we do not waive the condition by giving oral or written notice of the delay or termination to the Exchange Agent, or

•	amend the terms of the Exchange Offer in any manner.

Any delay in acceptance for exchange, extension or amendment will be followed as promptly as practicable by a public announcement of the delay. If we amend the Exchange Offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of Original Notes of the amendment and we will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders of the Original Notes, if the Exchange Offer would otherwise expire during that five to ten business day period. The rights we have reserved in this paragraph are in addition to our rights set forth under the caption “Conditions of the Exchange Offer.”

Procedures For Tendering

Only a holder of Original Notes may tender them in the Exchange Offer. To tender in the Exchange Offer, you must complete, sign and date the letter of transmittal, or a facsimile of it, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or the facsimile together with the Original Notes (unless the tender is being effected pursuant to the procedure for book entry transfer described below) and any other required documents to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

Any financial institution that is a participant in the Depository’s Book-Entry Transfer Facility system may make book-entry delivery of the Original Notes by causing the Depository to transfer the Original Notes into the Exchange Agent’s account in accordance with the Depository’s procedure for transfer. Although delivery of Original Notes may be effected through book-entry transfer into the Exchange Agent’s account at the Depository, the letter of transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its address set forth in “Exchange Agent” below prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of documents to the Depository in accordance with its procedures does not constitute delivery to the Exchange Agent.

If you tender an Original Note, and do not validly withdraw your tender, your actions will constitute an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of your Original Notes and the letter of transmittal and all other required documents to the Exchange Agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the Exchange Agent before the Expiration Date. No letter of transmittal or Original Note should be sent to Neenah Foundry; instead, they should be sent to the Exchange Agent. You may request that your broker, dealer, commercial bank, trust company or nominee effect the tender for you.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Original Notes are being tendered (a) by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or (b) for the account of an Eligible Institution. If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member of a signature guarantee program within the meaning of Rule 17Ad-15 under the Exchange Act (an “Eligible Institution”).

If the letter of transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless we waive it, evidence satisfactory to us of their authority to act must be submitted with the letter of transmittal.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Original Notes. Our determination will be final and binding. We reserve the absolute right to reject any and all Original Notes not properly tendered or any Original Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. Our interpretation of the terms and conditions of the Exchange Offer (including the instructions in the letter of transmittal) will be final and binding on all parties.

Unless waived, you must cure any defects or irregularities in connection with tenders of your Original Notes within a time period we will determine. Although we intend to request that the Exchange Agent notify you of defects or irregularities with respect to your tender of Original Notes, neither we, the Exchange Agent nor any other person will incur any liability for failure to give you any notification. Tenders of Original Notes will not be deemed to have been made until any defects or irregularities have been cured or waived. Any Original Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date.

In addition, we reserve the right in our sole discretion (subject to any limitations contained in the Indenture) (a) to purchase or make offers for any Original Notes that remain outstanding after the Expiration Date and (b) to the extent permitted by applicable law, to purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the Exchange Offer.

By tendering, you represent to us, among other things, that:

•	you are obtaining the Exchange Notes in the ordinary course of business whether or not you are the holder,

•	you do not have an arrangement or understanding with any person to participate in the distribution of the Exchange Notes, and

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of Neenah Foundry or, if you are an affiliate of Neenah Foundry, that you will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See “Plan of Distribution.”

Guaranteed Delivery Procedures

If you wish to tender your Original Notes and either your Original Notes are not immediately available, or you cannot deliver your Original Notes and other required documents to the Exchange Agent, or cannot complete the procedure for book-entry transfer prior to the Expiration Date, you may effect a tender if:

•	You make a tender through an Eligible Institution;

•	Prior to the Expiration Date, the Exchange Agent receives from the Eligible Institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) setting forth your name and address, the certificate number(s) of the Original Notes (if available) and the principal amount of Original Notes tendered together with a duly executed letter of transmittal (or a facsimile thereof), stating that the tender is being made thereby and guaranteeing that, within three business days after the Expiration Date, the certificate(s) representing the Original Notes to be tendered, in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent’s account at the Depository of Original Notes delivered electronically) and any other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

•	The certificate(s) representing all tendered Original Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent’s account at the Depository of Original Notes delivered electronically) and all other documents required by the letter of transmittal are received by the Exchange Agent within three business days after the Expiration Date.

Upon request to the Exchange Agent, you will be sent a notice of guaranteed delivery if you wish to tender your Original Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided herein, you may withdraw any tenders of Original Notes at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange.

For your withdrawal to be effective, the Exchange Agent must receive a written or facsimile transmission notice of withdrawal at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date, and prior to acceptance for exchange thereof by Neenah Foundry. Any notice of withdrawal must:

•	specify the name of the person having deposited the Original Notes to be withdrawn,

•	identify the Original Notes to be withdrawn (including the certificate number or numbers, if applicable, and principal amount of the Original Notes)

•	be signed by the depositor in the same manner as the original signature on the letter of transmittal by which the Original Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Original Notes register the transfer of the Original Notes into the name of the person withdrawing the tender, and

•	specify the name in which any Original Notes are to be registered, if different from that of the depositor.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices. This determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect to them unless the Original Notes so withdrawn are validly re-tendered. Any Original Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to you, without cost, as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. You may re-tender properly withdrawn Original Notes by following one of the procedures described above under “Procedures for Tender” at any time prior to the Expiration Date.

Fees and Expenses

We will bear the expenses of soliciting tenders pursuant to the Exchange Offer. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone or in person by our officers and regular employees and by officers and employees of our affiliates.

We have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. However, we will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the Original Notes and in handling or forwarding tenders for exchange. We will pay the other expenses incurred in connection with the Exchange Offer, including fees and expenses of the Trustee, accounting and legal fees and printing costs.

We will pay all transfer taxes, if any, applicable to the exchange of Original Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Original Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Original Notes tendered, or if tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of Original Notes pursuant to the Exchange Offer, then the amount of any transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of any taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed directly to the tendering holder.

Resale of Exchange Notes

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that, unless you are a broker-dealer or an affiliate of Neenah Foundry, you may offer for resale, resell or otherwise transfer the Exchange Notes issued to you pursuant to the Exchange Offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you acquire the Exchange Notes in the ordinary course of business and you do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes. If you are an affiliate of Neenah Foundry or if you tender in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes, you may not rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) and Morgan Stanley & Co., Incorporated (available June 5, 1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See “Plan of Distribution.”

By tendering in the Exchange Offer, you represent to us that, among other things:

•	you are obtaining the Exchange Notes in the ordinary course of business,

•	you do not have an arrangement or understanding with any person to participate in the distribution of the Exchange Notes, and

•	you acknowledge that if you participate in the Exchange Offer for the purpose of distributing the Exchange Notes,

•	you must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and you cannot rely on the no-action letters described above, and

•	your failure to comply with those requirements could result in you incurring liability under the Securities Act for which you are not indemnified by us.

Further, if you are an “affiliate” (as defined under Rule 405 of the Securities Act) of Neenah Foundry, by tendering in the Exchange Offer you will represent to us that you understand and acknowledge that the Exchange Notes may not be offered for resale, resold or otherwise transferred by you without registration under the Securities Act or an exemption from registration.

Consequences of Failure to Exchange

As a result of making this Exchange Offer, we will have fulfilled one of our obligations under the Registration Rights Agreement. You generally will not have any further registration rights under the Registration Rights Agreement or otherwise if you do not tender your Original Notes. Accordingly, if you do not exchange your Original Notes for Exchange Notes, you will continue to hold your untendered Original Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except to the extent of those rights or limitations that, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer (including the right to receive additional interest, under certain circumstances, as described under “Description of the Notes — Registration Rights; Exchange Offer.”

The Original Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, you may only resell the Original Notes:

•	to us (upon redemption thereof or otherwise),

•	pursuant to an effective registration statement under the Securities Act,

•	so long as the Original Notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of 144A,

•	outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act,

•	to an institutional accredited investor that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Original Notes (the form of which letter can be obtained from the Trustee), or

•	pursuant to another available exemption from the registration requirements of the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.

To the extent that any Original Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered Original Notes could be adversely affected. See “— Termination of Certain Rights.”

Termination of Certain Rights

You will not be entitled to certain rights under the Registration Rights Agreement following the completion of the Exchange Offer. The rights that generally will terminate are the rights:

•	to have Neenah Foundry file with the SEC and use its best efforts to have declared effective a shelf registration statement to cover resales of the Original Notes by the holders thereof, and

•	to receive additional interest as Additional Interest if the registration statement of which this prospectus is a part or the shelf registration statement are not filed with, or declared effective by, the SEC within certain specified time periods or the Exchange Offer is not consummated within a specified time period.

Other

Participation in the Exchange Offer is voluntary and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take.

No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this prospectus. If given or made, that information or those representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made pursuant to the Exchange Offer, will, under any circumstances, create any implication that there has been no change in our affairs or those of our subsidiaries since the respective dates as of which the information contained in this prospectus is given. The Exchange Offer is not being made to (and tenders will not be accepted from or on behalf of) holders of Original Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we intend to take any action we deem necessary to permit the completion of the Exchange Offer in any jurisdiction and to extend the Exchange Offer to holders of Original Notes in that jurisdiction.

We may in the future seek to acquire Original Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Original Notes that are not tendered in the Exchange Offer nor to file a registration statement to permit resales of any Original Notes except to the extent that we may be required to do so under the Registration Rights Agreement.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the Original Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes under generally accepted accounting principles.

Exchange Agent

The Bank of New York Trust Company, N.A. has been appointed as Exchange Agent for the Exchange Offer. All correspondence in connection with the Exchange Offer and the letter of transmittal should be addressed to the Exchange Agent, as follows:

By Mail, Hand or Overnight Courier:	For Information or Confirmation by Telephone:
Bank of New York Corporate Trust Department Reorganization Unit 101 Barclay Street — 7 East New York, NY 10286 Attention: Randolph Holder	(212) 815-5098 For Delivery by Fax (for Eligible Institutions only): (212) 298-1915

Requests for additional copies of this prospectus or the letter of transmittal should be directed to the Exchange Agent.

THE REFINANCING TRANSACTIONS

On December 29, 2006, we successfully completed a tender offer and consent solicitation for all of our outstanding 11% Senior Secured Notes due 2010 (the “11% Notes”). We also entered into an amended and restated $100.0 million revolving credit loan and security agreement, which we sometimes refer to as the 2006 Credit Facility, to replace our existing bank credit facility. As part of the refinancing transactions, we issued $75.0 million of a new series of senior subordinated notes in a private placement to Tontine Capital Partners, L.P. (“Tontine”), the controlling shareholder of ACP Holding Company, our ultimate parent company, in exchange for $75.0 million of our outstanding 13% Senior Subordinated Notes due 2013 (the “13% Notes”), and on February 2, 2007, we also redeemed all of the remaining 13% Notes at a price of 100% of their principal amount plus accrued and unpaid interest. These transactions, together with the issuance of the Original Notes, are collectively referred to as the “Refinancing Transactions.” See “Use of Refinancing Proceeds.”

USE OF REFINANCING PROCEEDS

The Exchange Offer is intended to satisfy certain agreements we made with the initial purchaser of the Original Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes offered in this prospectus. In consideration for issuing the Exchange Notes contemplated by this prospectus, we will receive the Original Notes in like principal amount, the form and terms of which are substantially the same as the form and terms of the Exchange Notes (which replace the Original Notes, except as otherwise described herein, and which represent the same indebtedness). The Original Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any increase or decrease in our indebtedness.

We received approximately $297.0 million of net proceeds from the offering of the Original Notes and the new 12 1/2% Notes (after deducting estimated fees and expenses of the Refinancing Transactions). We used $152.7 million of this amount to repurchase all of our outstanding 11% Notes, $100.3 million to fund the redemption or exchange of our outstanding 13% Notes and $22.9 million to repay outstanding amounts under our then existing credit facility. We will use the remaining proceeds for general corporate purposes, including capital expenditures for the new mold line described herein.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2006. This table should be read in conjunction with our consolidated financial statements and the related notes to the consolidated financial statements and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included elsewhere in this prospectus. All amounts are presented in thousands.

As of
December 31,
2006
(In thousands)

Cash and cash equivalents	$14,021
Restricted cash(1)	25,280

Total cash, cash equivalents and restricted cash	$39,301

Debt:
New credit facility	$—
9 1/2% Notes	225,000
12 1/2% Notes	75,000
13% Notes(1)	25,000
Capital lease obligations	1,591

Total debt	326,591
Total stockholder’s equity	26,854

Total capitalization	$353,445

(1)	On December 29, 2006, as part of the Refinancing Transactions, we called for redemption all $25 million of our 13% Notes that remained outstanding after the exchange for 12 1/2% Notes. At December 31, 2006, funds to redeem the $25 million of 13% Notes, plus accrued interest, were held in a restricted cash account and reflected on the December 31, 2006 balance sheet as “Restricted cash”; the $25 million of 13% Notes are reflected on the December 31, 2006 balance sheet as “Current portion of long-term debt.” Those remaining 13% Notes were redeemed on February 2, 2007.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected historical consolidated financial data as of and for the three months ended December 31, 2006 and 2005, which have been derived from our unaudited interim condensed consolidated financial statements, and as of and for the years ended September 30, 2006, 2005, 2004, 2003 and 2002, which have been derived from our audited consolidated financial statements. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

The information contained in the following table should also be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical consolidated financial statements and related notes included elsewhere in this prospectus.

	Reorganized(1)					Predecessor(1)
	Three Months Ended December 31,		Fiscal Year Ended September 30,
	2006	2005	2006	2005	2004	2003(2)	2002(2)(3)
	(In thousands)

Statement of Operations Data:
Net sales	$117,342	$121,714	$542,452	$541,772	$450,942	$375,063	$387,707
Cost of sales	98,717	102,624	442,558	440,818	375,124	321,834	323,740

Gross profit	18,625	19,090	99,894	100,954	75,818	53,229	63,967
Selling, general and administrative expenses	8,442	7,959	34,314	34,467	27,374	26,132	28,743
Litigation settlement	—	—	—	6,500	—	—	—
Amortization expense	1,780	1,780	7,120	7,124	7,121	3,819	3,829
Provision for impairment of assets	—	—	—	—	—	—	74
Debt refinancing costs	20,429	—	—	—	—	—	—
Other expenses (income)	(39)	(5)	127	953	465	195	544

Operating income (loss)	(11,987)	9,356	58,333	51,910	40,858	23,083	30,777
Interest expense, net	8,223	8,225	33,327	33,406	33,363	46,620	42,647
Reorganization expense	—	—	—	—	—	7,874	—

Income (loss) from continuing operations before income taxes	(20,210)	1,131	25,006	18,504	7,495	(31,411)	(11,870)
Provision (credit) for income taxes	(7,878)	411	8,857	3,409	3,881	(8,541)	(5,917)

Income (loss) from continuing operations	(12,332)	720	16,149	15,095	3,614	(22,870)	(5,953)
Loss from discontinued operations, net of income taxes	—	—	—	—	(359)	(1,095)	(41,750)
Loss on sale of discontinued operations, net of income taxes	—	—	—	—	—	(1,596)	—

Net income (loss)	$(12,332)	$720	$16,149	$15,095	$3,255	$(25,561)	$(47,703)

Balance Sheet Data (at end of period):
Cash and cash equivalents	$14,021	$—	$910	$3,484	$—	$24,356	$26,164
Working capital	121,236	63,674	74,019	62,937	49,918	102,866	65,050
Total assets	441,748	393,399	410,920	412,555	407,440	536,834	569,388
Total debt	326,591 (4)	276,377	265,416	271,754	283,801	439,357	451,432
Total stockholder’s equity (deficit)	26,854	18,073	39,186	17,353	8,784	(39,016)	(12,146)
Other Financial Data:
Capital expenditures	8,448	3,405	17,803	17,572	12,713	11,900	9,055
Supplemental Data:
Ratio of earnings to fixed charges(5)	N/A	1.13	1.73	1.54	1.22	N/A	N/A

(1)	On August 5, 2003, ACP, NFC, and Neenah filed for bankruptcy protection. They emerged from bankruptcy on October 8, 2003. Although the Plan of Reorganization became effective on October 8, 2003 (the “Effective Date”), due to the immateriality of the results of operations for the period between October 1, 2003 and the Effective Date, for financial reporting purposes we recorded the fresh-start adjustments necessitated by the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” on October 1, 2003. As a result of the gain on extinguishment of debt and adjustments to the fair value of assets and liabilities, we recognized a $43.9 million reorganization gain on October 1, 2003. As a result of our emergence from Chapter 11 bankruptcy and the application of fresh-start reporting, our consolidated financial statements for the periods commencing on October 1, 2003 are referred to as the “Reorganized Company” and are not comparable with any periods prior to October 1, 2003, which are referred to as the “Predecessor Company”. All references to the three months ended December 31, 2006 and 2005 and to the years ended September 30, 2006, 2005 and 2004 are to the Reorganized Company. All references to the years ended September 30, 2003 and 2002 are to the Predecessor Company.

(2)	During the year ended September 30, 2003, we sold substantially all of the assets of Belcher Corporation. The results of Belcher Corporation have been reported separately as discontinued operations for all periods presented.

(3)	During the year ended September 30, 2002, we discontinued the operations of Cast Alloys. The results of Cast Alloys have been reported separately as discontinued operations for all periods presented.

(4)	Includes $25 million of our 13% Notes that were called for redemption on December 29, 2006 but remained outstanding on December 31, 2006 after the exchange for the 12 1/2% Notes. At December 31, 2006, funds to redeem the remaining 13% Notes, plus accrued interest, were held in a restricted cash account deposited with the trustee. Those remaining 13% Notes were redeemed on February 2, 2007.

(5)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and a portion of rental expense that management believes is representative of the interest component of rental expense. Earnings were insufficient to cover fixed charges for the three months ended December 31, 2006 and for the years ended September 30, 2003 and 2002 by $20.2 million, $31.4 million and $11.9 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Due to the Company’s emergence from its Chapter 11 proceedings on October 8, 2003, the Company has implemented the “fresh start” accounting provisions of AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” (“SOP 90-7”) to its financial statements. Fresh start requires that, upon the Company’s emergence, the Company establish a “fair value” basis for the carrying value of the assets and liabilities for the reorganized Company. Although the effective date of the Plan of Reorganization was October 8, 2003, due to the immateriality of the results of operations for the period between October 1, 2003 and the effective date, the Company accounted for the consummation of the Plan of Reorganization as if it had occurred on October 1, 2003 and implemented fresh start accounting as of that date.

Overview

We derive substantially all of our revenue from manufacturing and marketing a wide range of iron castings and steel forgings for the heavy municipal market and selected segments of the industrial market. We have two reportable segments, castings and forgings. Through our castings segment, we are a leading producer of iron castings for use in heavy municipal and industrial applications. For heavy municipal market applications, we sell to state and local municipalities, contractors, precasters and supply houses. We primarily sell our industrial castings directly to OEMs and tier-one suppliers with whom we have established close working relationships. Through our forgings segment, operated by Mercer, we produce complex-shaped forged steel and micro alloy components for use in transportation, railroad, mining and heavy industrial applications. Mercer sells directly to OEMs, as well as to industrial end-users. Mercer’s subsidiary, A&M Specialties, Inc., machines forgings and castings for Mercer and various industrial customers. Restructuring charges and certain other expenses, such as income taxes, general corporate expenses and financing costs, are not allocated between our two operating segments.

Recent Developments

Refinancing Transactions.  On December 29, 2006, we repaid our outstanding indebtedness under our then existing credit facility, repurchased all $133.13 million of our outstanding 11% Senior Secured Notes due 2010 through an issuer tender offer, retired $75 million of our outstanding 13% Senior Subordinated Notes due 2013 (the “13% Notes”) by exchanging them for $75 million of our new 12 1/2% Senior Subordinated Notes due 2013 (the “12 1/2% Notes”) in a private transaction, and called for redemption all $25 million of our 13% Notes that remained outstanding after the exchange for 12 1/2% Notes. At December 31, 2006, funds to redeem the $25 million of 13% Notes, plus accrued interest, were held in a restricted cash account deposited with the trustee and reflected on the December 31, 2006 balance sheet as “Restricted cash”; the $25 million of 13% Notes are reflected on the December 31, 2006 balance sheet as “Current portion of long-term debt.” Those remaining 13% Notes were redeemed on February 2, 2007. To fund these payments and to provide cash for our capital expenditures, ongoing working capital requirements and general corporate purposes, we (a) issued $225 million of new 9 1/2% Senior Secured Notes due 2017 (the “9 1/2% Notes”) and the $75 million of 12 1/2% Notes and (b) entered into an amended and restated credit facility (the “2006 Credit Facility”) providing for borrowings in an amount of up to $100 million. We refer to these actions collectively as the Refinancing Transactions.

Expected Decline in Heavy-Duty Truck Production and New Housing Starts.  Due to new emissions standards that took effect on January 1, 2007, heavy-duty truck production is expected to decline significantly beginning early in calendar 2007, as many customers accelerated purchases in 2006, artificially increasing 2006 sales to customers in the heavy-duty truck market. Additional emissions regulations are scheduled to take effect in 2010, which may have a similar effect of accelerating sales to 2009. As a result, we expect our sales to this market to decline significantly in fiscal 2007 from fiscal 2006 levels. In addition, new housing starts are expected to decline further in calendar 2007, reflecting softness in the overall housing sector. As a result, sales of municipal products castings in fiscal 2007 are expected to be down moderately from fiscal 2006 levels.

New Mold Line.  We are proceeding with a $54 million capital project to replace a 40-year-old mold line at our Neenah facility. Our new state-of-the-art mold line is expected to significantly enhance operating efficiencies, increase capacity and provide expanded molding capabilities for our heavy municipal products. Based on our current and projected level of operations, we anticipate that our operating cash flows, existing cash balances and borrowings under the 2006 Credit Facility will be sufficient to fund this and other anticipated operational investments, including working capital and capital expenditure needs, over the two year construction timeframe. We expect the new mold line to become operational in early calendar 2008.

Order of Abatement at Gregg Facility.  We are presently operating the Gregg facility under the terms of an order of abatement with the California South Coast Air Quality Management District (SCAQMD). The order requires us to comply with certain operating parameters in an effort to reduce odors. Failure to operate within those parameters could result in the SCAQMD terminating operations at the Gregg facility. The current order expires on March 31, 2007. We believe we are in compliance with the testing and operating requirements mandated by the order and that our actions have resulted in a substantial reduction in the intensity and frequency of observable downwind odors. However, some neighborhood residents are vocal about the matter and are attempting to gather support to attempt to convince the SCAQMD to terminate our operations at Gregg.

Change of Control.  We experienced a change of control on May 25, 2006, when Tontine became the beneficial owner of more than a majority of the outstanding shares, on a fully-diluted basis, of our parent, ACP. The change of control required us to make change of control tender offers to purchase our 11% Notes and 13% Notes, with Tontine, as the Company’s designee, purchasing notes tendered pursuant to the offers. We have since exchanged the new 12 1/2% Notes for $75 million of the 13% Notes that were held by Tontine, and we have repurchased all of the 11% Notes and redeemed the remaining 13% Notes.

Major Customer Declares Bankruptcy.  On March 3, 2006, Dana Corporation, one of our major customers, filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. The total accounts receivable owed to us by Dana on March 3, 2006 were approximately $4.7 million. Total payments received from Dana in the 90 days preceding the bankruptcy filing were approximately $7.4 million. Sales to Dana accounted for approximately 6%, 6% and 5% of our net sales for the fiscal years ended September 30, 2006, 2005, and 2004, respectively. These amounts reflect our transactions directly with Dana and exclude Dana products supplied to machine shops, which are not owned by Dana but whose business sourcing is controlled by Dana. We negotiated a settlement with Dana and received partial payment of $3.9 million of the $4.7 million outstanding accounts receivable owed to us on March 3, 2006, and the majority of the remaining receivables were sold to a third party in October 2006 for $0.7 million.

2003 Reorganization

On August 5, 2003, we, together with ACP and NFC filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code, as amended, with the United States Bankruptcy Court for the District of Delaware and submitted to the Bankruptcy Court for approval the Disclosure Statement for our Amended Prepackaged Joint Chapter 11 Plan of Reorganization, which we call the Plan of Reorganization.

By order dated September 26, 2003, the Bankruptcy Court confirmed the Plan of Reorganization and the Plan of Reorganization became effective on October 8, 2003. October 8, 2003 is hereinafter referred to as the “Effective Date”. The Plan of Reorganization allowed us to emerge from bankruptcy with an improved capital structure. Because we had arranged to continue paying our trade debt on a timely basis, we had sufficient trade credit to continue operations in the ordinary course of business during the pendency of the Chapter 11 proceedings.

As a result of the Plan of Reorganization, significant changes resulted to our capital structure. Although the Plan of Reorganization became effective on October 8, 2003, due to the immateriality of the results of operations for the period between October 1, 2003 and the Effective Date, for financial reporting purposes we recorded the fresh-start adjustments necessitated by SOP 90-7 on October 1, 2003.

As a result of our emergence from Chapter 11 bankruptcy and the application of fresh-start reporting, our consolidated financial statements for the periods commencing on October 1, 2003 are referred to as the “Reorganized Company” and are not comparable with any periods prior to October 1, 2003, which are referred to as the “Predecessor Company” (see Note 1 in the Notes to Consolidated Financial Statements).

All references to the periods subsequent to October 1, 2003 are to the Reorganized Company. All references to periods prior to that date are to the Predecessor Company.

Results of Operations

Three Months Ended December 31, 2006 Compared to Three Months Ended December 31, 2005

Net Sales.  Net sales for the three months ended December 31, 2006 were $117.3 million, which are $4.4 million or 3.6% lower than the quarter ended December 31, 2005. The decrease was due to reduced shipments of products to the heating, ventilation and air conditioning (HVAC) market and municipal products, somewhat offset by increased shipments of heavy-duty truck products.

Cost of Sales.  Cost of sales for the three months ended December 31, 2006 was $98.7 million, a decrease of $3.9 million, or 3.8%, as compared to the quarter ended December 31, 2005. Cost of sales as a percentage of net sales decreased to 84.1% for the three months ended December 31, 2006 from 84.3% for the three months ended December 31, 2005, primarily as a result of decreased material costs.

Gross Profit.  Gross profit for the three months ended December 31, 2006 was $18.6 million, a decrease of $0.5 million, or 2.4%, as compared to the quarter ended December 31, 2005. Gross profit as a percentage of net sales increased to 15.9% for the three months ended December 31, 2006 from 15.7% for the three months ended December 31, 2005, primarily as a result of decreased material costs.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses for the three months ended December 31, 2006 were $8.4 million, an increase of $0.4 million, or 6.1%, as compared to the $8.0 million for the quarter ended December 31, 2005. Selling, general and administrative expenses as a percentage of net sales increased to 7.2% for the quarter ended December 31, 2006 from 6.5% for the quarter ended December 31, 2005. The increase in selling, general and administrative expenses is due mainly to a decrease in the rebate received from countervailing duties assessed on imported products and costs incurred to comply with the order of abatement at the Gregg facility.

Amortization of Intangible Assets.  Amortization of intangible assets was $1.8 million for the three months ended December 31, 2006 and 2005.

Debt Refinancing Costs.  The Company recorded $20.4 million of debt refinancing costs in the three months ended December 31, 2006 related to the Refinancing Transactions. This amount consisted of a $12.9 million tender premium paid to repurchase the 11% Senior Secured Notes due 2010, $5.9 million to write off the unamortized portion of discount on our 11% Senior Secured Notes and $1.6 million to write off the unamortized portion of deferred financing costs on our old indebtedness.

Operating Income (Loss).  Operating loss was $12.0 million for the three months ended December 31, 2006, a decrease of $21.4 million from operating income of $9.4 million for the quarter ended December 31, 2005. As a percentage of net sales, the operating loss was (10.2)% for the three months ended December 31, 2006, compared to operating income of 7.7% of net sales for the three months ended December 31, 2005. The decrease in operating income was primarily due to $20.4 million of refinancing costs incurred in connection with the Refinancing Transactions described above.

Net Interest Expense.  Net interest expense was $8.2 million for the three months ended December 31, 2006 compared to $8.2 million for the quarter ended December 31, 2005. Interest expense for the three months ended December 31, 2006 included amortization of bond discount of $0.4 million and amortization of deferred financing costs of $0.1 million.

Income Tax Provision (Benefit).  The effective tax rate for the three months ended December 31, 2006 and 2005 was 39% and 36%, respectively. The effective tax rate for the three months ended December 31, 2005 is slightly lower than the statutory rate due to the favorable resolution of an IRS tax audit.

Fiscal Year Ended September 30, 2006 Compared to the Fiscal Year Ended September 30, 2005

Net Sales.  Net sales for the year ended September 30, 2006 were $542.5 million, which was $0.7 million or 0.1% higher than the year ended September 30, 2005. The increase was due to increased shipments of heavy duty truck and municipal products, somewhat offset by reduced shipments of products to the HVAC (heating, ventilation and air conditioning) market and various normal mix changes within the remaining market segments of our business.

Cost of Sales.  Cost of sales was $442.6 million for the year ended September 30, 2006, which was $1.8 million or 0.4% higher than the year ended September 30, 2005. Cost of sales as a percentage of net sales increased to 81.6% during the year ended September 30, 2006 from 81.4% for the fiscal year ended September 30, 2005. The increase in cost of sales was due to a slightly less favorable mix of products sold throughout the Company and operating inefficiencies at two of our locations.

Gross Profit.  Gross profit was $99.9 million for the year ended September 30, 2006, which was $1.1 million or 1.1% lower than the year ended September 30, 2005. Gross profit as a percentage of net sales decreased to 18.4% during the year ended September 30, 2006 from 18.6% for the fiscal year ended September 30, 2005. The decrease in gross profit resulted from a slightly less favorable mix of products sold throughout the Company and operating inefficiencies at two of our locations.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses for the year ended September 30, 2006 were $34.3 million, a decrease of $0.2 million from the $34.5 million for the year ended September 30, 2005. As a percentage of net sales, selling, general and administrative expenses decreased to 6.3% for the year ended September 30, 2006 from 6.4% for the fiscal year ended September 30, 2005.

Amortization of Intangible Assets.  Amortization of intangible assets was $7.1 million for each of the years ended September 30, 2006 and September 30, 2005.

Other Expenses.  Other expenses for the years ended September 30, 2006 and 2005 consist of losses of $0.1 million and $1.0 million, respectively, for the disposal of long-lived assets in the ordinary course of business.

Operating Income.  Operating income was $58.3 million for the year ended September 30, 2006, an increase of $6.4 million or 12.3% from the year ended September 30, 2005. The increase was due to the $6.5 million litigation settlement incurred in the year ended September 30, 2005. As a percentage of net sales, operating income increased from 9.6% for the year ended September 30, 2005 to 10.7% for the year ended September 30, 2006.

Net Interest Expense.  Net interest expense was $33.3 million and $33.4 million for the years ended September 30, 2006 and 2005, respectively.

Provision for Income Taxes.  The effective tax rate for years ended September 30, 2006 and 2005 was 35% and 18%, respectively. The provision for income taxes for the year ended September 30, 2005 is lower than the amount computed by applying our statutory rate of 35% to the income before income taxes principally due to a change in the tax method of determining LIFO inventory and the recognition of permanent differences due to the reorganization. The change in tax method of determining LIFO inventory resulted in a tax benefit of $2.7 million, which increased fiscal 2005 net income by $2.7 million.

Fiscal Year Ended September 30, 2005 Compared to the Fiscal Year Ended September 30, 2004

Net Sales.  Net sales for the year ended September 30, 2005 were $541.8 million, which was $90.9 million or 20.2% higher than the year ended September 30, 2004. The increase was due to increased demand for industrial castings used in the heavy duty truck market, increased shipments of municipal products, higher pricing (including steel scrap cost recovery) on both industrial and construction castings, and new business at all locations.

Cost of Sales.  Cost of sales was $440.8 million for the year ended September 30, 2005, which was $65.7 million or 17.5% higher than the year ended September 30, 2004. Cost of sales as a percentage of net sales decreased to 81.4% during the year ended September 30, 2005 from 83.2% for the fiscal year ended September 30, 2004. The decrease in cost of sales as a percentage of net sales was due to efficiencies achieved by operating the manufacturing plants at higher capacity.

Gross Profit.  Gross profit was $101.0 million for the year ended September 30, 2005, which was $25.2 million or 33.2% higher than the year ended September 30, 2004. Gross profit as a percentage of net sales increased to 18.6% during the year ended September 30, 2005 from 16.8% for the fiscal year ended September 30, 2004. The majority of the increase in gross profit resulted from sales volume increases and the efficiencies achieved by operating the manufacturing plants at higher capacity.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses for the year ended September 30, 2005 were $34.5 million, an increase of $7.1 million from the $27.4 million for the year ended September 30, 2004. As a percentage of net sales, selling, general and administrative expenses increased to 6.4% for the year ended September 30, 2005 from 6.1% for the fiscal year ended September 30, 2004. The increase was due to increased expense for incentive plans based on improved profitability, the writeoff of a large accounts receivable balance of a customer who filed for Chapter 11 bankruptcy protection, a decrease in the rebate received from countervailing duties assessed on imported products, and increases in fringe benefit costs, specifically health care. Also, legal and professional costs increased in comparison to the prior year; however, the prior year cost level was abnormally low due to the majority of the 2004 legal and professional fees related to the bankruptcy reorganization, which were recorded in fresh start accounting.

Settlement of Litigation.  On November 22, 2004, Neenah entered into a letter of intent (“LOI”) with respect to a proposed management buyout of all the outstanding stock of our wholly owned subsidiary Mercer Forge Corporation (“Mercer”). The parties to the LOI, however, were unable to agree on the terms of a definitive agreement by the extended termination date of the LOI, which had lapsed. On January 24, 2005, JD Holdings, LLC (“JDH”), one of the counterparties to the LOI, filed a complaint in the United States District Court for the Southern District of New York against Neenah alleging, among other things, that Neenah breached the terms of the LOI by not consummating the sale of the stock of Mercer to JDH.

On August 5, 2005, the parties agreed to settle this matter. The settlement provided for a $6.5 million cash payment by the Company to JDH and the exchange of full and final releases by the parties on behalf of themselves and their respective members, officers, directors, affiliates and shareholders.

Amortization of Intangible Assets.  Amortization of intangible assets was $7.1 million for each of the years ended September 30, 2005 and September 30, 2004.

Other Expenses.  Other expenses for the years ended September 30, 2005 and 2004 consist of losses of $1.0 million and $0.5 million, respectively, for the disposal of long-lived assets in the ordinary course of business.

Operating Income.  Operating income was $51.9 million for the year ended September 30, 2005, an increase of $11.1 million or 27.1% from the year ended September 30, 2004. The increase was caused by the reasons discussed above under gross profit and was partially offset by the $6.5 million litigation settlement and increased selling, general and administrative expenses. As a percentage of net sales, operating income increased from 9.1% for the year ended September 30, 2004 to 9.6% for the year ended September 30, 2005.

Net Interest Expense.  Net interest expense was $33.4 million for each of the years ended September 30, 2005 and 2004.

Provision for Income Taxes.  The provision for income taxes for the year ended September 30, 2005 is lower than the amount computed by applying our statutory rate of 35% to the income before income taxes principally due to a change in the tax method of determining LIFO inventory and the recognition of permanent differences due to the reorganization. The change in tax method of determining LIFO inventory resulted in a tax benefit of $2.7 million, which increased fiscal 2005 net income by $2.7 million.

Liquidity and Capital Resources

As a result of the Refinancing Transactions, as of December 31, 2006 our only outstanding indebtedness for borrowed money (other than the $25 million of 13% Notes redeemed on February 2, 2007) consisted of our $225 million of outstanding 9 1/2% Notes and our $75 million of outstanding 12 1/2% Notes. At December 31, 2006, we also had cash and cash equivalents of $14.0 million. In addition, we had $25.3 million of restricted cash that we used to redeem the 13% Notes. Our primary sources of liquidity in the future will be cash flow from operations and funds available under our 2006 Credit Facility. We expect that ongoing requirements for debt service and capital expenditures will be funded from these sources of funds.

2006 Credit Facility.  The 2006 Credit Facility provides for borrowings in an amount up to $100 million and includes a provision permitting us from time to time to request increases (subject to the lenders’ consent) in the aggregate amount by up to $10 million with the increases to be funded through additional commitments from existing lenders or new commitments from financial institutions acceptable to the current lenders. It matures on December 31, 2011. Outstanding borrowings bear interest at rates based on the lenders’ Base Rate, as defined in the 2006 Credit Facility, or, if we so elect, at an adjusted rate based on LIBOR. Availability under the 2006 Credit Facility is subject to customary conditions and is limited by our borrowing base determined by the amount of our accounts receivable, inventory and casting patterns and core boxes. Amounts under the 2006 Credit Facility may be borrowed, repaid and reborrowed subject to the terms of the facility. At December 31, 2006, we had no borrowings and had remaining availability of $85.3 million under the 2006 Credit Facility.

Most of our wholly owned subsidiaries are co-borrowers under the 2006 Credit Facility and are jointly and severally liable with us for all obligations under the 2006 Credit Facility, subject to customary exceptions for transactions of this type. In addition, NFC Castings, Inc. (“NFC”), our immediate parent, and our remaining wholly owned subsidiaries jointly and severally guarantee the borrowers’ obligations under the 2006

Credit Facility, subject to customary exceptions for transactions of this type. The borrowers’ and guarantors’ obligations under the 2006 Credit Facility are secured by first priority liens, subject to customary restrictions, in our and the guarantors’ accounts receivable, inventory, casting patterns and core boxes, business interruption insurance policies, certain inter-company loans, cash and deposit accounts and related assets, subject to certain exceptions, and any proceeds of the foregoing, and by second priority liens (junior to the liens securing the 9 1/2% Notes) on substantially all of our and the guarantors’ remaining assets. The 9 1/2% Notes discussed below, and the guarantees in respect thereof, are equal in right of payment to the 2006 Credit Facility, and the guarantees in respect thereof.

The 2006 Credit Facility requires us to prepay outstanding principal amounts upon certain asset sales, upon certain equity offerings, and under certain other circumstances. It also requires us to observe certain customary conditions, affirmative covenants and negative covenants including financial covenants, and it requires us to maintain a specified minimum interest coverage ratio and specified fixed charge coverage ratio whenever our unused availability is less than $15 million. The 2006 Credit Facility also contains events of default customary for these types of facilities, including, without limitation, payment defaults, material misrepresentations, covenant defaults, bankruptcy and certain changes of ownership or control of the Company, NFC or ACP Holding Company, NFC’s immediate parent company. We are prohibited from paying dividends, with certain limited exceptions, and are restricted to a maximum yearly stock repurchase of $1 million.

At December 31, 2006, we are in compliance with existing bank covenants.

9 1/2% Notes.  The $225 million of outstanding 9 1/2% Notes will mature on January 1, 2017. The 9 1/2% Notes are fully and unconditionally guaranteed by our existing and certain future direct and indirect wholly-owned domestic restricted subsidiaries. The 9 1/2% Notes and the guarantees are secured by first-priority liens on substantially all of our and the guarantors’ assets (other than accounts receivable, inventory, casting patterns and core boxes, business interruption insurance policies, certain inter-company loans, cash and deposit accounts and related assets, subject to certain exceptions, and any proceeds of the foregoing) and by second-priority liens, junior to the liens for the benefit of the lenders under the 2006 Credit Facility, on our and the guarantors’ accounts receivable, inventory, casting patterns and core boxes, business interruption insurance policies, certain inter-company loans, cash and deposit accounts and related assets, subject to certain exceptions, and any proceeds of the foregoing. Interest on the 9 1/2% Notes is payable on a semi-annual basis. Subject to the restrictions in the 2006 Credit Facility, the 9 1/2% Notes are redeemable at our option in whole or in part at any time on or after January 1, 2012, at the redemption price specified in the indenture governing the 9 1/2% Notes (104.750% of the principal amount redeemed beginning January 1, 2012, 103.167% beginning January 1, 2013, 101.583% beginning January 1, 2014 and 100.000% beginning January 1, 2015 and thereafter), plus accrued and unpaid interest up to the redemption date. Subject to certain conditions, until January 1, 2010, we also have the right to redeem up to 35% of the 9 1/2% Notes with the proceeds of one or more equity offerings at a redemption price equal to 109.500% of the face amount thereof plus accrued and unpaid interest. Upon the occurrence of a “change of control” as defined in the indenture governing the notes, we are required to make an offer to purchase the 9 1/2% Notes at 101.000% of the outstanding principal amount thereof, plus accrued and unpaid interest up to the purchase date. The 9 1/2% Notes contain customary covenants typical to this type of financing, such as limitations on (1) indebtedness, (2) restricted payments, (3) liens, (4) distributions from restricted subsidiaries, (5) sale of assets, (6) affiliate transactions, (7) mergers and consolidations and (8) lines of business. The 9 1/2% Notes also contain customary events of default typical to this type of financing, such as (1) failure to pay principal and/or interest when due, (2) failure to observe covenants, (3) certain events of bankruptcy, (4) the rendering of certain judgments or (5) the loss of any guarantee.

12 1/2% Notes.  The $75 million of outstanding 12 1/2% Notes will mature on September 30, 2013. The 12 1/2% Notes were issued to Tontine Capital Partners, L.P., the controlling shareholder of ACP Holding Company (which is our ultimate parent company), in exchange for an equal principal amount of our 13% Notes that were held by Tontine. The obligations under the 12 1/2% Notes are senior to our subordinated unsecured indebtedness, if any, and are subordinate to the 2006 Credit Facility and the 9 1/2% Notes. Interest on the 12 1/2% Notes is payable on a semi-annual basis. Not less than five percent (500 basis points) of the interest on the 12 1/2% Notes must be paid in cash and the remainder (up to 7 1/2% or 750 basis points) of the interest may be deferred at our option. We must pay interest on any interest so deferred at a rate of 12.5% per annum. Our obligations under the 12 1/2% Notes are guaranteed on an unsecured basis by each of our wholly owned subsidiaries. Subject to the restrictions in the 2006 Credit Facility and in the indenture for the 9 1/2% Notes, the 12 1/2% Notes are redeemable at our option in whole or in part at any time, with not less than 30 days nor more than 60 days notice, at 100.000% of the principal amount thereof, plus accrued and unpaid interest up to the redemption date. Upon the occurrence of a “change of control,” we are required to make an offer to purchase the 12 1/2% Notes at 101.000% of the outstanding principal amount thereof, plus accrued and unpaid interest up to the purchase date. The 12 1/2% Notes contain customary covenants typical to this type of financing, such as limitations on (1) indebtedness, (2) restricted payments, (3) liens, (4) distributions from restricted subsidiaries, (5) sale of assets, (6) affiliate transactions, (7) mergers and consolidations and (8) lines of business. The 12 1/2% Notes also contain customary events of default typical to this type of financing, such as, (1) failure to pay principal and/or interest when due, (2) failure to observe covenants, (3) certain events of bankruptcy, (4) the rendering of certain judgments or (5) the loss of any guarantee.

Under the new capital structure resulting from the Refinancing Transactions, we currently have no principal amortization requirements. We expect to use our existing cash and a portion of our unused availability under the 2006 Credit Facility within the next 24 months to fund the new mold line described above under “Recent Developments.”

For the three months ended December 31, 2006 and December 31, 2005, capital expenditures were $8.4 million and $3.4 million, respectively. Capital expenditures for the three months ended December 31, 2005 represent a level of capital expenditures necessary to maintain equipment and facilities. The increased level of capital expenditures for the three months ended December 31, 2006 includes $4.9 million for the new mold line at the Neenah location described above under “Recent Developments.” For the fiscal years ended September 30, 2006, 2005 and 2004, capital expenditures were $17.8 million, $17.6 million, and $12.7 million respectively. These amounts represent a level of capital expenditures necessary to maintain equipment and facilities. Certain foundries are required to comply with the “maximum achievable control technology” or “MACT” standards of the Environmental Protection Agency. Our Neenah foundry and both Dalton foundries are subject to this requirement (due to their size). A majority of the approximately $3.0 million of capital expenditures necessary to bring these facilities into compliance with MACT requirements has already been made and we expect all three facilities to achieve MACT compliance by the applicable deadlines, the earliest of which is April 2007. We estimate that our aggregate expenditure requirements in fiscal 2007 will include projected costs of:

•	approximately $22.0 million primarily for necessary maintenance capital expenditures and selected strategic capital investments required to maintain optimum operating efficiencies, not including the new mold line described elsewhere herein;

•	approximately $32.2 million for the new mold line (of the total cost of approximately $54 million); and

•	approximately $30.8 million for debt service on the 9 1/2% Notes and the 12 1/2% Notes plus any additional interest expense from amounts outstanding under the 2006 Credit Facility.

In addition, we will require funds for general corporate expenses, other expenses (including pension expenses discussed in “— Contractual Obligations”) and for working capital fluctuations.

Our principal sources of cash to fund our liquidity needs are net cash from operating activities, existing cash balances and borrowings under the 2006 Credit Facility. At December 31, 2006, we had no borrowings and had remaining availability of $85.3 million under the 2006 Credit Facility. Net cash used in operating activities for the three months ended December 31, 2006 was $10.5 million, an increase of $6.2 million from cash used in operating activities for the three months ended December 31, 2005 of $4.3 million. The increase in net cash used in operating activities was due to higher operating expenses and the quarterly net loss, primarily as a result of costs paid in connection with the Refinancing Transactions. Net cash provided by operating activities for the fiscal year ended September 30, 2006 was $24.8 million, a decrease of $8.8 million from cash provided by operating activities for the fiscal year ended September 30, 2005 of $33.6 million. The decrease in net cash provided by operating activities during fiscal 2006 was primarily due to the decrease in accrued liabilities and an increase in income taxes paid. Net cash provided by operating activities for the fiscal year ended September 30, 2005 represented an increase of $30.9 million from cash provided by operating activities for the fiscal year ended September 30, 2004 of $2.7 million. The increase in net cash provided by operating activities during fiscal 2005 was primarily due to the increase in net income, as well as a decrease in working capital accounts (primarily from accounts receivable).

Future Capital Needs.  We are significantly leveraged. Our ability to meet debt obligations will depend upon future operating performance which will be affected by many factors, some of which are beyond our control. We are proceeding with a major capital project to replace an existing mold line that is expected to enhance efficiency, increase capacity and provide expanded molding capabilities. Based on our current level of operations, we anticipate that our operating cash flows, existing cash balances and borrowings under the 2006 Credit Facility will be sufficient to fund anticipated operational investments, including working capital and capital expenditure needs, for at least the next twelve months. If, however, we are unable to service our debt requirements as they become due or if we are unable to maintain ongoing compliance with certain covenants, we may be forced to adopt alternative strategies that may include reducing or delaying capital expenditures, selling assets, restructuring or refinancing indebtedness or seeking additional equity capital. There can be no assurances that any of these strategies could be effected on satisfactory terms, if at all.

Adjusted EBITDA.  Our 2006 Credit Facility contains certain financial covenants which are tied to ratios based on Adjusted EBITDA. Adjusted EBITDA is defined in the 2006 Credit Facility as “EBITDA” and is generally calculated as the sum of net income (excluding non-recurring non-cash charges and certain one-time cash charges), income taxes, interest expense, and depreciation and amortization. Adjusted EBITDA is presented herein because it is a material component of the covenants contained within the 2006 Credit Facility. Non-compliance with the covenants could result in the requirement to immediately repay all amounts outstanding under the 2006 Credit Facility which could have a material adverse effect on our results of operations, financial position and cash flow. Management also believes that certain investors use information concerning Adjusted EBITDA as a measure of a company’s performance and ability to service its debt. Adjusted EBITDA should not be considered a substitute for, or more meaningful than, income from operations, net income, cash flows or other measures of financial performance prepared in accordance with accounting principles generally accepted in the United States. Adjusted EBITDA, as presented by us, may not be comparable to similarly titled measures reported by other companies.

A reconciliation of Adjusted EBITDA for the three months ended December 31, 2006 and 2005 and for the fiscal years ended September 30, 2006, 2005 and 2004 is provided below (in thousands):

	Three Months Ended December 31,		Fiscal Year Ended September 30,
	2006	2005	2006	2005	2004

Net income (loss)	$(12,332)	$720	$16,149	$15,095	$3,255
Income tax provision (benefit)	(7,878)	411	8,857	3,409	3,881
Net interest expense	8,223	8,225	33,327	33,406	33,363
Depreciation and amortization	5,100	4,984	20,243	18,864	17,992

EBITDA	(6,887)	14,340	78,576	70,774	58,491
Loss (gain) on disposal of equipment	(39)	(5)	127	953	465
Loss from discontinued operations	—	—	—	—	359
Non-cash inventory charge	—	—	100	242	1,796
Litigation settlement	—	—	—	6,500	—
Gregg write-off of lease deposits	—	—	—	64	—
Debt refinancing costs	20,429	—	—	—	—

Adjusted EBITDA (as defined above)	$13,503	$14,335	$78,803	$78,533	$61,111

Off-Balance Sheet Arrangements

None.

Contractual Obligations

The following table includes the Company’s significant contractual obligations at December 31, 2006 (in millions):

		Less than			More than
	Total	1 Year	1-3 Years	3-5 Years	5 Years

Long-term debt	$325.0	$25.0	$—	$—	$300.0
Interest on long-term debt	277.3	31.0	61.5	61.5	123.3
Capital leases	1.6	0.3	0.4	0.5	0.4
Operating leases	5.2	1.9	2.3	0.8	0.2
New mold line commitments	31.2	31.2	—	—	—

Total contractual obligations	$640.3	$89.4	$64.2	$62.8	$423.9

As of December 31, 2006, other than the new mold line commitments listed above, the Company had no material purchase obligations other than those created in the ordinary course of business related to inventory and property, plant and equipment, which generally have terms of less than 90 days. The Company also has long-term obligations related to its pension and post-retirement plans which are discussed in detail in Note 8 of the Notes to Consolidated Financial Statements. As of the most recent actuarial measurement date, the Company anticipates making $2.5 million of contributions to pension plans in fiscal 2007. Post-retirement medical claims are paid as they are submitted and are anticipated to be $0.5 million in fiscal 2007.

Critical Accounting Estimates

Critical accounting estimates are those that are, in management’s view, both very important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Future events and their effects cannot be determined with absolute certainty. The determination of estimates, therefore, requires the exercise of judgment. Actual results may differ from those estimates, and such differences may be material to the financial statements. Our accounting policies are more fully described in Note 2 in the Notes to Consolidated Financial Statements.

We believe that the most significant accounting estimates inherent in the preparation of our financial statements include estimates associated with the evaluation of the recoverability of certain assets including goodwill, other intangible assets and property, plant and equipment as well as those estimates used in the determination of reserves related to the allowance for doubtful accounts, inventory obsolescence, workers compensation and pensions and other post-retirement benefits. Various assumptions and other factors underlie the determination of these significant estimates. In addition to assumptions regarding general economic conditions, the process of determining significant estimates is fact-specific and accounts for such factors as historical experience, product mix and, in some cases, actuarial techniques. We constantly reevaluate these significant factors and make adjustments where facts and circumstances necessitate. Historically, our actual results have not significantly deviated from those determined using the estimates described above.

We believe the following critical accounting estimates affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

•	Defined-Benefit Pension Plans. We account for our defined benefit pension plans in accordance with Statement of Financial Accounting Standards No. 87, “Employers’ Accounting for Pensions” (“SFAS 87”), which requires that amounts recognized in financial statements be determined on an actuarial basis. The most significant element in determining our pension expense in accordance with

SFAS 87 is the expected return on plan assets. We have assumed that the expected long-term rate of return on plan assets will be 7.50% to 8.50%, depending on the plan. Over the long term, our pension plan assets have earned in excess of these rates; therefore, we believe that our assumption of future returns is reasonable. The plan assets, however, have earned a rate of return substantially less than these rates in the last three years. Should this trend continue, our future pension expense would likely increase. At the measurement date, we determine the discount rate to be used to discount plan liabilities. In developing this rate, we use the Moody’s Average AA Corporate Bonds index. At the measurement date of June 30, 2006, we determined the discount rate to be 6.25%. Changes in discount rates over the past few years have not materially affected our pension expense. The net effect of changes in this rate, as well as other changes in actuarial assumptions and experience, have been deferred as allowed by SFAS 87.

•	Other Postretirement Benefits. We provide retiree health benefits to qualified employees under an unfunded plan. We use various actuarial assumptions including the discount rate and the expected trend in health care costs and benefit obligations for our retiree health plan. Consistent with our pension plans, we used a discount rate of 6.25%. In 2006, our assumed healthcare cost trend rate was 10.0% decreasing gradually to 5.0% in 2016 and then remaining at that level thereafter. Changes in these rates could materially affect our future operating results and net worth. A one percentage point change in the healthcare cost trend rate would have the following effect (in thousands):

	1% Increase	1% Decrease

Effect on total of service cost and interest cost	$104	$(77)
Effect on postretirement benefit obligation	996	(778)

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognize in its financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. This interpretation is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact FIN 48 will have on its financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (SFAS No. 158). SFAS No. 158 amends SFAS No. 87, “Employers’ Accounting for Pensions,” SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions,” and SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” The amendments retain most of the existing measurement and disclosure guidance and will not change the amounts recognized in the Company’s statement of operations. SFAS No. 158 requires companies to recognize a net asset or liability with an offset to equity, by which the defined benefit post-retirement obligation is over- or under-funded. SFAS No. 158 requires prospective application, and the recognition and disclosure requirements will be effective for the Company’s fiscal year ending September 30, 2007. The Company is currently evaluating the impact SFAS No. 158 will have on its consolidated balance sheets.

BUSINESS

Unless otherwise stated in this prospectus or unless the context otherwise requires, references herein to the “Company”, “we”, “our”, “ours”, and “us”, include Neenah Foundry Company (“Neenah”) and its wholly owned subsidiaries, Deeter Foundry, Inc. (“Deeter”), Mercer Forge Corporation (“Mercer”), Dalton Corporation (“Dalton”), Advanced Cast Products, Inc. (“Advanced Cast Products”), Gregg Industries, Inc. (“Gregg”), Neenah Transport, Inc. (“Transport”) and Cast Alloys, Inc. (“Cast Alloys”), which is inactive, and their respective subsidiaries. Neenah, a Wisconsin corporation, is a wholly owned subsidiary of NFC Castings, Inc. (“NFC”), a Delaware corporation, which is a wholly owned subsidiary of ACP Holding Company (“ACP”), a Delaware corporation.

Overview

We are one of the largest independent foundry companies in the United States, and we believe we are one of only two national suppliers of castings to the heavy municipal market. Our broad range of heavy municipal iron castings includes manhole covers and frames, storm sewer frames and grates, heavy-duty airport castings, specialized trench drain castings and ornamental tree grates. We sell these municipal castings throughout the United States to state and local government entities, utility companies, precast concrete manhole structure producers and contractors for both new construction and infrastructure replacement. We are also a leading manufacturer of a wide range of complex industrial iron castings and steel forgings, including specialized castings and forgings for the heavy-duty truck industry, a broad range of iron castings and steel forgings for the construction equipment and farm equipment industries, and iron castings used in heating, ventilation and air conditioning, or HVAC, systems.

We have been able to achieve significant market shares in the major markets we serve. Each of our 10 manufacturing facilities has unique capabilities to effectively serve our market niches.

We believe that the following factors have contributed to our success.

•	Leadership position in a relatively stable municipal market. We are one of the leading suppliers of castings to the domestic municipal products market and, we believe, one of only two national suppliers, with approximately 15,000 customers in all 50 states and over 6,000 part numbers shipped every year. Approximately 40% of the individual part numbers we shipped last year for the municipal market were in quantities of fewer than 10 pieces, which we believe creates a significant barrier to entry. We also believe that we are the only manufacturer that has invested in the unique patterns required to make many of these specific products, resulting in significant barriers to entry.

•	Significant customer dependence on Neenah. The patterns for municipal products seldom become obsolete and have been developed to various state and municipality specifications. These patterns are 100% owned by Neenah. As a market leader, our municipal castings are often specified as the standard in municipal contracts. Although the patterns for industrial castings are owned by the customer and not the foundry, industrial patterns are not readily transferable to other foundries without, in most cases, significant additional investment. We estimate that we have historically retained throughout the product life cycle over 95% of the patterns that we have been awarded. We believe we have the only tooling for a significant majority of our industrial products by net sales.

•	Large and experienced sales and marketing force. Neenah has one of the largest sales and marketing forces serving the U.S. heavy municipal end-user market. We also employ a dedicated industrial casting sales force organized by facility. Our sales force supports ongoing customer relationships, and works with customers’ engineers and procurement representatives as well as our own engineers, manufacturing management and quality assurance representatives throughout all stages of the production process to ensure that the final product consistently meets or exceeds the specifications of our customers. This team approach, consisting of sales, marketing, manufacturing, engineering and quality assurance efforts, is an integral part of our marketing strategy. In addition, our 14 distribution and sales centers around the U.S. provide our municipal products customers with readily available castings to meet their needs.

•	Focused manufacturing facilities with an emphasis on quality and implementation of lean manufacturing concepts. We operate 10 focused manufacturing facilities in six states. We focus our facilities on the specific markets and market segments that they are best suited to serve, creating what we believe to be an efficient process flow which enables us to provide superior products to each of our chosen markets. We continuously focus on productivity gains by improving upon the individual steps of the casting process, which enables us to produce castings in low and medium volume quantities on high volume, cost-effective molding equipment. With a major focus on implementing lean manufacturing and Six Sigma, we are continuously striving for improvement of operations and personnel, emphasizing defect prevention, safety and the reduction of variation and waste in all areas.

•	Value-added machining capabilities. Through our four machining facilities, we are able to deliver a machined product to many of our customers, capturing a greater share of the value chain and ensuring a closer working relationship. The casting machining process can contribute significantly to the value of the end-product, in particular in certain custom situations where high-value specialized machining is required. We continually evaluate opportunities to increase our value-added machining services.

•	Experienced and well-respected senior management team. Our senior management team provides a depth and continuity of experience in the casting industry.

Background

Our business was founded in 1872 and operated for 125 years by the founding family. In 1997, Neenah Corporation (our parent holding company at that time) was acquired by NFC, which was a holding company and a wholly owned subsidiary of ACP. A short time later Neenah Foundry Company merged with and into Neenah Corporation and the surviving company changed its name to Neenah Foundry Company.

In 1998, Neenah acquired all the capital stock of Deeter Foundry, Inc. (“Deeter”), Mercer Forge Corporation (“Mercer”) and Dalton Corporation (“Dalton”). Advanced Cast Products, Inc. (“Advanced Cast Products”) was owned by ACP prior to the time ACP acquired its interest in NFC. In 1999, Neenah acquired Gregg Industries, Inc. (“Gregg”).

Since 1945, Deeter has been producing gray iron castings for the heavy municipal market. The municipal casting product line of Deeter includes manhole frames and covers, storm sewer inlet frames, grates and curbs, trench grating and tree grates. Deeter also produces a wide variety of special application construction castings. These products are utilized in waste treatment plants, airports, telephone and electrical construction projects.

Founded in 1954, Mercer produces complex-shaped forged components for use in transportation, railroad, mining and heavy industrial applications. Mercer is also a producer of microalloy forgings.

Dalton manufactures and sells gray iron castings for refrigeration systems, air conditioners, heavy equipment, engines, gear boxes, stationary transmissions, heavy-duty truck transmissions and other automotive parts.

Advanced Cast Products manufactures ductile iron castings, primarily for companies in the heavy-duty truck, construction equipment and railroad industries. Advanced Cast Products’ production capabilities also include a range of finishing operations including austempering and machining.

Gregg manufactures gray and ductile iron castings, primarily for engine turbo-chargers and heavy-duty truck applications.

Prior to 2003, Neenah also purchased and either sold or discontinued several other operations, including Cast Alloys, a manufacturer of investment-cast titanium and stainless steel golf clubheads; Hartley Controls Corporation, a manufacturer of foundry sand control equipment; Peerless Corporation, which machined roller bearing adaptors for the railroad industry; and Belcher Corporation, a malleable iron green sand foundry.

Beginning in 2000, several trends converged to create an extremely difficult operating environment for the Company. First, there were dramatic cyclical declines in some of our most important markets including trucks, railroad, construction and agriculture equipment. Second, there was a major inventory adjustment by manufacturers in the residential segment of the HVAC equipment industry, resulting in fewer orders for Dalton’s HVAC castings. Third, domestic foundries had been suffering from underutilized capacity, significantly increased foreign competition, continued price reduction pressure from customers and other competitors, and increased costs associated with heightened safety and environmental regulations. These factors caused and to some extent continue to cause a substantial number of foundries to cease operations or file for bankruptcy protection.

Beginning in May 2000, we took aggressive steps to offset the impact of the decline in sales and earnings and improve cash flow in the difficult market environment, including an executive management change, sales of non-core assets, a reduction in our labor force, a slowdown in capital expenditures, and selected price increases. Despite these steps, the credit rating agencies began to downgrade our outstanding debt obligations in early 2000. On July 1, 2003, Neenah together with ACP, NFC and all of our wholly-owned domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. By order dated September 26, 2003, the Bankruptcy Court confirmed our Plan of Reorganization and the Plan of Reorganization became effective on October 8, 2003. The Plan of Reorganization allowed us to emerge from bankruptcy with an improved capital structure and, because we had arranged to continue paying our trade debt on a timely basis during the pendency of the Chapter 11 case, at the time of emergence, we had sufficient trade credit to continue operations in the ordinary course of business.

On July 29, 2005, Neenah and ACP announced that an investment banking firm had been engaged to assist in exploring the potential sale or merger of Neenah or ACP or a significant portion of their assets or capital stock. On November 29, 2005, we announced that our board of directors, which is also the board of directors of ACP, had unanimously voted to end the sale or merger process and turn our focus to successfully implementing our business plan.

On May 25, 2006, we experienced a change of control when Tontine Capital Partners, L.P. (“Tontine”) became the beneficial owner of more than a majority of the outstanding shares, on a fully diluted basis, of our parent, ACP. As of December 15, 2006, Tontine beneficially owned, in the aggregate, 22,929,467 shares, and 21,139,220 warrants to purchase shares, representing 54.5% of all shares outstanding of ACP on a fully-diluted basis.

Industry Overview

There are approximately 2,200 independent foundries in the United States with 80% of those employing fewer than 100 employees. Only a small portion compete regularly with us, along with a number of foreign foundries. The iron foundry industry has gone through significant consolidation over the past 20 years, which has resulted in a significant reduction in the number of foundries and a rise in the share of production by the remaining foundries. We have gained business as a result of ongoing consolidation. Metal casting has historically been a cyclical industry with performance generally correlated with overall economic conditions and also directly affected by government (including environmental) regulation, foreign imports, and energy costs.

Most manufactured goods either contain or are made on equipment containing one or more cast components. Metal castings are prevalent in most major market segments, including pipes and fittings, air conditioners, automobiles, trucks, construction equipment and agricultural equipment as well as within streets and highways. While general economic conditions have a directional effect on the foundry industry as a whole, the strength of a particular end-market has a significant effect on the performance of particular foundries serving those markets. The historic stability of the heavy municipal market has helped mitigate the effects of downturns in our more cyclical industrial end-markets, such as the heavy-duty truck market.

Business Strategy

We are focused on increasing stakeholder value through continued growth and refinement of our business, improvement of our profit margins and continually providing our customers with the highest levels of product quality and customer service. Key elements of our strategy are outlined below.

•	Continued penetration of core markets. We seek to optimize our competitive position in heavy municipal and industrial castings through separate strategies tailored to the specific needs of each business. We expect to grow and leverage the strength and stability of the municipal business by continuing to expand our participation in markets already served and by augmenting our cost competitive capacity through the installation of a new state-of-the-art mold line for larger, low volume castings, which we expect will enhance production efficiencies, increase capacity and provide expanded molding capabilities. We intend to further develop selected areas of the industrial business, such as construction and agricultural products, and further our relationships with existing customers through production of more complex industrial castings, while seeking out selected new customers. Additionally, industry consolidation has resulted in a significant reduction in the number of foundries and a rise in the share of production by the remaining foundries. We continue to capitalize on on-going consolidation by taking advantage of opportunities created by the closing of weak, inefficient foundries.

•	Deepen and expand customer relationships. We focus on creating close working relationships with our customers by developing multiple points of contact throughout their organizations. In addition to supporting on-going customer relationships, our sales force also works with customers’ engineers and procurement representatives as well as with our own engineers, manufacturing managers and quality assurance representatives throughout all stages of the production process to ensure that the final product consistently meets or exceeds the specifications of our customers. Since we are the sole-source supplier for the majority of the products that we provide to our industrial customers, we intend to expand those relationships by continuing to participate in the development and production of more complex industrial castings, while seeking out selected new customers who would value our capabilities and performance reputation, technical ability and high level of quality and service.

•	Value-added focus. Our ability to provide value-added machining enhances the value of the products we produce and is a competitive advantage as it positions us as a vital link in each customer’s supply chain by providing customers with a single source alternative that reduces supply chain costs and shortens lead times. Customers are increasingly requesting that foundries supply machined components as it reduces handling as well as their cost to process. We focus on value-added precision machined components involving highly specialized and complex processes and, in some cases, difficult to machine materials. We are currently working to further increase our market position by expanding our value-adding machining capacity and our austempered ductile iron capabilities.

•	Continuous efficiency gains and cost reductions. We continually seek ways to reduce our operating costs and increase our manufacturing productivity. We believe that a combination of pricing adjustments and cost savings has mitigated the impact of cost creep over the last two years. To further this objective, we have undertaken the following:

•	Installation of a new mold line at Neenah to replace our 40-year-old line. We are proceeding with a $54 million capital project to install a state-of-the-art mold line to replace a 40-year-old mold line at our Neenah facility. We believe this new mold line, which is expected to be operational in early calendar 2008, will substantially improve our cost position on selected new and existing municipal parts, will substantially increase our capacity and molding capabilities, and will be one of the most capable mold lines for parts of this nature in North America.

•	Fully integrate lean manufacturing concepts. We have incorporated and expect to continue to incorporate efficiencies in our operations through the implementation of lean manufacturing.

•	Centralized procurement of major raw materials and certain services through our head office in order to generate purchasing economies of scale. We work closely with companies that are cost competitive and with which we have long-term relationships, providing us with competitive pricing and helping to assure us supply when raw material availability is limited.

Business Segments — Overview

We have two reportable segments, castings and forgings. The castings segment manufactures and sells various grades of gray and ductile iron castings for the heavy municipal and industrial markets, while the forgings segment manufactures and sells steel forged components for the industrial market. The segments were determined based upon the production process utilized and the type of product manufactured. Approximately 92% of our net sales for fiscal 2006 was derived from our castings segment, with approximately 8% from our forgings segment.

Financial information about our reportable segments and geographic areas is contained in Note 9 in the Notes to Consolidated Financial Statements.

Castings Segment

We are a leading producer of iron castings for use in heavy municipal and industrial applications. We sell directly to state and local municipalities, contractors, precasters, supply houses, original equipment manufacturers (“OEMs”) and tier-one suppliers, as well as to other industrial end-users.

Products, Customers and Markets

The castings segment provides a variety of products to both the heavy municipal and industrial markets. Our broad range of heavy municipal iron castings include storm and sanitary sewer castings, manhole covers and frames, storm sewer frames and grates, heavy-duty airport castings, specialized trench drain castings, specialty flood control castings and ornamental tree grates. Customers for these products include state and local government entities, utility companies, precast concrete structure producers and contractors. Sales to the industrial market are comprised of differential carriers and differential cases, transmissions, gear and axle housings, yokes, planting and harvesting equipment parts, track drive and fifth wheel components, and compressor components. Markets for these products include medium and heavy-duty truck, construction and agricultural equipment and HVAC manufacturers.

A few large customers generate a significant amount of our net sales. See “Risk Factors — A relatively small number of customers account for a substantial portion of our revenues. The loss of one or more of them could adversely affect our net sales.”

Heavy Municipal

Our broad line of heavy municipal products consists of “standard” and “specialty” castings. Standard castings principally consist of storm and sanitary sewer castings that are consistent with pre-existing dimensional and strength specifications established by local authorities. Standard castings are generally higher volume items that are routinely used in new construction and infrastructure replacement. Specialty castings are generally lower volume products, such as heavy-duty airport castings, trench drain castings, flood control castings, special manhole and inlet castings and ornamental tree grates. These specialty items are frequently selected and/or specified from our municipal product catalog and tree grate catalog, which together encompass thousands of pattern combinations. For many of these products, we believe that we are the only manufacturer with existing patterns to produce such a particular casting.

Our municipal customers generally make purchase decisions based on a number of criteria, including acceptability of the product per local specification, quality, availability, price and the customer’s relationship with the foundry. We supply our municipal customers with anywhere from one up to thousands of municipal castings in any given year.

During the over 70 years that we have manufactured municipal products, we have emphasized servicing specific market needs and believe that we have built a strong reputation for customer service. We believe that we are one of the leaders in U.S. heavy municipal casting production and that we have strong name recognition. We have one of the largest sales and marketing forces of any foundry serving the heavy municipal market. Our dedicated sales force works out of regional sales offices and distribution yards to market municipal castings to contractors and state and local governmental entities throughout the United States. We operate 14 regional distribution and sales centers throughout the United States. We believe that this regional approach enhances our vast knowledge of local specifications and our leadership position in the heavy municipal market.

Industrial

Industrial castings are generally more complex and usually are produced in higher volumes than municipal castings. Complexity in the industrial market is determined by the intricacy of a casting’s shape, the thinness of its walls and the amount of processing by a customer required before a part is suitable for use. OEMs and their tier-one suppliers have been demanding more complex parts principally to reduce their own labor costs by using fewer parts to manufacture the same finished product or assembly and by using parts that require less subsequent processing before being considered a finished product.

We primarily sell our industrial castings to OEMs and tier-one suppliers with whom we have established close working relationships. These customers base their purchasing decisions on, among other things, our technical ability, price, service, quality assurance systems, facility capabilities and reputation. Our assistance in product engineering plays an important role in winning bids for industrial castings. For the average industrial casting, 12 to 18 months typically elapse between the completed design phase and full production. The product life cycle of a typical industrial casting in the markets we serve is quite long, in many cases over 10 years. Although the patterns for industrial castings are owned by the customer and not the foundry, industrial patterns are not readily transferable to other foundries without, in most cases, significant additional investment. Foundries, including our company, generally do not design industrial castings. Nevertheless, a close working relationship between the foundry and the customer during a product launch is critical to reduce potential production problems and minimize the customer’s risk of incurring lost sales or damage to its reputation due to a delayed launch. Involvement by a foundry early in the design process generally increases the likelihood that the customer will design a casting within the manufacturing capabilities of that foundry and also improves the likelihood that the foundry will be awarded the casting for full production.

We employ a dedicated industrial casting sales force organized by facility. Our sales forces support ongoing customer relationships and work with customers’ engineers and procurement representatives as well as our own engineers, manufacturing management and quality assurance representatives throughout all stages of the production process to ensure that the final product consistently meets or exceeds the specifications of our customers. This team approach, consisting of sales, marketing, manufacturing, engineering and quality assurance efforts, is an integral part of our marketing strategy.

Manufacturing Process

Our foundries manufacture gray and ductile iron and cast it into intricate shapes according to customer metallurgical and dimensional specifications. We continually invest in upgrading our manufacturing capacity and in the improvement of process controls and believe that these investments and our significant experience in the industry have made us one of the more efficient manufacturers of industrial and heavy municipal casting products.

The sand casting process we employ involves using metal, wood or urethane patterns to make an impression of a desired shape in a mold made primarily of sand. Cores, also made primarily of sand, are used to make the internal cavities and openings in a casting. Once the casting impression is made in the mold, the cores are set into the mold and the mold is closed. Molten metal is then poured into the mold, which fills the mold cavity and takes on the shape of the desired casting. Once the iron has solidified and cooled, the mold sand is separated from the casting and the sand is recycled. The selection of the appropriate casting method, pattern, core-making equipment and sand, and other raw materials depends on the final product and its complexity, specifications and function as well as the intended production volumes. Because the casting process involves many critical variables, such as choice of raw materials, design and production of tooling, iron chemistry and metallurgy and core and molding sand properties, it is important to monitor the process parameters closely to ensure dimensional precision and metallurgical consistency. We continually seek out ways to expand the capabilities of existing technology to improve our manufacturing processes.

Through incorporation of lean manufacturing concepts, we continuously focus on productivity gains by improving upon the individual steps of the casting process such as reducing the amount of time required to make a pattern change or to produce a different casting product. Such improvements enable us to produce castings in low and medium volume quantities on high volume, cost-effective molding equipment. Additionally, our extensive effort in real time process controls permits us to produce a consistent, dimensionally accurate casting, which saves time and effort in the final processing stages of production. This dimensional accuracy contributes significantly to our manufacturing efficiency.

Continual testing and monitoring of the manufacturing process is important to maintain product quality. We, therefore, have adopted sophisticated quality assurance techniques and Six Sigma for our manufacturing operations. During and after the casting process, we perform numerous tests, including tensile, proof-load, radiography, ultrasonic, magnetic particle and chemical analysis. We utilize statistical process data to evaluate and control significant process variables and casting dimensions. We document the results of this testing in metallurgical certifications that are sometimes included with each shipment to our industrial customers. We strive to maintain systems that provide for continual improvement of operations and personnel, emphasizing defect prevention, safety and the reduction of variation and waste in all areas.

Raw Materials

The primary raw materials we use to manufacture ductile and gray iron castings are steel scrap, pig iron, metallurgical coke and sand (core sand and molding sand). While there are multiple suppliers for each of these commodities, we have generally elected to maintain single-source arrangements with our suppliers for most of these major raw materials. Due to long standing relationships with each of our suppliers, we believe that we will continue to be able to secure the proper amount and type of raw materials in the quantities required and at competitive prices, even when raw materials are in short supply. The owner of our major coke supplier recently announced that it is considering strategic alternatives relating to this supplier. Should there be a change in control of this supplier, the terms and conditions of our current supply arrangements with this supplier could be impacted, possibly causing us to consider other alternatives. See “Risk Factors — Increases in the price or interruptions in the availability of raw materials and energy could reduce our profits.”

Although the prices of the raw materials used vary, fluctuations in the cost of steel scrap are the most significant to us. We generally have arrangements with our industrial customers that enable us to adjust prices to reflect steel scrap cost fluctuations. In periods of rapidly rising or falling steel scrap costs, these adjustments will lag behind the current cost of steel scrap reflected in our casting price because they are generally based on average market prices for prior periods. Such prior periods vary by customer, but are generally no longer than one month. We generally recover steel scrap cost increases for municipal products through periodic price increases. However, castings are sometimes sold to the heavy municipal market on a bid basis and after a bid is won the price for the municipal casting generally is not adjusted for increases in the costs of raw materials. Rapidly fluctuating steel scrap costs may, however, have an adverse or positive effect on our business, financial condition and results of operations.

Seasonality and Cyclicality

We experience seasonality in our municipal business where sales tend to be higher during the construction season, which occurs during the warmer months, generally the third and fourth quarters of our fiscal year. We attempt to maintain level production throughout the year in anticipation of such seasonality and therefore do not experience significant production volume fluctuations. We build inventory in anticipation of the construction season. This inventory build-up has a negative impact on working capital and increases our liquidity needs during the second quarter. We have not historically experienced significant seasonality in industrial casting sales.

We have historically experienced some cyclicality in the heavy municipal market as sales of municipal products are influenced by, among other things, public spending and the state of the new housing market. There is generally not a large backlog of business in the municipal market due to the nature of the market. In the industrial market, we experience cyclicality in sales resulting from fluctuations in our markets, including the medium and heavy-duty truck and the construction and farm equipment markets, which are subject to general economic trends.

Competition

The markets for our products are highly competitive. Competition is based mainly on price, but also on quality of product, range of capability, level of service and reliability of delivery. We compete with numerous domestic foundries, as well as with some foreign iron foundries. We also compete with several large domestic manufacturers whose products are made with materials other than ductile and gray iron, such as steel or aluminum. Industry consolidation over the past 20 years has resulted in a significant reduction in the number of foundries and a rise in the share of production by the remaining foundries, some of which have significantly greater financial resources than do we. Competition from foreign foundries has had an ongoing presence in the industrial and heavy municipal market and continues to be a factor.

Forgings Segment

Our forgings segment, operated by Mercer, produces complex-shaped forged steel and micro alloy components for use in transportation, railroad, mining and heavy industrial applications. Mercer sells directly to OEMs and tier-one suppliers, as well as to industrial end-users. Mercer’s subsidiary, A&M Specialties, Inc., machines forgings and castings for Mercer and various industrial customers.

Products, Customers and Markets

Mercer produces hundreds of individually forged components and has developed specialized expertise in forgings of micro alloy steel. Mercer currently operates mechanical press lines, from 1,300 tons to 4,000 tons. Mercer’s primary customers include manufacturers of components and assemblies for heavy-duty trucks, railroad equipment and construction equipment.

Mercer’s in-house sales organization sells directly to end-users and OEMs. A key element of Mercer’s sales strategy is its ability to develop strong customer relationships through responsive engineering capability, dependable quality and reliable delivery performance.

Demand for forged products closely follows the general business cycles of the various market segments and the demand level for capital goods. While there is a more consistent base level of demand for the replacement parts portion of the business, the strongest expansions in the forging industry coincide with the periods of industrial segment economic growth.

Manufacturing Process

In forging, metal is pressed, pounded or squeezed under great pressure, with or without the use of heat, into parts that retain the metal’s original grain flow, imparting high strength. Forging usually entails one of four principal processes: impression die; open die; cold; and seamless rolled ring forging. Impression die forging, commonly referred to as “closed die” forging, is the principal process employed by Mercer, and involves bringing two or more dies containing “impressions” of the part shape together under extreme pressure, causing the bar stock to take the desired shape. Because the metal flow is restricted by the die, this process can yield more complex shapes and closer tolerances than the “open die” forging process. Impression die forging is used to produce products such as military and off-highway track and drive train parts; automotive and truck drive train and suspension parts; railroad engine, coupling and suspension parts; military ordinance parts and other items where close tolerances are required.

Once a rough forging is shaped, regardless of the forging process, it must generally still be machined. This process, known as “finishing” or “conversion,” smoothes the component’s exterior and mating surfaces and adds any required specification, such as groves, threads and bolt holes. The finishing process can contribute significantly to the value of the end product, in particular in certain custom situations where high value specialized machining is required. Machining can be performed either in-house by the forger, by a machine shop which performs this process exclusively or by the end-user.

Mercer’s internal staff of engineers designs impression dies to meet customer specifications incorporating computer assisted design workstations for the design. Management believes that Mercer is an industry leader in forging techniques using micro alloy steel which produces parts which are lighter and stronger than those forged from conventional carbon steel.

Raw Materials

The principal raw materials used in Mercer’s products are carbon and micro alloy steel. Mercer purchases substantially all of its carbon steel from four principal sources. While Mercer has never suffered any significant interruption of materials supply, management believes that, in the event of any disruption from any individual source, adequate alternative sources of supply are available within the immediate vicinity.

Seasonality and Cyclicality

Mercer experiences only minimal seasonality in its business. Mercer has experienced moderate cyclicality in sales resulting from fluctuations in the medium and heavy-duty truck market and the heavy industrial market, which are subject to general economic trends.

Competition

Mercer competes primarily in a highly fragmented industry which includes several dozen other press forgers and hammer forge shops. Hammer shops cannot typically match press forgers for high volume, single component manufacturing or close tolerance production. Competition in the forging industry has also historically been determined both by product and geography, with a large number of relatively small forgers across the country carving out their own product and customer niches. In addition, most end-users manufacture some forgings internally, often maintaining a critical minimum level of production in-house and contracting out the balance. The primary basis of competition in the forging industry is price, but engineering, quality and dependability are also important, particularly with respect to building and maintaining customer relationships. Some of Mercer’s competitors have significantly greater resources than Mercer. There can be no assurance that Mercer will be able to maintain or improve its competitive position in the markets in which it competes.

Employees

As of December 31, 2006, we had 2,875 full time employees, of whom 2,317 were hourly employees and 558 were salaried employees. Approximately 80% of our hourly employees are represented by unions. Nearly all of the hourly employees at Neenah, Dalton, Advanced Cast Products and Mercer are members of either the United Steelworkers of America or the Glass, Molders, Pottery, Plastics and Allied Workers International Union. A collective bargaining agreement is negotiated every two to five years. The material agreements expire as follows: Dalton-Warsaw, April 2008; Dalton-Kendallville, June 2007; Advanced Cast Products-Meadville, October 2010; and Mercer, June 2008. All employees at Deeter and Gregg are non-union. We believe that we have a good relationship with our employees.

Environmental Matters

Our facilities are subject to federal, state and local laws and regulations relating to the protection of the environment and worker health and safety, including those relating to discharges to air, water and land, the generation, handling and disposal of solid and hazardous waste, the cleanup of properties affected by hazardous substances, and the health and safety of our employees. Such laws include the Federal Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, and the Occupational Health and Safety Act. Under certain environmental laws, we could be held responsible for all of the costs relating to any contamination at our past or present facilities and at third party waste disposal sites. We could also be held liable for any and all consequences arising out of human exposure to such substances or other environmental damage.

We are presently operating our Gregg facility under the terms of an order of abatement with the California South Coast Air Quality Management District (SCAQMD). See “Legal Proceedings.”

We believe we have no liabilities relating to environmental matters which would have a material adverse effect on our operations, financial condition or competitive position. However, the risk of environmental liability is inherent in the manufacture of castings and forgings. Any of our businesses might in the future incur significant costs to meet current or more stringent compliance, cleanup or other obligations pursuant to environmental requirements. Such costs may include expenditures related to remediation of historical releases of hazardous substances or clean-up of physical structures prior to decommissioning. We have incurred in the past, and expect to incur in the future, capital and other expenditures related to environmental compliance. Such expenditures are generally included in our overall capital and operating budgets and are not separately accounted for. However, we do not anticipate that compliance with existing environmental laws will have a material adverse effect on our capital expenditures, earnings or competitive position.

Under the Federal Clean Air Act Amendments of 1990, the Environmental Protection Agency is directed to establish maximum achievable control technology (MACT) standards for certain industrial operations that are major sources of hazardous air pollutants. The iron foundry industry will be required to implement the MACT emission limits, control technologies or work practices by April 2007. Our Neenah foundry and both Dalton foundries are subject to this requirement (due to their size). Our Dalton facilities received one-year extensions, which requires them to be in compliance with the new standards by April 2008. A majority of the approximately $3.0 million of capital expenditures necessary to bring these three facilities into compliance with MACT requirements has already been made and we expect all three facilities to achieve MACT compliance by the applicable deadlines.

The Clean Water Act requires point dischargers to obtain storm water discharge permits. In Wisconsin, Neenah is covered by the state’s General Permit to Discharge Storm Water Associated with Industrial Activity. The Wisconsin Department of Natural Resources, which is authorized to administer the storm water program, has adopted new benchmark values for various storm water contaminants. Neenah expects to spend $1.2 million in fiscal year 2007 on storm water treatment devices that will allow it to achieve compliance with the new benchmarks.

Intellectual Property

We have registered, or are in the process of registering, various trademarks and service marks with the U.S. Patent and Trademark Office.

Properties

We maintain the following manufacturing, machining and office facilities. We own all of the facilities except Mercer’s machining facility, which we lease.

Entity	Location	Purpose	Sq. Feet

Castings Segment
Neenah Foundry Company	Neenah, WI	2 manufacturing facilities and office facility	550,000
Dalton Corporation	Warsaw, IN	Manufacturing and office facilities	375,000
	Kendallville, IN	Manufacturing facility	250,000
	Stryker, OH	Machining facility	45,000
Advanced Cast Products, Inc.	Meadville, PA	Manufacturing, machining and office facility	229,000
Deeter Foundry, Inc.	Lincoln, NE	Manufacturing and office facility	75,000
Gregg Industries, Inc.	El Monte, CA	Manufacturing, machining and office facility	200,000
Forgings Segment
Mercer Forge Corporation	Mercer, PA	Manufacturing, machining and office facility	130,000
	Wheatland, PA	Machining facility	18,000

The principal equipment at the facilities consists of foundry equipment used to make castings, such as melting furnaces, core making machines and mold lines, including ancillary equipment needed to support a foundry operation and presses used to make forgings. We regard our plant and equipment as appropriately maintained and adequate for our needs. We are proceeding with a major capital project to install a new mold line at our Neenah location. This project will result in a building expansion that will add approximately 75,000 square feet of manufacturing area to the plant. In addition to the facilities described above, we operate 14 distribution and sales centers. We own six of those properties and lease eight of them.

Substantially all of our tangible and intangible assets are pledged to secure our 2006 Credit Facility and our 9 1/2% Senior Secured Notes due 2017.

Legal Proceedings

We are involved in various claims and litigation in the normal course of business. In the judgment of management, the ultimate resolution of these matters is not likely to materially affect our consolidated financial statements, except with respect to the matters described below.

We are presently operating our Gregg facility under the terms of an order of abatement with the California South Coast Air Quality Management District (SCAQMD). The order requires us to comply with certain operating parameters in an effort to reduce odors. Failure to operate within such criteria could result in the SCAQMD terminating operations at the Gregg facility. The current order expires on March 31, 2007. We believe we are in compliance with the testing and operating requirements mandated by the order and that our actions have resulted in a substantial reduction in the intensity and frequency of observable downwind odors. However, some neighborhood residents are vocal about the matter and are attempting to gather support to attempt to convince the SCAQMD to terminate our operations at Gregg.

We are presently disputing a claim from an investment bank for $3.34 million in fees allegedly arising from Tontine’s acquisition of control of the Company in May 2006. See “Certain Relationships and Related Transactions.”

MANAGEMENT

Directors and Executive Officers

The following sets forth certain information with respect to the persons who are members of the board of directors and executive officers of the Company. All executive officers are appointed by the board of directors. Under our bylaws, each director holds office until the next annual meeting of shareholders and until the director’s successor has been elected and qualified. All of our directors are also directors of ACP.

Name	Age	Position

William M. Barrett	60	President, Chief Executive Officer, Director and Chairman of the Board
Gary W. LaChey	61	Corporate Vice President — Finance, Treasurer, Secretary and Chief Financial Officer
James Ackerman	63	Division President — Mercer Forge Corporation
John H. Andrews	61	Corporate Vice President — Manufacturing, Chief Operating Officer of Manufacturing Operations
Joseph L. DeRita	68	Division President — Dalton Corporation
Frank Headington	57	Corporate Vice President — Technology
Timothy Koller	57	Vice President — Municipal Products Sales and Engineering
Joseph Varkoly	44	Corporate Vice President — Industrial Products Sales
Albert E. Ferrara, Jr.	58	Director
David B. Gendell	46	Director
Stephen E. K. Graham	49	Director
Joseph V. Lash	44	Director
Jeffrey G. Marshall	62	Director

Mr. Barrett has served as our President and Chief Executive Officer since May 2000. Mr. Barrett joined us in 1992 serving as General Sales Manager — Industrial Castings until May 1, 1997. Mr. Barrett was Vice President and General Manager from May 1, 1997 to September 30, 1998 and President from October 1, 1998 to April 30, 2000. From 1985 to 1992, Mr. Barrett was the Vice President — Sales for Harvard Industries Cast Products Group. Mr. Barrett has also been one of our directors and Chairman of the Board since May 2000.

Mr. Barrett has conveyed to our Board of Directors his desire to transition into the role of Executive Chairman of the Company by the end of the year. Accordingly, the Company has initiated a search for a successor to Mr. Barrett as President and Chief Executive Officer. Mr. Barrett expects to remain in his current position until a successor is found and then proceed with an orderly transition into his new role. Mr. Barrett will retain his position as Chairman of the Board, and in his new role of Executive Chairman he will remain actively involved in helping to develop corporate strategy, maintaining key relationships with suppliers and investors, and focusing on specific projects and assignments.

Mr. LaChey has served as our Corporate Vice President — Finance and Chief Financial Officer since June 2000. Mr. LaChey joined us in 1971 and has served in a variety of positions of increasing responsibility in the finance department.

Mr. Ackerman has served as the Division President of Mercer since 2000. Previously, Mr. Ackerman served as the Vice President/CFO of Mercer Forge since 1990. Prior to joining Mercer in 1990, Mr. Ackerman worked for Sheet Metal Coating & Litho as its Controller, Dunlop Industrial/Angus Fire Armour Corp. as its Controller and Ajax Magnethermic Corporation as its Vice President-Finance (CFO).

Mr. Andrews has served as our Corporate Vice President — Manufacturing since August 2003 and as Chief Operating Officer of Manufacturing Operations since November 2005. Mr. Andrews joined us in 1988 and has served in a variety of manufacturing positions with increasing responsibility. Prior to joining Neenah Foundry, Mr. Andrews was Division Manager for Dayton Walther Corporation’s Camden Casting Center from

1986 to 1988 and served as Manufacturing Manager and then Plant Manager for Waupaca Foundry’s Marinette Plant from 1973 to 1986.

Mr. DeRita has served as Division President of Dalton since 1999. He joined Newnam Manufacturing in 1989 and became the Vice President — Sales when Dalton acquired Newnam Manufacturing in 1992. Prior to joining our Company, Mr. DeRita was the Manager of Engineering and Maintenance at Erie Malleable, the same position he held previously at Zurn Industries.

Mr. Headington has served as our Corporate Vice President — Technology since August 2003. Previously, Mr. Headington was our Manager of Technical Services and Director of Product Reliability since January 1989. Prior to joining the Company, Mr. Headington co-founded and operated Sintered Precision Components, a powdered metal company. Prior to his involvement with Precision Components, he was employed by Wagner Casting Company as Quality Manager.

Mr. Koller has served as our Vice President — Municipal Products Sales and Engineering since May 1998. Mr. Koller has worked within our Municipal products area for the last 27 years serving with increasing responsibility as Sales Representative, Specifications Manager, and General Sales Manager.

Mr. Varkoly has served as our Corporate Vice President — Industrial Products Sales since August 2003. Previously, Mr. Varkoly was our Vice President of Business Development since March 2000. Prior to joining our Company in 2000, he served as the Director — Finance of Betzdearborn, Inc. Previously, he was a Manager for Performance Improvement Management Consulting with Ernst & Young LLP and the Business Development Manager of FMC Corporation.

Mr. Ferrara has served as a director since October 2006. Mr. Ferrara has been the Vice President, Finance and Chief Financial Officer of AK Steel Holding Corporation, a producer of flat-rolled carbon, stainless and electrical steels and tubular products, since November 2003. Mr. Ferrara joined AK Steel in June 2003 as Director, Strategic Planning and was named Acting Chief Financial Officer in September 2003. Prior to joining AK Steel, Mr. Ferrara was Vice President, Corporate Development for NS Group, Inc., a tubular products producer, and previously held positions as Senior Vice President and Treasurer with U.S. Steel Corporation and Vice President, Strategic Planning at USX Corporation

Mr. Gendell has served as a director since May 2006. Mr. Gendell has been employed by an affiliate of Tontine, a Greenwich, Connecticut-based investment partnership, since January 2004. In this capacity, he assists in the oversight and management of the Tontine portfolio. Prior to that, Mr. Gendell held senior positions at several venture-backed startups. He was President and Chief Operating Officer of Homserv, LLC, a privately-held data aggregator focused on real estate transactions. Prior to that, he served as President and Chief Operating Officer of Cogent Design Inc., a privately-held practice management software system.

Mr. Graham has served as a director since May 2006. Mr. Graham has been the Chief Financial Officer of Shiloh Industries, Inc., a publicly traded manufacturer of automotive components, since joining Shiloh in October 2001. Prior to that, Mr. Graham has held the position of Chief Financial Officer with several companies, the first in 1994 when he joined Truck Components Inc., a publicly traded company with foundry and machining operations serving the heavy truck, automotive, construction and agricultural industries. Following his tenure at Truck Components Inc., Mr. Graham served as the Chief Financial Officer of Dura Automotive Systems, Inc., also a publicly traded manufacturer of automotive components from May 1996 until February 2000. After Dura Automotive Systems, Inc., and immediately before joining Shiloh Industries, Inc., Mr. Graham joined Republic Technologies International, a fully integrated steel producer that filed for bankruptcy in April 2001.

Mr. Lash has served as a director since May 2006. Mr. Lash has been employed by an affiliate of Tontine, a Greenwich, Connecticut-based investment partnership, since July 2005. In this capacity, he assists in the oversight and management of the Tontine portfolio. Prior to that, Mr. Lash was a Senior Managing Director of Conway, Del Genio, Gries & Co. LLC, a financial advisory firm, from April 2002 to July 2005. From June 1998 to April 2001, Mr. Lash was a Managing Director of JP Morgan Chase & Co., a financial services firm. Mr. Lash also serves as a director of Integrated Electrical Services, Inc.

Mr. Marshall has served as a director since October 2003. Mr. Marshall is currently the Chairman of Smith Marshall, a subsidiary of the NextMedia Company Limited, and the Chairman of Ormet Corporation. Previously, he was the President and Chief Executive Officer of Aluma Enterprises, Inc., a construction technology company, for six years. Prior to joining Aluma Enterprises, Inc., Mr. Marshall successively held the positions of President and Chief Executive Officer at Marshall Steel Limited, Marshall Drummond McCall Inc. and the Ontario Clean Water Agency. Mr. Marshall also serves as a director of Brand Energy & Infrastructure Services, Inc., Toronto Hydro Corporation and Catalyst Paper Corporation.

Committees of the Board

The current members of the audit committee of the board of directors are Mr. Graham (Chairman), Mr. Ferrara and Mr. Marshall. The board of directors has determined that all members of the audit committee are independent and financially literate in accordance with the audit committee requirements of the New York Stock Exchange. The board has determined that Mr. Graham is an audit committee financial expert within the meaning of SEC rules.

On January 25, 2007, the board of directors created a compensation committee and a corporate governance/nomination committee of the board. The members of the compensation committee are Mr. Marshall (Chairman), Mr. Ferrara and Mr.  Graham. The members of the corporate governance/nomination committee are Mr.  Ferrara (Chairman), Mr. Barrett, Mr. Lash and Mr. Marshall.

Code of Ethics

In December 2004, the Company adopted a Code of Ethics applicable to all of our officers as well as certain other key accounting staff. A copy of the Code of Ethics can be obtained free of charge by writing to us.

Board Composition

The board of directors of ACP, our ultimate parent company, currently consists of the same six directors who serve as our board. ACP’s amended and restated bylaws permit the holders of a majority of the shares of common stock of ACP then entitled to vote at an election of directors, to remove any director or the entire board of directors at any time, with or without cause. Under ACP’s amended and restated bylaws, vacancies on the board of directors may be filled by the affirmative vote of a majority of the holders of ACP’s outstanding stock entitled to vote thereon, or may be filled by the vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Nearly half of the outstanding stock of ACP, and a majority of such stock on a fully-diluted basis, is owned by Tontine. As a result, Tontine controls ACP’s and our affairs, including the election of directors who in turn appoint management for both us and ACP. ACP intends to expand its board to seven members by adding one additional independent director.

Executive Compensation

Summary Compensation Table.  The following table summarizes compensation awarded to, earned by or paid to our chief executive officer and each of our other four most highly compensated executive officers (collectively, the “named executive officers”) for services rendered to ACP, NFC, and the Company during the 2006, 2005 and 2004 fiscal years.

						Long-Term
						Compensation
						Awards
			Annual Compensation			Restricted		Payouts
					Other Annual	Stock	Securities	LTIP	All Other
	Fiscal		Salary	Bonus	Compensation	Awards	Underlying	Payouts	Compensation
Name and Principal Position	Year		$	$	$(2)	$(3)	Options #	$	$(4)

William M. Barrett	2006		550,000	190,618	—	—	—	—	27,193
President and Chief Executive	2005		550,000	558,292	—	—	—	—	27,520
Officer and Director	2004	(1)	483,337	160,800	—	—	—	—	26,719
Gary W. LaChey	2006		307,500	110,800	—	—	—	—	26,873
Corporate Vice President —	2005		286,749	336,400	—	—	—	—	27,200
Finance, Treasurer, Secretary	2004	(1)	242,996	74,100	—	—	—	—	26,306
and Chief Financial Officer
Joseph Varkoly	2006		201,673	74,458	—	—	—	—	24,819
Corporate Vice President —	2005		192,419	237,302	—	—	—	—	25,107
Industrial Products Sales	2004	(1)	199,250	55,800	—	—	—	—	24,320
John H. Andrews	2006		233,507	85,477	—	—	—	—	26,367
Corporate Vice President —	2005		214,004	252,791	—	—	—	—	26,694
Manufacturing and Chief	2004	(1)	193,336	60,000	—	—	—	—	25,687
Operating Officer of Manufacturing Operations
Joseph L. DeRita	2006		263,667	97,000	—	—	—	—	20,186
Division President — Dalton	2005		256,000	313,645	—	—	—	—	18,700
Corporation	2004	(1)	243,000	74,100	—	—	—	—	14,281

(1)	Certain prior year amounts have been reclassified.

(2)	The Company provides its executive officers with personal benefits as part of providing a competitive compensation program. These may include such benefits as a company automobile, and personal liability insurance. These benefits are valued based upon the incremental cost to the Company. The incremental cost to the Company of such benefits did not exceed the SEC’s disclosure threshold for any named executive officer for any of the three years.

(3)	The aggregate unvested restricted stock holdings of ACP common stock at the end of fiscal 2005 for the named executive officers were as follows: Mr. Barrett — 312,500 shares, Mr. LaChey — 238,971 shares, Mr. Varkoly — 55,147 shares, Mr. Andrews — 36,765 shares, and Mr. DeRita — 101,103 shares. All of these shares vested upon our change in control in May 2006, and one-third of the total number of shares held by these and certain other officers and employees were subsequently sold to Tontine. See “Certain Relationships and Related Transactions.”

(4)	All other compensation for fiscal 2006 for Messrs. Barrett, LaChey, Varkoly, Andrews, and DeRita, respectively, includes: (i) matching contributions to the 401(k) plan for each named executive officer of $5,500, $5,500, $5,500, $5,500, and $6,600; (ii) contributions pursuant to the profit sharing plan for each named executive officer of $15,750, $15,750, $15,750, $15,750, and $0; (iii) an executive life insurance premium for each named executive officer of $2,838, $2,518, $464, $2,012, and $7,407; and (iv) health insurance reimbursement premiums for each named executive officer of $3,105, $3,105, $3,105, $3,105, and $6,179.

2003 Management Annual Incentive Plan

Under the 2003 Management Annual Incentive Plan, members of management and certain other specified employees will receive annual performance awards if the Company achieves certain Adjusted EBITDA targets set by the board of directors of the Company at the beginning of each fiscal year. The bonus paid will equal

(i) 50% of the target bonus amount for each individual should the Company reach 85% of the Adjusted EBITDA target, (ii) 100% of the target bonus on reaching 100% of the target Adjusted EBITDA, and (iii) 200% of the target bonus on reaching 120% of the target Adjusted EBITDA. For 2005, the $6.5 million settlement in connection with the Mercer litigation was added back to calculate Adjusted EBITDA for purposes of the bonus calculation.

Target bonuses range up to 30.0% of base salary depending upon job responsibility. In addition, the 2003 Management Annual Incentive Plan was amended to allow management the ability to earn additional cash compensation based on varying levels of debt reduction achieved during the year. Earned bonus is payable within 10 business days of the approval of the Company’s audited financial statements by the board of directors.

In addition, a one-time aggregate incremental $450,000 emergence bonus was paid upon emergence from Chapter 11 bankruptcy in fiscal 2004 to certain members of management upon the Effective Date.

For fiscal 2007, the executives and certain other specified employees will be entitled to receive annual performance awards upon achieving certain milestones, including Adjusted EBITDA targets and certain other criteria as determined by the compensation committee or the board of directors. Target bonus as a percentage of salary for each member of management will be consistent with historical levels. Target levels, timing of payments and other terms and conditions of the annual incentive plan will be approved by the compensation committee or the board.

2003 Management Equity Incentive Plan

Under the 2003 Management Equity Incentive Plan, which was established on the Effective Date, certain members of management received restricted shares which represented 5% of the common stock of ACP on a fully-diluted basis as of the Effective Date. The 4,000,000 restricted shares issued pursuant to the 2003 Management Equity Incentive Plan were 25% vested upon grant and the balance vested on an annual straight-line basis over the ensuing three years subject to acceleration in the event of a Significant Transaction, as defined in the award agreement. The remaining unvested shares became vested as of May 25, 2006 as a result of Tontine’s acquisition of control of ACP. See “Certain Relationships and Related Transactions.” Under the 2003 Management Equity Incentive Plan, an additional 4,000,000 shares of common stock of ACP are reserved for future grants as determined by the compensation committee or the board of directors. Grants of incentive or non-qualified stock options and restricted stock awards may be made under the plan.

Employment Agreements

We have entered into employment agreements with each of the named executive officers. The agreements establish a base salary as well as providing for a severance payment calculation in the event of termination (pursuant to the 2003 Severance and Change of Control Plan described below), health (subject to satisfying insurability requirements), 401(k) and other benefits that the named employees are entitled to receive. Non-competition and non-solicitation agreements have been signed as part of the employment agreements, which will apply during a period of three years for our chief executive officer and two years for the chief financial officer and other members of management of the Company, in each case, after termination.

2003 Severance and Change of Control Plan

Under the 2003 Severance and Change of Control Plan, the executives with whom we have executed employment agreements are entitled to receive Severance Payments, as defined in the 2003 Severance and Change of Control Plan, health benefits and outplacement services if the Company terminates his or her employment without cause or if he or she terminates his or her employment for Good Reason and a Change of Control Payment, health benefits and outplacement services if a participating executive’s employment is terminated or the executive resigns from employment for Good Reason within 180 days of a Change of Control, as such terms are defined in the 2003 Severance and Change of Control Plan. The acquisition by Tontine in May 2006 of beneficial ownership of a majority of ACP’s common stock was a Change of Control for this purpose. See “Certain Relationships and Related Transactions.”

The Severance Payment is equal to (1) the severance multiple listed in each executive’s employment agreement multiplied by (2) the base salary of such executive. The Change of Control Payment is equal to (1) the change of control multiple listed in each executive’s employment agreement multiplied by (2) the base salary of such executive. The severance multiples for Messrs. Barrett, LaChey, Varkoly, Andrews, and DeRita, respectively are 2.70, 2.03, 2.03, 1.88, and 2.03. The change of control multiples for Messrs. Barrett, LaChey, Varkoly, Andrews, and DeRita, respectively are 3.38, 2.70, 2.03, 1.88, and 2.03. The plan also requires payments in certain circumstances to executives sufficient to make them whole for any excise tax imposed under Section 4999 of the Internal Revenue Code.

Director Compensation

For fiscal 2005 and the first quarter of fiscal 2006, each member of the board of directors of ACP who was not an officer of ACP was entitled to receive annual compensation for services as a director of ACP and its subsidiaries, including Neenah, in the amount of $40,000, payable in cash quarterly in four equal installments, and was also entitled to receive reimbursement for all reasonable out-of-pocket expenses, including, without limitation, travel expenses, incurred by the director in connection with the performance of the director’s duties. Effective July 1, 2005, members of the audit committee were entitled to receive an additional $10,000 per quarter for serving on that committee. In addition, each member of the board of directors who was not an officer was paid a fee of $1,000 for in person attendance at annual, regular, special and adjourned meetings of the board of directors or committee meetings of the board of directors. Meeting fees paid to the four outside directors for fiscal 2005 totaled $69,000. Members of the special litigation committee of the board of directors (Mr. Marshall and a former director) were also each granted a special one time payment of $20,000 to recognize their work in connection in arriving at a settlement of the Mercer litigation in 2005.

Effective January 1, 2006, each member of the board of directors of ACP who is not an officer of ACP is entitled to receive annual compensation in the amount of $100,000 for services as a director, payable in cash quarterly in four equal installments. Members of the audit committee or other committees of the board are entitled to receive an additional $15,000 of annual cash compensation for serving on each such committee. Each director who is not an officer of ACP is also entitled to receive reimbursement by ACP for all reasonable out-of-pocket expenses, including, without limitation, travel expenses, incurred in connection with the performance of the director’s duties. Mr. Gendell and Mr. Lash have declined to accept directors’ fees and currently receive only reimbursement for expenses for serving on the board.

Upon emerging from bankruptcy in October 2003, ACP issued 200,000 shares of ACP common stock, representing 0.25% of ACP’s common stock on a fully-diluted basis, to each person then serving as an outside director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ACP Holding Company is the parent company of NFC Castings, Inc., our immediate parent company, and thus ACP indirectly owns 100% of the common stock of the Company. William M. Barrett, who serves as the president and chief executive officer of the Company, currently serves as president and chief executive officer of ACP. Gary W. LaChey, who serves as corporate vice president-finance, treasurer and secretary of the Company, also serves in those capacities for ACP.

Over a period of several months, the Company’s officers were apprised by representatives of Tontine, an existing stockholder of ACP, of Tontine’s interest in acquiring additional shares of common stock of ACP. On May 19, 2006, ACP received a Transfer Notice (the “Transfer Notice”) along with an executed Securities Purchase Agreement, dated as of May 19, 2006 (the “Securities Purchase Agreement”), by and among Tontine, MacKay Shields LLC (“MacKay Shields”), Citicorp Mezzanine III, L.P. and certain of its affiliates, collectively (“CM-III”) and certain affiliates of Trust Company of the West (“TCW” and with MacKay Shields and CM-III, the “Major Sellers”) and Metropolitan Life Insurance Company (“Met Life”). The Transfer Notice was required under the terms of the Stockholders Agreement dated as of October 8, 2003 (the “Stockholders Agreement”) among ACP, the Management Stockholders (as defined therein) and the Major Sellers, which provided ACP with a first option to purchase the ACP securities proposed to be sold to Tontine by MacKay Shields and CM-III, for the same consideration being offered by Tontine. ACP determined not to exercise its first option to purchase those securities, and on May 25, 2006, pursuant to the Securities Purchase Agreement, Tontine purchased all of the shares of common stock of ACP (the “Shares”) and warrants to purchase Shares for an exercise price of $.01 per Share (the “Warrants” and together with the Shares, the “ACP Securities”) held by the Major Sellers and Met Life for $1.80 per Share and $1.79 per Warrant, payable in cash.

On May 26, 2006, Tontine also purchased 1,333,330 Shares for $1.80 per Share from certain officers and employees of Neenah and/or ACP (including Messrs. Barrett, LaChey, Varkoly, Andrews and DeRita) who collectively owned a total of 4,000,000 Shares (the “Sellers”) pursuant to the terms of a Stock Purchase Agreement, dated as of May 19, 2006 (the “Stock Purchase Agreement”). The Stock Purchase Agreement also grants each Seller a right to “put” an additional one-third of his or her Shares, collectively 1,333,330 additional Shares, subject to specified terms and conditions, to Tontine one year after the initial closing for $1.80 per Share.

The amount of ACP Securities purchased pursuant to the Securities Purchase Agreement and the Stock Purchase Agreement was 18,152,355 Shares and 20,992,053 Warrants, representing 48.4% of all Shares outstanding on a fully-diluted basis. The aggregate consideration paid for such securities was approximately $70.25 million. ACP Securities purchased by Tontine were purchased with working capital and on margin collateralized by other securities owned by Tontine. Tontine’s margin transactions are with UBS Securities LLC, on that firm’s usual terms and conditions.

In connection with the purchase of the ACP Securities by Tontine pursuant to the Securities Purchase Agreement and the Stock Purchase Agreement, the provisions of the Stockholders Agreement terminated on May 25, 2006.

As provided by the Stockholders Agreement, the board of directors of ACP then consisted of five directors. Under the Stockholders Agreement, MacKay Shields designated two members to the board of directors and CM-III and TCW each designated one member to the board of directors. Effective upon consummation of the transactions described above, all but one of those four directors resigned from the board of directors of ACP and its subsidiaries, including Neenah, and the board of directors unanimously elected Joseph V. Lash, David B. Gendell and Stephen E. K. Graham to the board of directors to fill the vacancies created by those resignations. William M. Barrett and Jeffrey G. Marshall continued to serve on the board of directors. Tontine purchased an aggregate of 400,000 Shares of ACP common stock, at a price of $1.80 per Share, from two of the former directors subsequent to their resignation from the board and purchased 200,000 Shares from a charity that acquired those Shares from a third director.

As of December 15, 2006, Tontine beneficially owned, in the aggregate, 22,929,467 Shares, and 21,139,220 Warrants, representing 54.5% of all Shares outstanding on a fully-diluted basis, which includes the 4,177,112 Shares and 147,167 Warrants that Tontine beneficially owned prior to entering into the Securities Purchase Agreement and the Stock Purchase Agreement.

The purchase of the ACP Securities by Tontine as described above constituted a Change of Control of Neenah, as defined in the indentures governing Neenah’s $133.1 million of outstanding 11% Notes and $100 million of outstanding 13% Notes. In accordance with those indentures, upon a Change of Control, Neenah was required to make tender offers to purchase all outstanding 11% Notes and all outstanding 13% Notes. Both tender offers were required to be made at a price of 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of purchase. Neenah entered into an agreement with Tontine whereby Tontine agreed that Tontine or an affiliate would acquire directly any 11% Notes and any 13% Notes that were tendered in the change of control tender offers. In accordance with that agreement, Tontine purchased all $115,000 of 11% Notes and all $76,292,000 of 13% Notes that were tendered in the change of control tender offers. As of December 15, 2006, Tontine continued to own, and to receive the interest payable on, those securities. On December 29, 2006, Neenah acquired all of the 11% Notes (including those owned by Tontine). It also acquired $75 million of Tontine’s 13% Notes in exchange for $75 million of new 12 1/2% Notes and issued a redemption notice for all of the remaining 13% Notes (including those owned by Tontine). The remaining 13% Notes were redeemed on February 2, 2007.

SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information known to us with respect to the beneficial ownership of the common stock of ACP, our ultimate parent company, as of December 21, 2006, or as otherwise indicated, by:

•	each person or entity who owns beneficially more than 5% or more of any class of ACP’s voting securities;

•	each of the named executive officers;

•	each director; and

•	all directors and executive officers as a group.

	Shares Beneficially Owned
Name of Beneficial Owner(1)(2)	Number	Percentage

Tontine Capital Partners, L.P.(3)	44,068,687	54.5%
Harbinger Capital Partners Master Fund I, Ltd.(4)	14,519,407	18.0%
William M. Barrett	833,334	1.0%
Gary W. LaChey	637,255	*
Joseph Varkoly	147,058	*
Joseph L. DeRita	269,608	*
John H. Andrews	98,040	*
Albert E. Ferrara, Jr.	0	*
David B. Gendell(3)	0	*
Stephen E. K. Graham	0	*
Joseph V. Lash(3)	0	*
Jeffrey G. Marshall(5)	200,000	*
All executive officers and directors as a group (13 persons)(6)	2,577,453	3.2%

*	Less than 1%

(1)	As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (1) the power to vote, or direct the voting of, such security or (2) investing power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days of December 21, 2006. Except as otherwise noted, the persons and entities listed on this table have sole voting and investment power with respect to all of the shares of common stock owned by them. Calculations are based on a total of 80,800,000 shares of common stock deemed to be outstanding as of December 21, 2006, which includes 46,974,602 shares of common stock outstanding and 33,825,398 warrants to purchase common stock. The warrants are exercisable at any time until October 7, 2013 and have a nominal exercise price of $.01 per share.

(2)	Includes the following number of shares issuable upon exercise of warrants held by Tontine Capital Partners, L.P. — 21,139,220 and warrants held by Harbinger Capital Partners Master Fund I, Ltd. — 5,544,764. The number of outstanding shares owned by Tontine and Harbinger are 22,929,467 and 8,974,643, respectively, amounting to 48.8% and 19.1%, respectively, of the shares outstanding as of December 21, 2006.

(3)	See “Certain Relationships and Related Transactions” for a description of the May 2006 transactions in which Tontine Capital Partners, L.P. acquired most of these shares and warrants. Mr. Gendell and Mr. Lash are employed by an affiliate of Tontine Capital Partners, L.P. Each disclaims beneficial ownership of the ACP shares and warrants beneficially owned by Tontine. The address for Tontine Capital Partners, L.P. is 55 Railroad Avenue, 1st Floor, Greenwich, CT 06830.

(4)	The address for Harbinger Capital Partners Master Fund I, Ltd. is Third Floor, Bishop’s Square, Redmond’s Hill, Dublin 2, Ireland.

(5)	Pursuant to the plan of reorganization, as a director, Mr. Marshall received 200,000 shares of common stock when we emerged from bankruptcy in 2003.

(6)	Excludes 289,217 shares beneficially owned by other managerial employees. Collectively, our management and directors own an aggregate of 2,866,670 shares of common stock, 1,333,330 of which may be sold to Tontine as described under “Certain Relationships and Related Transactions.”

Equity Compensation Plan Information

The following table sets forth information about our 2003 Management Equity Incentive Plan as of September 30, 2006:

Number of Securities
Remaining Available for
		Weighted-Average	Future Issuance Under
	Number of Securities to	Exercise Price of	Equity Compensation
	be Issued Upon Exercise	Outstanding	Plans (Excluding
	of Outstanding Options,	Options, Warrants	Securities Reflected in
Plan Category	Warrants and Rights	and Rights	the First Column)

Equity compensation plans approved by security holders(1)	—	—	4,000,000
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	4,000,000

(1)	The 2003 Management Equity Incentive Plan was adopted in connection with the Plan of Reorganization. The securities issuable under the plan are shares of ACP common stock.

DESCRIPTION OF CERTAIN DEBT

We summarize below the principal terms of the agreements that govern our 2006 Credit Facility and new 12 1/2% Notes (which are senior subordinated notes). In connection with any later permitted increase in the amount of the 2006 Credit Facility as described below, the pricing and structure of the 2006 Credit Facility may be changed by the administrative agent, in consultation with us, subject to certain limitations. This summary is not a complete description of all of the terms of the agreements.

New Credit Facility

Our new 2006 Credit Facility has been provided by a syndicate of banks and other financial institutions and provides financing of up to $100.0 million. It includes a provision permitting us to increase the amount of the 2006 Credit Facility by up to $10.0 million under specified conditions. The 2006 Credit Facility has a maturity of five years and includes borrowing capacity available for letters of credit (subject to a sublimit of $20.0 million) and for borrowings on same-day notice, referred to as swingline loans. Advances under the 2006 Credit Facility generally are limited to the sum of (a) 85% of eligible accounts receivable plus (b) 50% of eligible extended municipal accounts receivable outstanding plus 25% of eligible extra extended municipal accounts receivable outstanding (but not more than $3 million collectively) plus (c) 75% of the value of eligible inventory (but not more than 85% of the appraised net orderly liquidation value of acceptable inventory, if valued between April 1 and December 31 of any year, and not more than 95% of the appraised net orderly liquidation value of acceptable inventory if valued between January 1 and March 31 of any year) plus (d) 85% of the appraised orderly liquidation value of acceptable casting patterns and core boxes (but not more than $5 million).

Interest Rate and Fees

Borrowings under our 2006 Credit Facility bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the prime rate as announced from time to time by Bank of America, N.A., or (b) the LIBOR rate plus 125 basis points (1.25%). The applicable margin for such borrowings may be reduced subject to our attaining certain leverage ratios or increased if our excess availability falls below specified amounts.

In addition to paying interest on outstanding principal under our 2006 Credit Facility, we are required to pay an unused line fee to the lenders in respect of the unutilized commitments at a rate equal to 0.25% per annum. We also pay customary letter of credit and underwriting fees.

Amortization

Principal amounts outstanding under the 2006 Credit Facility will be due and payable in full at maturity, December 31, 2011.

Mandatory Prepayments

We are required to mandatorily prepay outstanding principal amounts under the 2006 Credit Facility upon certain asset sales (unless the proceeds are otherwise reinvested in the Company in accordance with the 2006 Credit Facility), upon certain equity offerings and upon receipt of any tax refunds, indemnity payments or pension plan reversions. Any outstanding principal amounts mandatorily prepaid under the 2006 Credit Facility will not, however, reduce the lenders’ aggregate commitments under the 2006 Credit Facility.

Guarantee and Security

All obligations under our 2006 Credit Facility are unconditionally guaranteed by each of our direct and indirect domestic subsidiaries. All obligations under our 2006 Credit Facility, and the guarantees of those obligations (as well as any cash management and hedging or other swap agreements), are secured by a first priority lien on substantially all of our and the guarantors’ accounts receivable, inventory, casting patterns and core boxes, business interruption insurance policies, inter-company loans (to the extent funded from proceeds of loans under our 2006 Credit Facility), cash and deposit accounts (other than proceeds of primary collateral) and related assets, and proceeds of the foregoing, and by a lien that is subordinate to the lien of the notes offered hereby on substantially all of our and the guarantors’ other assets.

Certain Covenants and Events of Default

Our 2006 Credit Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to (among other things):

•	sell or transfer assets;

•	incur additional indebtedness;

•	repay other indebtedness (including voluntary prepayments of the notes);

•	pay dividends and distributions or repurchase our capital stock or issue subsidiary stock;

•	create liens on assets;

•	enter into certain operating leases;

•	make investments, loans, guarantees or advances;

•	make certain acquisitions;

•	engage in mergers or consolidations;

•	enter into joint venture arrangements;

•	engage in certain transactions with affiliates;

•	amend organizational documents;

•	amend certain material agreements governing our indebtedness, including the notes; and

•	make capital expenditures.

In addition, our 2006 Credit Facility requires us to maintain a minimum interest coverage ratio or fixed charge coverage ratio if our unused availability is less than $15.0 million. It also contains certain customary affirmative covenants and events of default.

New Senior Subordinated Notes

The terms of the new 12 1/2% Notes are substantially similar to those of the 9 1/2% Notes (with customary modifications to the negative covenants to reflect that the 12 1/2% Notes are senior subordinated and not senior secured), except that (1) the 12 1/2% Notes are unsecured and subordinated to all of our and the guarantors’ “senior debt”, including the 9 1/2% Notes and debt under our 2006 Credit Facility, (2) the 12 1/2% Notes are redeemable at any time at our option at a price of 100% plus accrued interest (subject to compliance with any applicable covenants in our other debt instruments), (3) the 12 1/2% Notes mature on September 30, 2013 and (4) the 12 1/2% Notes bear interest at a rate of 12.5% per annum.

DESCRIPTION OF THE NOTES

In this description of the notes, the term “Company” refers only to Neenah Foundry Company, and any successor obligor on the notes, and not to any of its subsidiaries. You can find the definitions of certain terms used in this description under “— Certain Definitions.”

The Company issued the Original Notes and will issue the Exchange Notes (collectively, the “notes”) under an indenture among the Company, the guarantors and The Bank of New York Trust Company, N.A., as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

The following is a summary of the material provisions of the indenture, the registration rights agreement and the Security Documents. Because this is a summary, it may not contain all the information that is important to you. You should read the indenture, the registration rights agreement and the Security Documents in their entirety. Copies of the indenture, the registration rights agreement and the Security Documents are available as described under “Where You Can Find Additional Information.”

Brief Description of the Notes

The notes

•	are senior secured obligations of the Company, ranking equally in right of payment with all existing and future unsubordinated Debt of the Company and effectively senior to all unsecured Debt of the Company to the extent of the value of the Collateral;

•	are guaranteed by each guarantor, which guaranty shall in each case be a senior secured obligation of such guarantor, ranking equally in right of payment with all existing and future unsubordinated Debt of such guarantor;

•	are secured by a first priority Lien on the Primary Collateral referred to below and a second priority Lien on the Secondary Collateral; and

•	rank senior in right of payment to all of the Company’s and the guarantors’ future Debt that expressly provides for its subordination to the notes and the Note Guaranties.

Principal, Maturity and Interest

The Company is offering $225,000,000 aggregate principal amount of the Exchange Notes in exchange for a like principal amount of the Original Notes. See “The Exchange Offer.” The notes will mature on January 1, 2017. Interest on the notes will accrue at the rate of 9 1/2% per annum. The Company will pay interest on the notes semi-annually in arrears on January 1 and July 1 of each year, commencing on July 1, 2007, to holders of record on the immediately preceding December 15 and June 15. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Company will pay interest on overdue principal of the notes at 1% per annum in excess of the stated rate of 9 1/2% per annum and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Additional interest is payable with respect to the notes in certain circumstances if the Company does not consummate the Exchange Offer (or shelf registration, if applicable) as further described under “— Registration Rights; Exchange Offer.”

Additional Notes

Subject to the covenants described below, the Company may issue additional notes under the indenture having the same terms in all respects as the notes, except that interest will accrue on the additional notes from their date of issuance. The Original Notes, the Exchange Notes and any additional notes would be treated as a single series for all purposes under the indenture and will vote together as one series on all matters with respect to the notes. The Company will issue additional notes only if such notes are fungible with the notes offered hereby for U.S. federal income tax purposes. Unless the context otherwise requires, for all purposes of the indenture and this “Description of the Notes,” references to the notes include any additional notes actually issued.

Optional Redemption

Except as set forth in the next two paragraphs, the notes are not redeemable at the option of the Company.

At any time and from time to time on or after January 1, 2012, the Company may redeem the notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest and additional interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 1 of the years indicated below.

Year	Percentage

2012	104.750%
2013	103.167%
2014	101.583%
2015 and thereafter	100%

At any time and from time to time prior to January 1, 2010 the Company may redeem notes with the net cash proceeds received by the Company from any Public Equity Offering at a redemption price equal to 109.5% of the principal amount plus accrued and unpaid interest to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the notes issued (including additional notes), provided that

(1)	in each case the redemption takes place not later than 60 days after the closing of the related Public Equity Offering, and

(2)	not less than 65% of the aggregate principal amount of the notes issued (including additional notes) remains outstanding immediately thereafter.

If fewer than all of the notes are being redeemed, the trustee will select the notes to be redeemed pro rata, by lot or by any other method the trustee in its sole discretion deems fair and appropriate, in denominations of $1,000 principal amount and multiples thereof. Upon surrender of any note redeemed in part, the holder will receive a new note equal in principal amount to the unredeemed portion of the surrendered note. Once notice of redemption is sent to the holders, notes called for redemption become due and payable at the redemption price on the redemption date, and, commencing on the redemption date, notes redeemed will cease to accrue interest.

No Mandatory Redemption or Sinking Fund

There will be no mandatory redemption or sinking fund payments for the notes.

Guaranties

The obligations of the Company pursuant to the notes, including any repurchase obligation resulting from a Change of Control, are unconditionally guaranteed, jointly and severally, on a secured basis, by all of the Company’s existing Wholly Owned Domestic Restricted Subsidiaries. If the Company or any of its Restricted Subsidiaries acquires or creates a Wholly Owned Domestic Restricted Subsidiary after the date of the indenture or acquires or creates any other Restricted Subsidiary and such Restricted Subsidiary guarantees any other Debt of the Company, the new Restricted Subsidiary must provide a guaranty of the notes (a “Note Guaranty”) and become a party to the Security Documents (and pledge its assets to the extent they would constitute Collateral).

Each Note Guaranty is limited to the maximum amount that would not render the guarantors’ obligations subject to avoidance under applicable fraudulent transfer provisions of the United States Bankruptcy Code or any comparable provision of state law. By virtue of this limitation, a guarantor’s obligation under its Note Guaranty could be significantly less than amounts payable with respect to the notes, or a guarantor may have effectively no obligation under its Note Guaranty. See “Risk Factors — Federal and state fraudulent transfer laws may permit a court to void the guarantees.”

The Note Guaranty of a guarantor will terminate upon

(1) a sale or other disposition (including by way of consolidation or merger) of the guarantor or the sale or disposition of all or substantially all the assets of the guarantor (other than to the Company or a Restricted Subsidiary) otherwise permitted by the indenture,

(2) the designation in accordance with the indenture of the guarantor as an Unrestricted Subsidiary, or

(3) defeasance or discharge of the notes, as provided in “— Defeasance and Discharge”.

Security

General

The notes and the Note Guaranties are secured by a first priority Lien (subject to exceptions specified in the applicable Security Documents) on substantially all of the assets (other than accounts receivable, inventory, casting patterns and core boxes, business interruption insurance policies, inter-company loans (to the extent funded with proceeds of loans under the Credit Agreement), cash and deposit accounts (other than proceeds of Primary Collateral (as defined below)) and related assets, and any proceeds of the foregoing) that are owned or hereafter acquired by the Company and by each of the guarantors (collectively, the “Primary Collateral”).

In addition, the notes and the Note Guaranties are secured by a Lien that is junior to the Lien securing the Bank Obligations on the accounts receivable, inventory, casting patterns and core boxes, business interruption insurance policies, inter-company loans (to the extent funded with proceeds of loans under the Credit Agreement), cash and deposit accounts (other than proceeds of Primary Collateral) and related assets, and any proceeds of the foregoing, that are owned or hereafter acquired by the Company and by each of the guarantors (collectively, “Secondary Collateral” and, together with the Primary Collateral, the “Collateral”). If material property is acquired by the Company or a guarantor that is not automatically subject to a perfected security interest under the Security Documents, then the Company or guarantor will, within 30 days, provide security over this property in favor of the Collateral Agent and deliver certain certificates and opinions in respect thereof as specified in the indenture.

The notes are effectively subordinated to existing and future secured Debt secured by a first priority lien to the extent of any assets serving as collateral for such Debt that are not Primary Collateral, and each Note Guaranty likewise is effectively subordinated to existing and future secured Debt of the respective guarantors secured by a first priority lien to the extent of any assets serving as collateral for such Debt that are not Primary Collateral. Specifically, the Bank Obligations, and the guarantees thereof by each of the guarantors, are secured by a first priority Lien on the Secondary Collateral, and the notes and the Note Guaranties are secured by a Lien on such collateral that is junior to the Lien securing the Bank Obligations. In addition, the indenture permits the Company and the guarantors to create additional Liens under specified circumstances. See the definition of “Permitted Liens” under “— Certain Definitions.” In addition to their first-priority Lien on the Secondary Collateral, the lenders under the Credit Agreement also have a second-priority Lien, junior to that of the noteholders, on the Primary Collateral to secure the Bank Obligations.

Under the terms of the Security Documents, the Collateral Agent will not perfect the Liens on certain portions of the Collateral (including certain property for which the UCC does not govern perfection, certain deposit accounts, certain investment property and letter-of-credit rights). If the value of such property exceeds certain amounts, the Collateral Agent may require that the Company take such actions as are necessary to perfect the Liens thereon.

Enforcement of Liens

Upon the occurrence and during the continuance of an Event of Default and subject to the Intercreditor Agreement, the trustee will have the right to exercise on behalf of the holders of the notes such remedies, including remedies with respect to the Primary Collateral and the Secondary Collateral, as are available under the indenture, the Security Documents and at law. Under the terms of the indenture and the Security Documents but subject to the Intercreditor Agreement, the trustee will determine (or will follow the direction of the holders of a majority in principal amount of the outstanding notes in establishing) the circumstances and manner in which to dispose of the Primary Collateral and the Secondary Collateral, including, but not limited to, the determination of whether to foreclose on such Collateral following an Event of Default. The right of the trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default under the indenture:

•	is subject to the provisions of the Intercreditor Agreement;

•	in the case of assets that relate to Permitted Liens, is subject to the terms of agreements governing those Permitted Liens;

•	with respect to any Collateral, is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against the Company or any of its Subsidiaries prior to the trustee having repossessed and disposed of the Collateral; and

•	in the case of real property Collateral, could also be significantly impaired by restrictions under state law.

Any proceeds of any Collateral foreclosed upon or otherwise realized upon pursuant to the Security Documents will be applied in the following order:

•	if such Collateral is Primary Collateral, first, to the trustee to pay any costs and expenses due to the trustee in connection with the foreclosure or realization of such Collateral, second, to the trustee for the benefit of the noteholders to pay all amounts due in respect of the notes and third, to the agent under the Credit Agreement for application to the payment of the Bank Obligations; or

•	if such Collateral is Secondary Collateral, first, to the agent under the Credit Agreement to pay any costs and expenses due to the agent in connection with the foreclosure or realization of such Collateral, second to agent under the Credit Agreement for application to the payment of the Bank Obligations, and third, to the trustee for the benefit of the noteholders to pay all amounts due in respect of the notes; and

•	finally, in the case of any surplus, to the Company or the guarantor that pledged such Collateral, or its assigns.

See “Risk Factors — Risks Related to the Notes — Bankruptcy laws may limit your ability to realize value from the collateral” and “Risk Factors — Risks Related to the Notes — Federal and state fraudulent transfer laws may permit a court to void the guarantees.”

The Company has not conducted appraisals of the Collateral in connection with the offering of the Original Notes or this Exchange Offer. The consolidated book value of the Primary Collateral as of December 31, 2006 was approximately $152.0 million. In addition, the consolidated book value of the Secondary Collateral was approximately $152.3 million as of December 31, 2006. The amount realized in respect of the Collateral in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. In addition, the fact that the lenders under the Credit Agreement have a first priority Lien on the Secondary Collateral and other Persons may have first-priority Liens in respect of assets subject to Permitted Liens could have a material adverse effect on the amount that would be realized upon a liquidation of the Collateral. Accordingly, there can be no assurance that proceeds of any sale of the Collateral pursuant to the indenture and the related Security Documents following an Event of Default would be sufficient to satisfy, or would not be substantially less than, amounts due under the notes. See “Risk Factors — Risks Related to the Notes — If there is a default, the value of the collateral may not be sufficient to repay the holders of the notes.” If the proceeds of any of the Collateral were not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of the Company and the guarantors. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Likewise, there can be no assurance that the Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation. To the extent that Liens (including Permitted Liens), rights or easements granted to third parties encumber assets located on property owned by the Company or the guarantors, including the Secondary Collateral, such third parties have or may exercise rights and remedies with respect to the property subject to such Liens that could adversely affect the value of the Collateral and the ability of the trustee or the holders of the notes to realize or foreclose on Collateral.

Release of Liens

The Liens on the Collateral securing the notes will be released:

(1) upon payment in full of principal, interest and all other Obligations on the notes issued under the indenture or discharge or defeasance thereof;

(2) upon release of a Note Guaranty (with respect to the Liens securing such Note Guaranty granted by such guarantor); and

(3) in connection with any disposition of Collateral to any Person other than the Company or any of its Restricted Subsidiaries (but excluding any transaction subject to “— Certain Covenants — Merger and Consolidation — The Company”) that is permitted by the indenture (with respect to the Lien on such Collateral).

Each of these releases shall be effected by the Collateral Agent (or shall be deemed automatically to occur without any action by the Collateral Agent with respect to Collateral that is Secondary Collateral whenever such Collateral is released pursuant to the Intercreditor Agreement as set forth more fully below) without the consent of the noteholders or any action on the part of the trustee.

To the extent applicable, the Company will comply with Section 313(b) of the TIA, relating to reports, and Section 314(d) of the TIA, relating to the release of property and to the substitution therefor of any property to be pledged as collateral for the notes. Any certificate or opinion required by Section 314(d) of the TIA may be made by an Officer of the Company except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the trustee. Notwithstanding anything to the contrary herein, the Company and its Subsidiaries will not be required to comply with all or any portion of Section 314(d) of the TIA if they determine, in good faith based on advice of outside counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the TIA is inapplicable to the released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the SEC have permitted an indenture qualified under the TIA to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d) of the TIA. In addition, under interpretations provided by the SEC, to the extent that a release of a Lien is made without the need for consent by the note holders or the trustee, the provisions of Section 314(d) may be inapplicable to the release.

Disposition of Collateral; Collateral Proceeds Account

Pursuant to the indenture and the Security Documents, the Company and the Guarantors will deposit in a cash collateral account: (1) cash proceeds from any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of Primary Collateral having an aggregate fair market value of more than $2.5 million, (2) any cash proceeds in excess of $2.5 million of any Primary Collateral taken by eminent domain, expropriation or other similar governmental taking and (3) cash proceeds in excess of $2.5 million of insurance upon any part of the Primary Collateral. The Collateral Agent will have a perfected security interest in the account for the benefit of the trustee and the noteholders. Proceeds of the account may only be released to the Company or the applicable Guarantor for use as permitted by clause (3) or (4) described under “— Certain Covenants — Limitation on Assets Sales”. The Company will not be required to deposit any proceeds from eminent domain or other similar taking or insurance to the extent that it furnishes the Collateral Agent and the trustee with an Officers’ Certificate certifying that it has invested an amount in compliance with such clauses equal to, or in excess of, the amount of such proceeds in anticipation of receipt of such funds. The Company and the Guarantors will be required to comply with the requirements described above with respect to dispositions of Primary Collateral before they may use the moneys in the cash collateral account.

Intercreditor Agreement

The Company, the Guarantors, the trustee (including in its capacity as Collateral Agent under the notes) and the agent under the Credit Agreement have entered into an Intercreditor Agreement to establish the relative priority status of the Liens securing the notes and the Liens securing the Bank Obligations. Pursuant to the Intercreditor Agreement, the trustee, on behalf of the noteholders, has agreed to subordinate the Liens on the Secondary Collateral securing the notes to the Liens securing the Bank Obligations. Similarly, the agent under the Credit Agreement has agreed, on behalf of the lenders under the Credit Agreement, to subordinate the Liens on the Primary Collateral securing the Bank Obligations to the Liens securing the notes.

The following is a brief description of the provisions of the Intercreditor Agreement that have been agreed to by the trustee, for itself and on behalf of the noteholders, with respect to the Secondary Collateral. Similarly, the agent under the Credit Agreement has agreed, for itself and on behalf of the lenders under the Credit Agreement, to reciprocal provisions with respect to the Primary Collateral.

Limits on Enforcement Against Secondary Collateral

So long as the discharge of the Bank Obligations has not occurred, whether or not any insolvency or liquidation proceeding has been commenced by or against the Company, neither the trustee nor any noteholder shall:

(1) exercise or seek to exercise any rights or remedies as a secured creditor (including set-off) with respect to any Secondary Collateral in respect of any applicable Obligations under the notes, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure);

(2) contest, protest or object to any foreclosure proceeding or action brought with respect to the Secondary Collateral by the agent or any lender under the Credit Agreement in respect of the Bank Obligations, the exercise of any right by the agent or any lender under the Credit Agreement (or any agent or sub-agent on their behalf) in respect of the Bank Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the trustee or any noteholder either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies as a secured party relating to the Secondary Collateral under the Credit Agreement and related agreements or otherwise in respect of Bank Obligations;

(3) object to the forbearance by the lenders under the Credit Agreement from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Secondary Collateral in respect of Bank Obligations; or

(4) take or receive any Secondary Collateral or any proceeds of Secondary Collateral in connection with the exercise of any right or remedy (including set-off) with respect to any Secondary Collateral in respect of the applicable Obligations under the notes.

However, upon the occurrence of an Event of Default under the indenture, the trustee may, upon ten days’ prior written notice to the agent under the Credit Agreement, take action to enforce the Liens on the Secondary Collateral securing the notes if the agent under the Credit Agreement has not commenced the exercise of remedies with respect to all or a material portion of the Secondary Collateral within 120 days following written notice to such agent of the occurrence of such Event of Default and a written demand to the Company for accelerated payment of the applicable Obligations under the notes.

Pursuant to the Intercreditor Agreement, the trustee, for itself and on behalf of the noteholders, has (i) agreed that neither the trustee nor any noteholder will take any action, other than as described above, that would hinder any exercise of remedies undertaken by the agent or the lenders under the Credit Agreement with respect to the Secondary Collateral, including any sale, lease, exchange, transfer or other disposition of the Secondary Collateral, whether by foreclosure or otherwise, (ii) waived any and all rights it or any noteholder may have as a junior lien creditor or otherwise object to the manner in which the agent or the lenders under the Credit Agreement seek to enforce their liens on the Secondary Collateral, regardless of whether any action or failure to act by or on behalf of the agent or the lenders under the Credit Agreement is adverse to the interests of the noteholders and (iii) agreed that the agent and the lenders under the Credit Agreement will have no duties to them in respect of the maintenance or preservation of the Secondary Collateral (other than, in the case of the agent under the Credit Agreement, a duty to hold certain collateral as bailee of the trustee and the noteholders for purposes of perfecting the second priority Lien).

Release of Liens on the Secondary Collateral

Under the Intercreditor Agreement, upon the sale, transfer or other disposition of any Secondary Collateral (due to any exercise of remedies by the agent or the lenders under the Credit Agreement or with the consent of such agent during an event of default under the Credit Agreement, or upon the sale of such Collateral by the Company or a Guarantor as permitted by the indenture, the Security Documents and the Credit Agreement), the Liens on the Secondary Collateral securing the notes will be automatically released once the Liens on such Collateral securing the Bank Obligations are released and discharged. The Trustee, for itself and on behalf of the noteholders, has irrevocably appointed the agent under the Credit Agreement, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the trustee and the noteholders, for the purpose of carrying out the release and discharge of the Liens on the Secondary Collateral in accordance with the terms of the Intercreditor Agreement.

In addition, the intercreditor agreement provides that the holders of the first priority liens may amend, waive, or consent in respect of, or replace, the Security Documents of such holders with respect to such Collateral and such changes will automatically apply to the Security Documents of the second priority lien holders; provided that (A) no such amendment, waiver or consent shall have the effect of removing assets subject to the second priority liens, except to the extent that a release of such Lien is permitted by the section of the intercreditor agreement relating to the release of the second priority liens once certain conditions have been met (as described above) and (B) any such amendment, waiver or consent does not materially and adversely affect the rights of the trustee and the holders of the second priority liens.

Certain Waivers

In addition, the trustee, on behalf of itself and each applicable noteholder, has agreed that with respect to the Secondary Collateral securing the notes:

(1) until discharge of the Bank Obligations has occurred, none of them shall seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the Secondary Collateral without the prior written consent of the agent under the Credit Agreement;

(2) none of them shall contest (or support any other Person contesting) (a) any request by the agent or the lenders under the Credit Agreement for adequate protection or (b) any objection by the agent or the lenders under the Credit Agreement to any motion, relief, action or proceeding based on the agent or the lenders under the Credit Agreement claiming a lack of adequate protection. The agent under the Credit Agreement may seek or request adequate protection of its interest in the Secondary Collateral in the form of a replacement Lien on additional collateral, which Lien, if granted, will be senior to the Liens securing the Obligations under the notes, including any adequate protection Liens permitted to be granted to the trustee and the noteholders. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) the trustee, on behalf of itself and any noteholder, may seek or request adequate protection in the form of a replacement Lien on additional collateral, provided that, to the extent such collateral constitutes Secondary Collateral, any such Lien shall be subordinated to the Liens securing the Bank Obligations and any DIP Financing (as defined below) permitted under the Intercreditor Agreement (and all Obligations relating thereto) on the same basis as the other Liens securing the Obligations under the notes are so subordinated to the Liens securing the Bank Obligations and (ii) in the event the trustee, on behalf of itself or any applicable noteholder, seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then, to the extent such collateral constitutes Secondary Collateral, such trustee, on behalf of itself or each such noteholder, agrees that the agent under the Credit Agreement shall also be granted a senior Lien on such additional collateral as security for the applicable Bank Obligations and any such DIP Financing, and that any Lien on such additional collateral securing the Obligations under the notes shall be subordinated to the Liens on such collateral securing the Bank Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the lenders under the Credit Agreement as adequate protection on the same basis as the other Liens securing the Obligations under the notes are so subordinated to such Liens securing Bank Obligations; and

(3) until the discharge of the Bank Obligations has occurred, the trustee, on behalf of itself and each applicable noteholder, will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens securing the Bank Obligations for costs or expenses of preserving or disposing of any Secondary Collateral.

In addition, if the Company or any Guarantor is subject to any insolvency or liquidation proceeding and the agent under the Credit Agreement desires to permit the use of cash collateral or to permit the Company or any other Guarantor to obtain financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision in any Bankruptcy Law (“DIP Financing”), then the trustee, on behalf of itself and each applicable noteholder, will agree, with respect to the Secondary Collateral securing the notes, that it will raise no objection to, and will not support any objection to, and will not otherwise contest:

(1) such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by the Intercreditor Agreement) and, to the extent the Liens securing the Bank Obligations are subordinated to any Liens securing such DIP Financing, will subordinate its Liens in the Secondary Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Obligations under the notes are so subordinated to Liens securing the Bank Obligations, provided that the sum of (i) the aggregate principal amount of any and all such DIP Financing and (ii) the amount of Bank Obligations outstanding at such time does not exceed the amount of the lenders’ aggregate revolving commitment under the Credit Agreement plus 10% thereof (but not to exceed $121 million in any event);

(2) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the Bank Obligations made by the agent or any other lender under the Credit Agreement;

(3) any lawful exercise by any lender under the Credit Agreement of the right to credit bid Bank Obligations at any sale in foreclosure of Collateral;

(4) any other request for judicial relief made in any court by any holder of Bank Obligations relating to the lawful enforcement of any Lien on the Secondary Collateral; or

(5) any order relating to a sale of assets of any grantor to which the agent under the Credit Agreement has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the Bank Obligations and the Obligations under the notes will attach to the proceeds of the sale on the same basis of priority as the Liens securing the related Secondary Collateral securing the Bank Obligations rank to the Liens on such Collateral securing the Obligations under the notes in accordance with the Intercreditor Agreement.

No Impairment of the Security Interests

Neither the Company nor any of its Restricted Subsidiaries is permitted to take any action, or knowingly or negligently omit to take any action, which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the trustee and the noteholders.

The indenture provides that any release of Collateral in accordance with the provisions of the indenture and the Security Documents will not be deemed to impair the security under the indenture, and that any engineer or appraiser may rely on such provision in delivering a certificate requesting release so long as all other provisions of the indenture with respect to such release have been complied with.

Registration Rights; Exchange Offer

The Company, the Guarantors and the initial purchaser entered into the registration rights agreement on the Issue Date (December 29, 2006). In the registration rights agreement, the Company and the Guarantors agreed to file the exchange offer registration statement with the SEC within 90 days of the Issue Date (i.e., by March 29, 2007), and to use their respective best efforts to have it declared effective no later than 210 days after the Issue Date (i.e., by July 27, 2007). The Company and the Guarantors also agreed to use their best efforts to cause the exchange offer registration statement to be effective continuously, to keep each exchange offer open for a period of not less than 30 days and cause the exchange offer to be consummated no later than the 40th day after the exchange offer registration statement is declared effective by the SEC (the “consummation deadline”). This prospectus is part of the exchange offer registration statement, and it and the Exchange Offer are intended to satisfy these obligations.

Pursuant to the Exchange Offer, certain holders of Original Notes that constitute Transfer Restricted Securities may exchange their Transfer Restricted Securities for registered notes (“Exchange Notes”). To participate in the Exchange Offer, each holder must represent that it is not an affiliate of the Company or a broker-dealer tendering notes acquired directly from the Company for its own account, it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the notes that are issued in the Exchange Offer, and that it is acquiring the notes in the Exchange Offer in its ordinary course of business.

If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

If:

•	because of any change in applicable law or in interpretations thereof by the SEC staff, the Company and the Guarantors are not permitted to effect the Exchange Offer;

•	the Exchange Offer is not consummated by the 250th day after the Issue Date (i.e., by September 5, 2007);

•	the initial purchaser so requests with respect to Original Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer; or

•	any other holder is not eligible to participate in the Exchange Offer or, in the case of any holder (other than an exchanging broker-dealer) that participates in the Exchange Offer and does not receive freely tradeable Exchange Notes on the date of the exchange and so requests, the Company and the Guarantors will be required to file with the SEC a shelf registration statement to register for public resale the Transfer Restricted Securities held by any such holder within 90 days after such triggering event and use their best efforts to have it declared effective no later than 210 days after the trigger date. A holder who sells notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be required to agree in writing to be bound by the provisions of the registration rights agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the notes will be required to deliver information to be used in connection with the shelf registration statement in order to have its notes included in the shelf registration statement.

For the purposes of the registration rights agreement, “Transfer Restricted Securities” means each note until:

(1) the date on which such note is exchanged in the Exchange Offer by a person other than a broker-dealer for a freely transferable Exchange Note;

(2) following the exchange by a broker-dealer in the Exchange Offer of an Original Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from the broker-dealer on or prior to the date of such sale a copy of this prospectus contained in the exchange offer registration statement,

(3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement, or

(4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

The registration rights agreement provides that if:

(i) the Company and the Guarantors fail to file any registration statement required by the agreement on or prior to the applicable deadline;

(ii) any registration statement is not declared effective on or prior to the applicable effectiveness deadline;

(iii) the Exchange Offer is not consummated on or prior to the consummation deadline, or

(vi) any registration statement has been declared effective but thereafter ceases to be effective or useable in connection with resales of the Transfer Restricted Securities during the periods specified in the registration rights agreement, (each, a “Registration Default”), the Company and the Guarantors agree to pay to each holder of Transfer Restricted Securities affected thereby additional interest over and above the 9 1/2% interest set forth in the title of the securities from and including the date on which any Registration Default shall occur to but excluding the date on which all such Registration Defaults have been cured, at a rate of 0.25% per annum for the first 90-day period immediately following the occurrence of a Registration Default, to be increased by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.00% per annum.

All accrued additional interest shall be paid by the Company and the Guarantors in the same manner and at the same time as payments of interest. All of the Original Notes and the Exchange Notes will be treated as a single class and will vote together under the indenture.

All references in the indenture, in any context, to any interest or other amount payable on or with respect to the notes is deemed to include any additional interest pursuant to the registration rights agreement.

Certain Covenants

The indenture contains covenants including, among others, the following:

Limitation on Debt and Disqualified or Preferred Stock

(a) The Company

(1) will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt; and

(2) will not, and will not permit any Restricted Subsidiary to, Incur any Disqualified Stock, and will not permit any of its Restricted Subsidiaries to Incur any Preferred Stock (other than Disqualified or Preferred Stock of Restricted Subsidiaries held by the Company or a Wholly-Owned Restricted Subsidiary, so long as it is so held);

provided that the Company or any Guarantor may Incur Debt or Disqualified Stock if, on the date of the Incurrence, after giving effect to the Incurrence and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio is not less than 2.00 to 1.00.

(b) Notwithstanding the foregoing, the Company and, to the extent provided below, any Restricted Subsidiary may Incur the following (“Permitted Debt”):

(1) Debt (“Permitted Bank Debt”) of the Company pursuant to the Credit Agreement; provided that the aggregate principal amount of such Debt at any time outstanding does not exceed the greater of (x) $110 million, and (y) the Borrowing Base Amount, and Guarantees of such Debt by any Restricted Subsidiary;

(2) Debt of the Company or any Restricted Subsidiary to the Company or any Restricted Subsidiary so long as such Debt continues to be owed to the Company or a Restricted Subsidiary and which, if the obligor is the Company or a Guarantor, is subordinated in right of payment to the notes;

(3) Debt of the Company pursuant to the notes (other than additional notes) and the New Senior Subordinated Notes due 2013 (which we refer to as the 12 1/2% Notes elsewhere in this prospectus) and Debt of any Guarantor pursuant to a Note Guaranty of the notes (including additional notes) and any guarantee of the New Senior Subordinated Notes due 2013;

(4) Debt (“Permitted Refinancing Debt”) constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, refinance or refund, including by way of defeasance (all of the above, for purposes of this clause, “refinance”) then outstanding Debt in an amount not to exceed the principal amount of the Debt so refinanced, plus premiums, fees and expenses; provided that

(A) in case the Debt to be refinanced is subordinated in right of payment to the notes, the new Debt, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the notes at least to the extent that the Debt to be refinanced is subordinated to the notes,

(B) the Average Life of the new Debt is at least equal to the remaining Average Life of the Debt to be refinanced,

(C) in no event may Debt of the Company be refinanced pursuant to this clause by means of any Debt of any Restricted Subsidiary that is not a Guarantor, and in no event may Debt of a Guarantor be refinanced pursuant to this clause by means of any Debt of any Restricted Subsidiary that is not a Guarantor, and

(D) Debt Incurred pursuant to clauses (1), (2), (5), (6), (10), (11), (12) and (13) may not be refinanced pursuant to this clause;

(5) Hedging Agreements of the Company or any Restricted Subsidiary entered into in the ordinary course of business for the purpose of limiting risks associated with the business of the Company and its Restricted Subsidiaries and not for speculation;

(6) Debt of the Company or any Restricted Subsidiary with respect to letters of credit and bankers’ acceptances issued in the ordinary course of business and not supporting Debt, including letters of credit supporting performance, surety or appeal bonds or indemnification, adjustment of purchase price or similar obligations incurred in connection with the acquisition or disposition of any business or assets;

(7) Acquired Debt, provided that after giving effect to the Incurrence thereof, the Company could Incur at least $1.00 of Debt under paragraph (a) above;

(8) Debt of the Company or any Restricted Subsidiary outstanding on the Issue Date (and, for purposes of clause (4)(D), not otherwise constituting Permitted Debt);

(9) Debt of the Company or any Restricted Subsidiary, which may include Capital Leases, Incurred on or after the Issue Date no later than 180 days after the date of purchase or completion of construction or improvement of property for the purpose of financing all or any part of the purchase price or cost of construction or improvement, provided that the aggregate outstanding principal amount of any Debt Incurred pursuant to this clause may not exceed (a) the greater of (i) $10.0 million or (ii) 3% of Tangible Assets (measured at the time of Incurrence of any such Debt), in each case less (b) the aggregate outstanding amount of Permitted Refinancing Debt Incurred to refinance Debt Incurred pursuant to this clause; provided, however, that no Debt may be incurred pursuant to this clause in order to finance any part of the purchase price or cost of construction or improvement of the New Mold Line;

(10) Debt of the Company or any Guarantor consisting of Guarantees of Debt of the Company or any Guarantor Incurred under any other clause of this covenant;

(11) Debt of the Company or a Restricted Subsidiary owed to any Person in connection with liability insurance provided by such Person to the Company or such Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(12) Debt in respect of performance bonds; and

(13) other Debt of the Company or any Restricted Subsidiary Incurred on or after the Issue Date not otherwise permitted in an aggregate principal amount at any time outstanding not to exceed $15.0 million.

For purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Debt in any manner that complies with this covenant; provided that all Debt under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (1) and the Company shall not be permitted to reclassify all or any portion of such Debt under the Credit Agreement outstanding on the Issue Date.

Notwithstanding anything contained herein, neither the Company nor any Guarantor may Incur any Debt that is subordinate in right of payment to other Debt of the Company or the Guarantor unless such Debt is also subordinate in right of payment to the notes or the relevant Note Guaranty on substantially identical terms.

Limitation on Restricted Payments

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly (the payments and other actions described in the following clauses being collectively “Restricted Payments”):

•	declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in the Company’s Qualified Equity Interests) held by Persons other than the Company or any of its Wholly Owned Restricted Subsidiaries;

•	purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary held by Persons other than the Company or any of its Wholly Owned Restricted Subsidiaries;

•	repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Debt except a payment of interest or principal at Stated Maturity; or

•	make any Investment other than a Permitted Investment;

unless, at the time of, and after giving effect to, the proposed Restricted Payment:

(1) no Default has occurred and is continuing,

(2) the Company could Incur at least $1.00 of Debt under paragraph (a) of “— Limitation on Debt and Disqualified or Preferred Stock”, and

(3) the aggregate amount expended for all Restricted Payments made on or after the Issue Date would not, subject to paragraph (c), exceed the sum of

(A) 50% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, beginning on the first day of the first fiscal quarter of the Company for which a quarterly or annual report is provided pursuant to “— Financial Reports” after the Issue Date and ending on the last day of the Company’s most recently completed fiscal quarter for which internal financial statements are available, plus

(B) subject to paragraph (c), the aggregate net cash proceeds received by the Company (other than from a Subsidiary) after the Issue Date from

(i) the issuance and sale of its Qualified Equity Interests, including by way of issuance of its Disqualified Equity Interests or Debt to the extent since converted into Qualified Equity Interests of the Company, or

(ii) as a contribution to its common equity, plus

(C) an amount equal to the sum, for all Unrestricted Subsidiaries, of the following:

(x) the cash return, after the Issue Date, on Investments in an Unrestricted Subsidiary made after the Issue Date pursuant to this paragraph (a) as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), plus

(y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the assets less liabilities of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments made after the Issue Date by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary pursuant to this paragraph (a), plus

(D) the cash return, after the Issue Date, on any other Investment made after the Issue Date pursuant to this paragraph (a), as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of such Investment so made.

The amount expended in any Restricted Payment, if other than in cash, will be deemed to be the fair market value of the relevant non-cash assets, as determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a Board Resolution.

(b) The foregoing will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with paragraph (a);

(2) dividends or distributions by a Restricted Subsidiary payable, on a pro rata basis or on a basis more favorable to the Company, to all holders of any class of Capital Stock of such Restricted Subsidiary a majority of which is held, directly or indirectly through Restricted Subsidiaries, by the Company;

(3) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of all or any portion of the Company’s 13% Senior Subordinated Notes which are outstanding on the Issue Date with the proceeds of the offering of the notes and of the offering of the New Senior Subordinated Notes due 2013;

(4) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Debt with the proceeds of, or in exchange for, Permitted Refinancing Debt, or in the case of the New Senior Subordinated Notes due 2013, proceeds of, or in exchange for, Permitted Refinancing Debt (or Debt that would be Permitted Refinancing Debt except that it is senior unsecured Debt and therefore would not comply with clause (A) of the definition thereof);

(5) the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of a substantially concurrent offering of, Qualified Equity Interests of the Company or of a cash contribution to the common equity of the Company;

(6) the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Debt of the Company in exchange for, or out of the proceeds of, a substantially concurrent offering of, Qualified Equity Interests of the Company or of a cash contribution to the common equity of the Company;

(7) any Investment made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering of Qualified Equity Interests of the Company or of a cash contribution to the common equity of the Company;

(8) the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or ACP Holding held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the Equity Interests were issued; provided that the aggregate cash consideration paid therefor after the Issue Date does not exceed an aggregate amount of $1,000,000 in any fiscal year (with unused amounts in any fiscal year being permitted to be carried over for the two succeeding fiscal years);

(9) the payment of cash dividends on any Disqualified Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary Incurred after the Issue Date in compliance with “— Limitation on Debt and Disqualified or Preferred Stock”;

(10) the repurchase of any Subordinated Debt at a purchase price not greater than 101% of the principal amount thereof in the event of (x) a change of control pursuant to a provision no more favorable to the holders thereof than “— Repurchase of Notes Upon a Change of Control” or (y) an Asset Sale pursuant to a provision no more favorable to the holders thereof than “— Limitation on Asset Sales”, provided that, in each case, prior to the repurchase the Company has made an Offer to Purchase and repurchased all notes issued under the indenture that were validly tendered for payment in connection with the offer to purchase;

(11) the payment of a dividend or distribution by the Company and its Subsidiaries, directly or indirectly, to ACP Holding in an amount sufficient to permit ACP Holding to pay its consolidated, combined or unitary United States federal, state and local tax liabilities relating to the business of the Company and its Subsidiaries, provided that ACP Holding applies the amount of such dividend or distribution for such purpose at approximately such time;

(12) payments by the Company to NFC Castings or ACP Holding not to exceed an amount necessary to permit NFC Castings or ACP Holding to (A) make payments in respect to its indemnification obligations owing to directors, officers, or other Persons under NFC Castings’ or ACP Holding’s charter or by-laws or pursuant to written agreements with any such Person, (B) make payments in respect of its other operational expenses (other than taxes) incurred in the ordinary course of business to the extent related to acting as a holding company for the Company, or (c) make payments in respect of indemnification obligations and costs and expenses incurred by ACP Holding in connection with any offering of common stock of ACP Holding; and

(13) any other Restricted Payment, which together with all other Restricted Payments made pursuant to this clause (13) on or after the Issue Date, does not exceed $10.0 million; provided, however, that no Restricted Payments may be made pursuant to this clause (13) in order to repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, the New Senior Subordinated Notes due 2013; and

provided that, in the case of clauses (7), (8) and (9), (12) or (13), no Default has occurred and is continuing or would occur as a result thereof.

(c) Proceeds of the issuance of Qualified Equity Interests will be included under clause (3) of paragraph (a) only to the extent they are not applied as described in clause (5), (6) or (7) of paragraph (b). Restricted Payments permitted pursuant to clause (4), (5), (6), (7) or (11) of paragraph (b) will not be included in making the calculations under clause (3) of paragraph (a).

(d) Not later than the date of making any Restricted Payment, the Company will deliver to the trustee an Officers’ Certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant were calculated, which calculations may be based on the Company’s latest available financial statements, delivered, or required to be delivered, pursuant to “— Financial Reports” below.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien of any nature whatsoever on any of its properties or assets, whether owned at the Issue Date or thereafter acquired, other than Permitted Liens.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property or asset unless

(1) the Company or the Restricted Subsidiary would be entitled to

(A) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to “— Limitation on Debt and Disqualified or Preferred Stock”, and

(B) create a Lien on such property or asset securing such Attributable Debt pursuant to “— Limitation on Liens”,

in which case, the corresponding Debt and Lien will be deemed incurred pursuant to those provisions, and

(2) the Company complies with “— Limitation on Asset Sales” in respect of such transaction.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

(a) Except as provided in paragraph (b), the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to

(1) pay dividends or make any other distributions on any Equity Interests of the Restricted Subsidiary owned by the Company or any other Restricted Subsidiary,

(2) pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary,

(3) make loans or advances to the Company or any other Restricted Subsidiary, or

(4) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

(b) The provisions of paragraph (a) do not apply to any encumbrances or restrictions

(1) existing on the Issue Date in the Credit Agreement, the indenture, the Security Documents or any other agreements in effect on the Issue Date, and any extensions, renewals, replacements or refinancings of any of the foregoing; provided that the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being extended, renewed, replaced or refinanced;

(2) existing under or by reason of applicable law;

(3) existing

(A) with respect to any Person, or to the property or assets of any Person, at the time the Person is acquired by the Company or any Restricted Subsidiary, or

(B) with respect to any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary,

which encumbrances or restrictions (i) are not applicable to any other Person or the property or assets of any other Person and (ii) were not put in place in anticipation of such event and any extensions, renewals, replacements or refinancings of any of the foregoing, provided the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being extended, renewed, replaced or refinanced;

(4) of the type described in clause (a)(4) arising or agreed to in the ordinary course of business (i) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease or license or (ii) by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any property or assets of, the Company or any Restricted Subsidiary;

(5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, the Restricted Subsidiary that is permitted by “— Limitation on Asset Sales”;

(6) contained in the terms governing any Permitted Refinancing Debt, which terms are, taken as a whole, no less favorable in any material respect to the noteholders than those contained in the agreements governing the Debt being refinanced, or

(7) required pursuant to the indenture.

Guaranties by Restricted Subsidiaries

If the Company or any of its Restricted Subsidiaries acquires or creates a Wholly Owned Domestic Restricted Subsidiary after the date of the indenture or acquires or creates any other Restricted Subsidiary and such Restricted Subsidiary guarantees any other Debt of the Company, the new Restricted Subsidiary must provide a Note Guaranty and become a party to the Security Documents (and pledge its assets to the extent they would constitute Collateral).

Repurchase of Notes upon a Change of Control

Not later than 30 days following a Change of Control, the Company will make an Offer to Purchase all outstanding notes at a purchase price equal to 101% of the principal amount plus accrued interest to the date of purchase.

An “Offer to Purchase” must be made by written offer, which will specify the principal amount of notes subject to the offer and the purchase price. The offer must specify an expiration date (the “expiration date”) not less than 30 days or more than 60 days after the date of the offer and a settlement date for purchase (the “purchase date”) not more than five Business Days after the expiration date. The offer must include information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable the holders to make an informed decision with respect to the Offer to Purchase. The offer will also contain instructions and materials necessary to enable holders to tender notes pursuant to the offer.

A holder may tender all or any portion of its notes pursuant to an Offer to Purchase, subject to the requirement that any portion of a note tendered must be in a multiple of $1,000 principal amount. Holders are entitled to withdraw notes tendered up to the close of business on the expiration date. On the purchase date the purchase price will become due and payable on each note accepted for purchase pursuant to the Offer to Purchase, and interest on notes purchased will cease to accrue on and after the purchase date.

The Company will comply with Rule 14e-1 under the Exchange Act and all other applicable laws in making any Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance.

The Company’s ability to pay cash to the noteholders following the occurrence of a Change of Control may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the notes. See “Risk Factors — We May Not Be Able to Repurchase the Notes Upon A Change of Control.”

The phrase “all or substantially all”, as used with respect to the assets of the Company in the definition of “Change of Control”, is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of the Company has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.

Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holder of the notes to require that the Company purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make the Offer to Purchase the notes upon a Change of Control if a third party makes the offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an Offer to Purchase made by the Company and purchases all notes validly tendered and not withdrawn under such Offer to Purchase.

The provisions under the indenture relating to the Company’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or amended as described in “— Amendments and Waivers.”

Limitation on Asset Sales

The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless the following conditions are met:

(1) The Asset Sale is for fair market value, as determined in good faith by the Board of Directors.

(2) At least 75% of the consideration received by the Company or such Restricted Subsidiary consists of cash received at closing (except in the case of a Permitted Asset Swap); provided, however, to the extent that any disposition in such Asset Sale (including in the case of a Permitted Asset Swap) was of Primary Collateral, the non-cash consideration received is pledged as Primary Collateral under the

Security Documents substantially simultaneously with such sale, in accordance with the requirements set forth in the indenture.

For purposes of this clause (2): the assumption by the purchaser of Debt or other obligations (other than Subordinated Debt) of the Company or a Restricted Subsidiary pursuant to a customary novation agreement (unless and to the extent that the assets disposed of in such Asset Sale are Primary Collateral), and instruments or securities received from the purchaser that are promptly, but in any event within 60 days of the closing, converted by the Company to cash, to the extent of the cash actually so received, shall be considered cash received at closing.

(3) Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Net Cash Proceeds may be used

(A) unless the disposition was of Primary Collateral, to repay Debt under the Credit Agreement in each case owing to a Person other than the Company or any Restricted Subsidiary, or

(B) to acquire all or substantially all of the assets of a Permitted Business, or a majority of the Voting Stock of another Person that thereupon becomes a Restricted Subsidiary engaged in a Permitted Business, or to make capital expenditures or otherwise acquire long-term assets that are to be used in a Permitted Business; provided that the assets (including Voting Stock) acquired with the Net Cash Proceeds of a disposition of Primary Collateral are pledged as Primary Collateral under the Security Documents substantially simultaneously with such acquisition in accordance with the requirements of the indenture and provided further, that, in the case of this clause (B), a binding commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment if (x) such acquisition or capital expenditure is consummated within 545 days after receipt by the Company or any Restricted Subsidiary of the Net Cash Proceeds of any Asset Sale and (y) if such acquisition or capital expenditure is not consummated within the period set forth in subclause (x), the Net Cash Proceeds not so applied will be deemed to be Excess Proceeds (as defined below);

(4) The Net Cash Proceeds of an Asset Sale not applied pursuant to clause (3) within the time periods specified therein constitute “Excess Proceeds”. Excess Proceeds of less than $10.0 million will be carried forward and accumulated. When accumulated Excess Proceeds equals or exceeds $10.0 million, the Company must, within 30 days, make an Offer to Purchase notes having a principal amount equal to

(A) accumulated Excess Proceeds, multiplied by

(B) a fraction (x) the numerator of which is equal to the outstanding principal amount of the notes and (y) the denominator of which is equal to the outstanding principal amount of the notes and all pari passu Debt that is also secured by Collateral on the same basis as the notes and similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, rounded down to the nearest $1,000. The purchase price for the notes will be 100% of the principal amount plus accrued interest to the date of purchase. If the Offer to Purchase is for less than all of the outstanding notes and notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Company will purchase notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only notes in multiples of $1,000 principal amount will be purchased. Upon completion of the Offer to Purchase, Excess Proceeds will be reset at zero, and any Excess Proceeds remaining after consummation of the Offer to Purchase may be used for any purpose not otherwise prohibited by the indenture.

(5) To the extent that any Net Cash Proceeds are from a disposition of Primary Collateral the fair market value of which exceeds $2.5 million in the aggregate, such Net Cash Proceeds will be deposited with the Collateral Agent or the trustee, as the case may be, and held as Collateral pending application pursuant to clause (3) or (4) above, and, in the case of clause (4), released to the Company or the relevant Guarantor if remaining after consummation of the Offer to Purchase. See “— Security — Disposition of Collateral; Collateral Proceeds Account.”

Limitation on Transactions with Affiliates

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement including the purchase, sale, lease or exchange of property or assets, or the rendering of any service with any Affiliate of the Company or any Restricted Subsidiary (a “Related Party Transaction”), except upon fair and reasonable terms no less favorable to the Company or the Restricted Subsidiary than could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company.

(b) Any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $5.0 million must first be approved by a majority of the Board of Directors who are disinterested in the subject matter of the transaction pursuant to a Board Resolution delivered to the trustee. Prior to entering into any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $15.0 million, the Company must in addition obtain and deliver to the trustee a favorable written opinion from a nationally recognized investment banking firm as to the fairness of the transaction to the Company and its Restricted Subsidiaries from a financial point of view.

(c)  The foregoing paragraphs do not apply to

(1) any transaction between the Company and any of its Restricted Subsidiaries or between Restricted Subsidiaries of the Company and any merger of the Company and any direct or indirect parent of the Company; provided, however, that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company or intermediate parent companies (which themselves have no other material assets or liabilities) and such merger is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2) any reasonable fees, advances and compensation (including incentive compensation) provided to, and indemnity provided on behalf of, officers, directors and employees of NFC Castings, ACP Holding, the Company and its Restricted Subsidiaries as determined in good faith by the Board of Directors of the Company;

(3) any Restricted Payments of a type described in one of the first two bullet points in paragraph (a) under “— Limitation on Restricted Payments” if permitted by that covenant;

(4) transactions or payments pursuant to any employee, officer or director compensation or benefit plans or arrangements entered into in the ordinary course of business;

(5) transactions pursuant to any contract or agreement in effect on the date of the indenture, as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole, are no less favorable to the Company and its Restricted Subsidiaries than those in effect on the date of the indenture;

(6) payment of principal of, and interest on, the notes held by Affiliates;

(7) Debt permitted pursuant to paragraph (b)(2) under “— Limitation on Debt and Disqualified or Preferred Stock”;

(8) non-exclusive licenses of intellectual property among the Company and the Restricted Subsidiaries or among the Restricted Subsidiaries;

(9) repurchases of the Company’s outstanding 13% Notes and 11% Notes owned by any Permitted Holders on the same terms and conditions as repurchases from other holders thereof, including payment of all related premiums and consent fees;

(10) any redemption of the New Senior Subordinated Notes due 2013 at a price not greater than 100% of the principal amount thereof, provided that any such redemption is permitted by the “— Limitation of Restricted Payments” covenant; or

(11) any transaction or series of related transactions with any customer or supplier in the ordinary course of business that are on terms no less favorable than could be obtained in a comparable arms-length transaction with a Person that is not an Affiliate of the Company, which transaction or series of transactions, if their aggregate value exceeds $5.0 million, are approved by a majority of the Board of Directors who are disinterested in the subject matter thereof.

Line of Business

The Company will not, and will not permit any of its Restricted Subsidiaries, to engage in any business other than a Permitted Business, except to an extent that so doing would not be material to the Company and its Restricted Subsidiaries, taken as a whole.

Designation of Restricted and Unrestricted Subsidiaries

(a) The Board of Directors may designate any Subsidiary, including a newly acquired or created Subsidiary (other than any entity that owns or operates the facilities that are owned or operated on the Issue Date by the Neenah Foundry Company (but only with respect to the manufacturing facilities located in Neenah, Wisconsin), the Dalton Corporation or Deeter Foundry, Inc.), to be an Unrestricted Subsidiary if it meets the following qualifications and the designation would not cause a Default.

(1) Such Subsidiary does not own any Capital Stock of the Company or any Restricted Subsidiary or hold any Debt of, or any Lien on any property of, the Company or any Restricted Subsidiary.

(2) At the time of the designation, the designation would be permitted under “— Limitation on Restricted Payments”.

(3) To the extent the Debt of the Subsidiary is not Non-Recourse Debt, any Guarantee or other credit support thereof by the Company or any Restricted Subsidiary is permitted under “— Limitation on Debt and Disqualified or Preferred Stock” and “— Limitation on Restricted Payments”.

(4) The Subsidiary is not party to any transaction or arrangement with the Company or any Restricted Subsidiary that would not be permitted under “— Limitation on Transactions with Shareholders and Affiliates”.

(5) Neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of the Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results, except to the extent permitted by “— Limitation on Debt and Disqualified or Preferred Stock” and “— Limitation on Restricted Payments”.

Once so designated the Subsidiary will remain an Unrestricted Subsidiary, subject to paragraph (b).

(b) (1) A Subsidiary previously designated an Unrestricted Subsidiary which fails to meet the qualifications set forth in paragraph (a) will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in paragraph (d).

(2) The Board of Directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

(c) Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,

(1) all existing Investments of the Company and the Restricted Subsidiaries therein (valued at the Company’s proportional share of the fair market value of its assets less liabilities) will be deemed made at that time;

(2) all existing Capital Stock or Debt of the Company or a Restricted Subsidiary held by it will be deemed Incurred at that time, and all Liens on property of the Company or a Restricted Subsidiary held by it will be deemed incurred at that time;

(3) all existing transactions between it and the Company or any Restricted Subsidiary will be deemed entered into at that time;

(4) it is released at that time from its Note Guaranty, if any, and any Liens granted by such Restricted Subsidiary will also be released; and

(5) it will cease to be subject to the provisions of the indenture as a Restricted Subsidiary.

(d) Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary,

(1) all of its Debt and Disqualified or Preferred Stock will be deemed Incurred at that time for purposes of “— Limitation on Debt and Disqualified or Preferred Stock”, but will not be considered the sale or issuance of Equity Interests for purposes of “— Limitation on Asset Sales”;

(2) Investments therein previously charged under “— Limitation on Restricted Payments” will be credited thereunder;

(3) it may be required to issue a Note Guaranty pursuant to “— Guaranties of Restricted Subsidiaries” and pledge its assets as Collateral for the notes; and

(4) it will thenceforward be subject to the provisions of the indenture as a Restricted Subsidiary.

(e) Any designation by the Board of Directors of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary will be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to the designation and an Officer’s Certificate certifying that the designation complied with the foregoing provisions.

Financial Reports

(a) Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company must provide the trustee and noteholders within the time periods specified in those sections and the regulations thereunder applicable to a non-accelerated filer with

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report thereon by the Company’s certified independent accountants, and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the Commission, the Company will, if the Commission will accept the filing, file a copy of all of the information and reports referred to in clauses (1) and (2) with the Commission for public availability within the time periods specified in the Commission’s rules and regulations for a non-accelerated filer. In addition, the Company will make the information and reports available to securities analysts and prospective investors upon request.

(b) For so long as any of the notes remain outstanding and constitute “restricted securities” under Rule 144, the Company will furnish to the holders of the notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Reports to Trustee

The Company will deliver to the trustee

(1) within 120 days after the end of each fiscal year a certificate stating that the Company has fulfilled its obligations under the indenture or, if there has been a Default, specifying the Default and its nature and status;

(2) as soon as possible and in any event within 30 days after the Company becomes aware or should reasonably become aware of the occurrence of a Default, an Officers’ Certificate setting forth the details of the Default, and the action which the Company proposes to take with respect thereto;

(3) within 120 days after the end of each fiscal year a written statement by the Company’s independent public accountants stating whether, in connection with their audit examination, any Default has come to their attention and, if such a Default has come to their attention, specifying the nature and period of the existence thereof, provided, however, that if the Company’s independent public accountants are unable to provide such written statement due to the existence of a rule, regulation or policy prohibiting such accountants from delivering such written statement, then the Company shall not be required to provide such written statement to the trustee; and

(4) within 120 days after the end of each fiscal year a written Opinion of Counsel as to the continued perfection of the liens of the Security Documents on the Collateral, to the extent required by Section 314(b)(2) of the TIA.

Consolidation, Merger or Sale of Assets

The indenture further provides as follows regarding consolidation, merger or sale of all or substantially all of the assets of the Company or a Guarantor:

The Company

(a) The Company will not

•	consolidate with or merge with or into any Person, or

•	sell, convey, transfer, or otherwise dispose of all or substantially all of its assets as an entirety or substantially an entirety, in one transaction or a series of related transactions, to any Person or

•	permit any Person to merge with or into the Company

unless

(1) either (x) the Company is the continuing Person or (y) the resulting, surviving or transferee Person is a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes by supplemental indenture all of the obligations of the Company under the indenture, the notes, the registration rights agreement and the Security Documents;

(2) immediately after giving effect to the transaction, no Default has occurred and is continuing;

(3) immediately after giving effect to the transaction on a pro forma basis, the Company or the resulting surviving or transferee Person could Incur at least $1.00 of Debt pursuant to the Fixed Charge Coverage Ratio test set forth under paragraph (a) of “— Limitation on Debt and Disqualified or Preferred Stock”; and

(4) the Company delivers to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the indenture;

provided, that clauses (2) and (3) do not apply (i) to the consolidation or merger of the Company with or into a Wholly Owned Restricted Subsidiary or the consolidation or merger of a Wholly Owned Restricted Subsidiary with or into the Company, (ii) if, in the good faith determination of the Board of Directors of the Company, whose determination is evidenced by a Board Resolution, the sole purpose of the transaction is to change the jurisdiction of incorporation of the Company or (iii) to any merger of the Company and any direct or indirect parent of the Company, provided further, in the case of this clause (iii), that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company or intermediate parent companies (which themselves have no other material assets or liabilities) and such merger is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose.

(b) The Company shall not lease all or substantially all of its assets, whether in one transaction or a series of transactions, to one or more other Persons.

(c) Upon the consummation of any transaction effected in accordance with these provisions, if the Company is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture, the notes, the registration rights agreement and the Security Documents with the same effect as if such successor Person had been named as the Company in the Indenture. Upon such substitution, unless the successor is one or more of the Company’s Subsidiaries, the Company will be released from its obligations under the indenture, the notes, the registration rights agreement and the Security Documents.

Guarantors

No Guarantor may

•	consolidate with or merge with or into any Person, or

•	sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or

•	permit any Person to merge with or into the Guarantor

unless

(A) the other Person is the Company or any Wholly Owned Restricted Subsidiary that is Guarantor or becomes a Guarantor concurrently with the transaction); or

(B) (1) either (x) the Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Guarantor under its Note Guaranty, the registration rights agreement and the Security Documents; and

  (2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(C) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Domestic Restricted Subsidiary) otherwise permitted by the indenture.

Default and Remedies

Events of Default.  An “Event of Default” occurs if

(1) the Company defaults in the payment of the principal of any note when the same becomes due and payable at maturity, upon acceleration or redemption, or otherwise (other than pursuant to an Offer to Purchase);

(2) the Company defaults in the payment of interest (including any additional interest) on any note when the same becomes due and payable, and the default continues for a period of 30 days;

(3) the Company fails to make an Offer to Purchase and thereafter accept and pay for notes tendered when and as required pursuant to “Certain Covenants — Repurchase of Notes Upon a Change of Control” or “— Limitation on Asset Sales”, or the Company or any Guarantor fails to comply with “Consolidation, Merger or Sale of Assets”;

(4) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the indenture, under the notes or in the Security Documents and the default or breach continues for a period of 90 consecutive days after written notice to the Company by the trustee or to the Company and the trustee by the holders of 25% or more in aggregate principal amount of the notes;

(5) there occurs with respect to any Debt of the Company or any of its Significant Restricted Subsidiaries having an outstanding principal amount of $15.0 million or more in the aggregate for all such Debt of all such Persons (i) an event of default that results in such Debt being due and payable prior to its scheduled maturity or (ii) failure to make a principal payment when due and such defaulted payment is not made, waived or extended within the applicable grace period;

(6) one or more final judgments or orders for the payment of money are rendered against the Company or any of its Significant Restricted Subsidiaries and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $15.0 million (in excess of amounts which the Company’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(7) an involuntary case or other proceeding is commenced against the Company or any Significant Restricted Subsidiary with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 days; or an order for relief is entered against the Company or any Significant Restricted Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(8) the Company or any of its Significant Restricted Subsidiaries (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any of its Significant Restricted Subsidiaries or for all or substantially all of the property and assets of the Company or any of its Significant Restricted Subsidiaries or (iii) effects any general assignment for the benefit of creditors (an event of default specified in clause (7) or (8) a “bankruptcy default”);

(9) any Note Guaranty ceases to be in full force and effect, other than in accordance the terms of the indenture, or a Guarantor denies or disaffirms its obligations under its Note Guaranty; or

(10) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required by the indenture or the Security Documents), or, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of the indenture, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, if in either case, such default continues for 30 days after notice, or the enforceability thereof shall be contested by the Company or any Guarantor.

Consequences of an Event of Default.  If an Event of Default, other than a bankruptcy default with respect to the Company, occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to the Company (and to the trustee if the notice is given by the holders), may, and the trustee at the request of such holders shall, declare the principal of and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal and interest will become immediately due and payable. If a bankruptcy default occurs with respect to the Company, the principal of and accrued interest on the notes then outstanding will become immediately due and payable without any declaration or other act on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding notes by written notice to the Company and to the trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if

(1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by the declaration of acceleration, have been cured or waived, and

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Except as otherwise provided in “— Consequences of an Event of Default” or “— Amendments and Waivers — Amendments with Consent of Holders,” the holders of a majority in principal amount of the outstanding notes may, by notice to the trustee, waive an existing Default and its consequences. Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

The holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction, and may take any other action it deems proper that is not inconsistent with any such direction received from such holders.

A holder may not institute any proceeding, judicial or otherwise, with respect to the indenture or the notes, or for the appointment of a receiver or trustee, or for any other remedy under the indenture or the notes, unless:

(1) the holder has previously given to the trustee written notice of a continuing Event of Default;

(2) holders of at least 25% in aggregate principal amount of outstanding notes have made written request to the trustee to institute proceedings in respect of the Event of Default in its own name as trustee under the Indenture;

(3) such holders have offered to the trustee indemnity reasonably satisfactory to the trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

(4) the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such written request.

Notwithstanding anything to the contrary, the right of a holder of a note to receive payment of principal of or interest on its note on or after the Stated Maturities thereof, or to bring suit for the enforcement of any such payment on or after such dates, may not be impaired or affected without the consent of that holder.

If any Default occurs and is continuing and is known to the trustee, the trustee will send notice of the Default to each holder within 90 days after it occurs, unless the Default has been cured; provided that, except in the case of a default in the payment of the principal of or interest on any note, the trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors of the trustee in good faith determine that withholding the notice is in the interest of the holders.

No Liability of Directors, Officers, Employees, Incorporators, Members and Stockholders

No director, officer, employee, incorporator, member or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or such Guarantor under the notes, any Note Guaranty, the indenture or any Security Document or for any claim based on, in respect of, or by reason of, such obligations. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Amendments and Waivers

Amendments Without Consent of Holders

The Company and the trustee (and in the case of the Security Documents, the Collateral Agent) may amend or supplement the indenture, the Security Documents and/or the notes without notice to or the consent of any noteholder

(1) to cure any ambiguity, defect or inconsistency or conform any provision to this “Description of the Notes”;

(2) to comply with “Consolidation, Merger or Sale of Assets”;

(3) to comply with any requirements of the SEC in connection with the qualification of the indenture under the TIA;

(4) to evidence and provide for the acceptance of an appointment by a successor trustee;

(5) to provide for uncertificated notes in addition to or in place of certificated notes, provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

(6) to provide for any Guarantee of the notes, to secure the notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the notes when such release, termination or discharge is permitted by the indenture;

(7) to provide for or confirm the issuance of additional notes; or

(8) to make any other change that does not materially and adversely affect the rights of any holder.

In addition, the Company may amend the Security Documents to secure additional Debt to be Incurred by the Company or a Guarantor by Liens on the Collateral pursuant to the Security Documents if such Debt is permitted to be Incurred and secured by such Liens under the indenture.

Amendments With Consent of Holders

(a) Except as otherwise provided in “— Default and Remedies — Consequences of a Default” or paragraph (b), the Company and the trustee (and, in the case of any Security Document, the Collateral Agent) may amend or supplement the indenture, the Security Documents and/or the notes with the written consent of the holders of a majority in principal amount of the outstanding notes and the holders of a majority in principal amount of the outstanding notes may waive future compliance by the Company with any provision of the indenture, the Security Documents or the notes.

(b) Notwithstanding the provisions of paragraph (a), without the consent of each holder affected, an amendment or waiver may not

(1) reduce the principal amount of or change the Stated Maturity of any installment of principal of any note,

(2) reduce the rate of or change the Stated Maturity of any interest payment on any note,

(3) reduce the amount payable upon the redemption of any note or change the time of any mandatory redemption or, in respect of an optional redemption, the times at which any note may be redeemed or, once notice of redemption has been given, the time at which it must thereupon be redeemed,

(4) after the time an Offer to Purchase is required to have been made, reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder,

(5) make any note payable in money other than that stated in the note,

(6) impair the right of any holder of notes to receive any principal payment or interest payment on such holder’s notes, on or after the Stated Maturity thereof, or to institute suit for the enforcement of any such payment,

(7) make any change in the percentage of the principal amount of the notes required for amendments or waivers,

(8) modify or change any provision of the indenture affecting the ranking of the notes or any Note Guaranty in a manner adverse to the holders of the notes,

(9) make any change in any Note Guaranty that would adversely affect the noteholders, or effect a release of all or substantially all of the Collateral, or

(10) make any change in the provisions of the Security Documents dealing with the application of the proceeds of Collateral from the Lien under the indenture and the Security Documents with respect to the notes that would adversely affect the noteholders;

provided that the provisions of “Certain Covenants — Repurchase of Notes Upon a Change of Control” and “— Limitation on Asset Sales” may, except as provided above, be amended or waived with the consent of holders holding not less than 66 2/3% in aggregate principal amount of the notes.

It is not necessary for noteholders to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.

Neither the Company nor any of its Subsidiaries or Affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture, the notes or any Security Document unless such consideration is offered to be paid or agreed to be paid to all holders of the notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

Defeasance and Discharge

The Company may discharge its obligations under the notes and the indenture by irrevocably depositing in trust with the trustee money or U.S. Government Obligations sufficient to pay principal of and interest on the notes to maturity or redemption within sixty days, subject to meeting certain other conditions.

The Company may also elect to

(1) discharge most of its obligations in respect of the notes and the indenture, not including obligations related to the defeasance trust or to the replacement of notes or its obligations to the trustee (“legal defeasance”) or

(2) discharge its obligations under the Security Documents, most of the covenants and under clauses (3) and (4) of “Consolidation, Merger or Sale of Assets” (and the events listed in clauses (3), (4), (5), (6), (9) and (10) under “— Default and Remedies — Events of Default” will no longer constitute Events of Default) (“covenant defeasance”)

by irrevocably depositing in trust with the trustee money or U.S. Government Obligations sufficient to pay principal of and interest on the notes to maturity or redemption and by meeting certain other conditions, including delivery to the trustee of either a ruling received from the Internal Revenue Service or an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would otherwise have been the case. In the case of legal defeasance, such an opinion could not be given absent a change of law after the date of the indenture. The defeasance would in each case be effective when 123 days have passed since the date of the deposit in trust.

In the case of either discharge or defeasance, the Note Guaranties, if any, will terminate, and the Security Documents will terminate and the Collateral shall be released from the Lien thereunder.

Concerning the Trustee

The Bank of New York Trust Company, N.A. is the trustee under the indenture and acts as the Collateral Agent under the Security Documents. From time to time, the trustee may appoint another financial institution as Collateral Agent to hold a security interest in the Collateral for the benefit of the trustee and the noteholders. The Bank of New York Trust Company, N.A. was also the trustee for the Company’s 11% Senior Secured Notes and 13% Senior Subordinated Notes.

Except during the continuance of an Event of Default, the trustee need perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee. In case an Event of Default has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of the indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.

The indenture and provisions of the TIA incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of any obligor on the notes, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the Company and its Affiliates; provided that if it acquires any conflicting interest it must either eliminate the conflict within 90 days, apply to the Commission for permission to continue or resign.

Form, Denomination and Registration of Notes

The notes will be issued in registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof, in the form of both global notes and certificated notes, as further provided below. Notes sold in reliance upon Regulation S under the Securities Act will be represented by an offshore global note. Notes sold in reliance upon Rule 144A under the Securities Act will be represented by the U.S. global note. Notes sold to institutional accredited investors will be in the form of certificated notes.

The trustee is not required (i) to issue, register the transfer of or exchange any note for a period of 15 days before a selection of notes to be redeemed or purchased pursuant to an Offer to Purchase, (ii) to register the transfer of or exchange any note so selected for redemption or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of any the note not being redeemed or purchased, or (iii) if a redemption or a purchase pursuant to an Offer to Purchase is to occur after a regular record date but on or before the corresponding interest payment date, to register the transfer or exchange of any note on or after the regular record date and before the date of redemption or purchase. See “— Global Notes,” “— Certificated Notes,” and “Transfer Restrictions” for a description of additional transfer restrictions applicable to the notes.

No service charge will be imposed in connection with any transfer or exchange of any note, but the Company may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Global Notes

Global notes will be deposited with a custodian for DTC, and registered in the name of a nominee of DTC. Beneficial interests in the global notes will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture and the notes. No owner of a beneficial interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants.

During the 40-day distribution compliance period as defined in Regulation S (the “Restricted Period”), a beneficial interest in the offshore global note may be transferred to a Person who wishes to hold such beneficial interest in the form of a certificated note only upon receipt by the trustee of (x) a Rule 144A certificate of the transferee or (y) a written certification of the transferee (an “institutional accredited investor certificate”) to the effect that such transferee is an institutional accredited investor within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act, and/or an opinion of counsel and such other certifications and evidence as the Company may reasonably require in order to determine that the proposed transfer is being made in compliance with the Securities Act. After the Restricted Period, no certification requirements apply to such a transfer. Any such transfer of certificated notes to an institutional accredited investor must involve notes having a principal amount of not less than $250,000. A beneficial interest in the offshore global note may be transferred to a Person who wishes to hold such beneficial interest through the U.S. global note only upon receipt by the trustee of a written certification of the transferee (a “Rule 144A certificate”) to the effect that such transferee is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A.

A beneficial interest in the U.S. global note may be transferred to a Person who wishes to hold such beneficial interest through the offshore global note only upon receipt by the trustee of a written certification of the transferor (a “Regulation S certificate”) to the effect that such transfer is being made in compliance with Regulation S under the Securities Act. A beneficial interest in the U.S. global note may be transferred to a Person who wishes to hold such beneficial interest in the form of a certificated note only upon receipt by the trustee of (x) a Rule 144A certificate of the transferee, (y) a Regulation S certificate of the transferor or (z) an institutional accredited investor certificate of the transferee, and/or an opinion of counsel and such other certifications and evidence as the Company may reasonably require in order to determine that the proposed transfer is being made in compliance with the Securities Act. Any such transfer of certificated notes to an institutional accredited investor must involve notes having a principal amount of not less than $250,000.

The restrictions on transfer described in the preceding two paragraphs will not apply (1) to notes sold pursuant to a registration statement under the Securities Act or to exchange notes or (2) after such time (if any) as the Company determines and instructs the trustee that the notes are eligible for resale pursuant to Rule 144(k) under the Securities Act. There is no assurance that the notes will become eligible for resale pursuant to Rule 144(k).

Any beneficial interest in one global note that is transferred to a Person who takes delivery in the form of an interest in another global note will, upon transfer, cease to be an interest in such global note and become an interest in the other global note and, accordingly, will thereafter be subject to all transfer restrictions applicable to beneficial interests in such other global note for as long as it remains such an interest.

The Company will apply to DTC for acceptance of the global notes in its book-entry settlement system. Investors may hold their beneficial interests in the global notes directly through DTC if they are participants in DTC, or indirectly through organizations which are participants in DTC.

Payments of principal and interest under each global note will be made to DTC’s nominee as the registered owner of such global note. The Company expects that the nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global note as shown on the records of DTC. The Company also expects that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of the Company, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global note or for maintaining or reviewing any records relating to such beneficial interests.

Certificated Notes

A certificated note may be transferred to a Person who wishes to hold a beneficial interest in the U.S. global note only upon receipt by the trustee of a Rule 144A certificate of the transferee. A certificated note may be transferred to a Person who wishes to hold a beneficial interest in the offshore global note only upon receipt by the trustee of a Regulation S certificate of the transferor. A certificated note may be transferred to a Person who wishes to hold a certificated note only upon receipt by the trustee of (x) a Rule 144A certificate of the transferee, (y) a Regulation S certificate of the transferor or (z) an institutional accredited investor certificate of the transferee, and/or an opinion of counsel and such other certifications and evidence as the Company may reasonably require in order to determine that the proposed transfer is being made in compliance with the Securities Act. Any such transfer of certificated notes to an institutional accredited investor must involve notes having a principal amount of not less than $250,000. The restrictions on transfer described in this paragraph will not apply (1) to notes sold pursuant to a registration statement under the Securities Act or to exchange notes or (2) after such time (if any) as the Company determines and instructs the trustee that the notes are eligible for resale pursuant to Rule 144(k) under the Securities Act. There is no assurance that the notes will become eligible for resale pursuant to Rule 144(k). Notwithstanding the foregoing, certificated notes that do not bear the restricted legend set forth under “Transfer Restrictions” will not be subject to the restrictions described above applicable to transfers to Persons who will hold in the form of beneficial interests in the offshore global note or certificated notes.

If DTC notifies the Company that it is unwilling or unable to continue as depositary for a global note and a successor depositary is not appointed by the Company within 90 days of such notice, or an Event of Default has occurred and the trustee has received a request from DTC, the trustee will exchange each beneficial interest in that global note for one or more certificated notes registered in the name of the owner of such beneficial interest, as identified by DTC. Any such certificated note issued in exchange for a beneficial interest in the U.S. global note will bear the restricted legend set forth under “Transfer Restrictions” and accordingly will be subject to the restrictions on transfer applicable to certificated notes bearing such restricted legend. See “Transfer Restrictions.”

Same Day Settlement and Payment

The indenture requires that payments in respect of the notes represented by the global notes be made by wire transfer of immediately available funds to the accounts specified by holders of the global notes. With respect to notes in certificated form, the Company will make all payments by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each holder’s registered address.

The Original Notes represented by the global notes are believed to be eligible to trade in the PORTALsm Market and are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds.

Governing Law

The indenture, including any Note Guaranties, and the notes shall be governed by, and construed in accordance with, the laws of the State of New York. The Security Documents will be governed by and construed in accordance with the laws of the State of New York, other than the Mortgages, which will be governed by the law of the jurisdiction in which the applicable real property is located.

Certain Definitions

“ACP Holding” means ACP Holding Company, a Delaware corporation.

“Acquired Debt” means Debt of a Person existing at the time the Person merges with or into or becomes a Restricted Subsidiary and not Incurred in connection with, or in contemplation of, the Person merging with or into or becoming a Restricted Subsidiary.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Asset Sale” means any sale, lease, transfer or other disposition (including a Sale and Leaseback Transaction) of any assets by the Company or any Restricted Subsidiary, including by means of a merger, consolidation or similar transaction and including any sale or issuance of the Equity Interests of any Restricted Subsidiary (each of the above referred to as a “disposition”), provided that the following are not included in the definition of “Asset Sale”:

(1) a disposition to the Company or a Restricted Subsidiary, including the sale or issuance by the Company or any Restricted Subsidiary of any Equity Interests of any Restricted Subsidiary to the Company or any Restricted Subsidiary (or, in the case of any Collateral, only to the Company or a Guarantor, and provided that such Collateral shall continue to comprise Collateral subject to the Security Documents on terms substantially no less favorable to the holders of the notes than those in existence immediately prior to such transfer);

(2) the disposition by the Company or any Restricted Subsidiary in the ordinary course of business of (i) cash and cash management investments, (ii) inventory and other assets acquired and held for resale in the ordinary course of business, (iii) damaged, worn out or obsolete assets, or (iv) rights granted to others pursuant to leases or licenses;

(3) the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(4) a transaction covered by “Consolidation, Merger or Sale of Assets — The Company”;

(5) a Restricted Payment permitted under “Certain Covenants — Limitation on Restricted Payments” or a Permitted Investment;

(6) the grant in the ordinary course of business of any license of patents, trademarks, registrations therefor and other similar intellectual property;

(7) the issuance of Disqualified or Preferred Stock pursuant to “Certain Covenants — Limitation on Debt and Disqualified or Preferred Stock”;

(8) the granting of a Lien, other than in connection with a Sale and Leaseback Transaction, if the Lien is granted in compliance with the covenant described under “Limitation on Liens”; and

(9) dispositions of assets in one transaction or a series of related transactions with an aggregate fair market value of less than $2.5 million.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction.

“Average Life” means, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Debt and (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“Bank Obligations” means (i) all Obligations under the Credit Agreement and (ii) the Cash Management Obligations and all Obligations under the Hedging Agreements, in each case (a) owed to the agents and the lenders under the Credit Agreement and their affiliates and (b) but excluding any such obligations that are not permitted under the indenture to be secured with Liens on the Collateral.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function. Unless the context otherwise provides, “Board of Directors” refers to the Board of Directors of the Company.

“Borrowing Base Amount” means, as to the Company and its Restricted Subsidiaries, the sum of (x) 75% of the value of Inventory plus (y) 85% of the value of Receivables plus (z) 70% of the value of Patterns, in each case as reflected in the most recent quarterly consolidated financial statements delivered pursuant to “— Certain Covenants — Financial Reports” (as determined on a pro forma basis after giving effect to any Asset Sale or acquisition of any business or assets or the designation of a Restricted Subsidiary as an Unrestricted Subsidiary occurring after the date of such quarterly consolidated financial statements).

“Capital Lease” means, with respect to any Person, any lease of any property which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capital Stock” means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.

“Cash Equivalents” means

(1) United States dollars, or money in other currencies received in the ordinary course of business,

(2) U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition,

(3) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof having capital, surplus and undivided profits in excess of $500 million whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s,

(4) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,

(5) commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within six months after the date of acquisition, and

(6) money market funds at least 95% of the assets of which consist of investments of the type described in clauses (1) through (5) above.

“Cash Management Obligations” means, with respect to any Person, all obligations, whether now owing or hereafter arising, of such Person in respect of overdrafts and related liabilities or arising from cash management services (including treasury, depositary, overdraft, credit or debit card, electronic funds transfer, netting, automatic clearing house transfers of funds or any similar transactions).

“Change of Control” means:

(1) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the merger of any Person with or into a Subsidiary of the Company, if Capital Stock of the Company is issued in connection therewith, or the sale of all or substantially all the assets of the Company to another Person, (in each case, unless such other Person is a Permitted Holder) unless holders of a majority of the aggregate voting power of the Voting Stock of the Company, as relevant, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person;

(2) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the “beneficial owner” (as such term is used in Rules 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Company;

(3) individuals who on the Issue Date constituted the Board of Directors of the Company together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Company was approved by a majority of the directors then still in office who were either directors or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

(4) ACP Holding ceases to beneficially own, directly or indirectly, 100% of the Capital Stock of the Company; provided that if ACP Holding ceases to beneficially own, directly or indirectly, 100% of the Capital Stock of the Company in connection with any merger of the Company with or into ACP Holding, such transaction shall not constitute a “change of control” if holders of all of the aggregate voting power of the Voting Stock of ACP Holding immediately prior to such transaction, hold securities of the surviving Person that represent, immediately after such transaction, all of the aggregate voting power of the Voting Stock of the surviving Person; or

(5) the adoption of a plan relating to the liquidation or dissolution of the Company.

“Collateral” means the Primary Collateral and the Secondary Collateral.

“Collateral Agent” means the trustee in its capacity as the Collateral Agent or any collateral agent appointed by the trustee pursuant to the indenture and the Security Documents.

“Common Stock” means Capital Stock not entitled to any preference on dividends or distributions, upon liquidation or otherwise.

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

(1) the net income (but not loss) of any Person that is not a Restricted Subsidiary, except to the extent of the lesser of

(x) the dividends or other distributions actually paid in cash to the Company or any of its Restricted Subsidiaries (subject to clause (3) below) by such Person during such period, and

(y) the Company’s pro rata share of such Person’s net income earned during such period;

(2) any net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income would not have been permitted for the relevant period by charter or by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(4) any net after-tax gains or losses attributable to Asset Sales;

(5) any net after-tax extraordinary gains or losses;

(6) all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Debt and any net gain (loss) from any write-off or forgiveness of Debt; and

(7) the cumulative effect of a change in accounting principles.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt of the Company and its Restricted Subsidiaries on the date of determination that constitutes Secured Debt to (b) the aggregate amount of EBITDA for the then most recent four fiscal quarters for which internal financial statements of the Company and its Restricted Subsidiaries are available in each case with such pro forma adjustments to Consolidated Total Debt and EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Debt” means, as of any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Debt of the Company and its Restricted Subsidiaries (excluding any undrawn letters of credit issued in the ordinary course of business) and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and its Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries of Company, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with GAAP.

“Credit Agreement” means the amended and restated loan and security agreement dated as of December 29, 2006 among the Company, the other Borrowers party thereto, the lenders party thereto and Bank of America, N.A., as agent, together with any related documents (including any security documents and guarantee agreements), as such agreement may be amended, modified, supplemented, extended, renewed, refinanced or replaced or substituted from time to time. The Credit Agreement is sometimes referred to as the “2006 Credit Agreement” elsewhere in this prospectus.

“Debt” means, with respect to any Person, without duplication,

(1) all indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments, excluding obligations in respect of trade letters of credit or bankers’ acceptances issued in respect of trade payables to the extent not drawn upon or presented, or, if drawn upon or presented, the resulting obligation of the Person is paid within 10 Business Days;

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services which are recorded as liabilities under GAAP, excluding trade payables arising in the ordinary course of business;

(5) all obligations of such Person as lessee under Capital Leases;

(6) all Debt of other Persons Guaranteed by such Person to the extent so Guaranteed;

(7) all Debt of other Persons secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; and

(8) all obligations of such Person under Hedging Agreements.

The amount of Debt of any Person will be deemed to be:

(A) with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation;

(B) with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the fair market value of such asset on the date the Lien attached and (y) the amount of such Debt;

(C) with respect to any Debt issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;

(D) with respect to any Hedging Agreement, the net amount payable if such Hedging Agreement terminated at that time due to default by such Person; and

(E) otherwise, the outstanding principal amount thereof.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Equity Interests” means Equity Interests that by their terms or upon the happening of any event are

(1) required to be redeemed or redeemable at the option of the holder prior to the Stated Maturity of the notes for consideration other than Qualified Equity Interests, or

(2) convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Debt;

provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the Stated Maturity of the notes if those provisions

(A) are no more favorable to the holders than “Certain Covenants — Limitation on Asset Sales” and “— Repurchase of Notes Upon a Change of Control”, and

(B) specifically state that repurchase or redemption pursuant thereto will not be required prior to the Company’s repurchase of the notes as required by the indenture.

“Disqualified Stock” means Capital Stock constituting Disqualified Equity Interests.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary formed under the laws of, or 50% or more of the assets of which are located in, the United States of America or any jurisdiction thereof.

“EBITDA” means, for any period, the sum of

(1) Consolidated Net Income, plus

(2) Fixed Charges, to the extent deducted in calculating Consolidated Net Income, plus

(3) cash expenses incurred in connection with the Refinancing Transactions, to the extent deducted in calculating Consolidated Net Income, plus

(4) to the extent deducted in calculating Consolidated Net Income and as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP:

(A) income taxes, other than income taxes or income tax adjustments (whether positive or negative) attributable to Asset Sales or extraordinary gains or losses; and

(B) depreciation, amortization and all other non-cash items reducing Consolidated Net Income (not including non-cash charges in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Consolidated Net Income;

provided that, with respect to any Restricted Subsidiary, the items set forth in (A) and (B) above will be added only to the extent and in the same proportion that the relevant Restricted Subsidiary’s net income was included in calculating Consolidated Net Income.

“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into equity.

“Fixed Charge Coverage Ratio” means, on any date (the “transaction date”), the ratio of

(x) the aggregate amount of EBITDA for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available (the “reference period”) to

(y) the aggregate Fixed Charges during such reference period.

In making the foregoing calculation,

(1) pro forma effect will be given to any Debt, Disqualified Stock or Preferred Stock Incurred during or after the reference period to the extent the Debt is outstanding or is to be Incurred on the transaction date as if the Debt, Disqualified Stock or Preferred Stock had been Incurred on the first day of the reference period;

(2) pro forma calculations of interest on Debt bearing a floating interest rate will be made as if the rate in effect on the transaction date (taking into account any Hedging Agreement applicable to the Debt if the Hedging Agreement has a remaining term of at least 12 months) had been the applicable rate for the entire reference period;

(3) Fixed Charges related to any Debt, Disqualified Stock or Preferred Stock no longer outstanding or to be repaid or redeemed on the transaction date, except for Consolidated Interest Expense accrued during the reference period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) in effect on the transaction date, will be excluded;

(4) pro forma effect will be given to

(A) the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries,

(B) the acquisition or disposition of companies, divisions or lines of businesses by the Company and its Restricted Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Restricted Subsidiary after the beginning of the reference period, and

(C) the discontinuation of any discontinued operations but, in the case of Fixed Charges, only to the extent that the obligations giving rise to the Fixed Charges will not be obligations of the Company or any Restricted Subsidiary following the transaction date that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available and will be calculated in accordance with Regulation S-X under the Securities Act.

“Fixed Charges” means, for any period, the sum of

(1) Interest Expense for such period; and

(2) the product of

(x) cash and non-cash dividends paid, declared, accrued or accumulated on any Disqualified or Preferred Stock of the Company or a Restricted Subsidiary, except for dividends payable in the Company’s Qualified Stock or paid to the Company or to a Wholly Owned Restricted Subsidiary, and

(y) a fraction, the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined Federal, state, local and foreign tax rate applicable to the Company and its Restricted Subsidiaries provided that Fixed Charges of a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary will be reduced in proportion to any proportional reduction in respect of such Restricted Subsidiary’s net income included in calculating Consolidated Net Income.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not a Domestic Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take- or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided that the term “Guarantee” does not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means (i) each Domestic Restricted Subsidiary of the Company in existence on the Issue Date and (ii) each Domestic Restricted Subsidiary that executes a supplemental indenture in the form of Exhibit B to the indenture providing for the guaranty of the payment of the notes, or any successor obligor under its Note Guaranty pursuant to “Consolidation, Merger or Sale of Assets — Guarantor” in each case unless and until such Guarantor is released from its Note Guaranty pursuant to the indenture.

“Hedging Agreement” means (i) any interest rate swap agreement, interest rate cap agreement or other agreement designed to protect against fluctuations in interest rates or (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to protect against fluctuations in foreign exchange rates or (iii) any commodity or raw material futures contract or any other agreement designed to protect against fluctuations raw material prices.

“Incur” means, with respect to any Debt or Capital Stock, to incur, create, issue, assume or Guarantee such Debt or Capital Stock. If any Person becomes a Restricted Subsidiary on any date after the date of the indenture (including by redesignation of an Unrestricted Subsidiary or failure of an Unrestricted Subsidiary to meet the qualifications necessary to remain an Unrestricted Subsidiary), the Debt and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of “Certain Covenants — Limitation on Debt and Disqualified or Preferred Stock”, but will not be considered the sale or issuance of Equity Interests for purposes of “— Limitation on Asset Sales”. The accretion of original issue discount or payment of interest in kind will not be considered an Incurrence of Debt.

“Intercreditor Agreement” means the Intercreditor Agreement dated on or about the Issue Date among Bank of America, N.A., as agent under the Credit Agreement, the Trustee, as trustee and Collateral Agent under the Notes, the Company and each other Guarantor named therein, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Interest Expense” means, for any period, the consolidated interest expense of the Company and its Restricted Subsidiaries, plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by the Company or its Restricted Subsidiaries, without duplication, (i) interest expense attributable to Sale and Leaseback Transactions, (ii) amortization of debt discount and debt issuance costs but excluding amortization of deferred financing charges incurred in respect of the notes and the Credit Agreement on or prior to the Issue Date, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (vi) net costs associated with Hedging Agreements (including the amortization of fees) and (vii) any of the above expenses with respect to Debt of another Person Guaranteed by the Company or any of its Restricted Subsidiaries, as determined on a consolidated basis and in accordance with GAAP. Interest Expense of the Company shall not include any prepayment premiums or amortization of original issue discount or deferred financing costs, to the extent such amounts are incurred as a result of the prepayment on the date of the Indenture of any Debt of the Company with the proceeds of the notes and the Credit Agreement.

“Inventory” means, with respect to the Company and its Restricted Subsidiaries, the consolidated inventory of the Company, determined at the lower of cost or market in accordance with GAAP.

“Investment” means

(1) any direct or indirect advance, loan or other extension of credit to another Person,

(2) any capital contribution to another Person, by means of any transfer of cash or other property or in any other form,

(3) any purchase or acquisition of Equity Interests, bonds, notes or other Debt, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or

(4) any Guarantee of any obligation of another Person.

If the Company or any Restricted Subsidiary (x) sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary so that, after giving effect to that sale or disposition, such Person is no longer a Subsidiary of the Company, or (y) designates any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the indenture, all remaining Investments of the Company and the Restricted Subsidiaries in such Person shall be deemed to have been made at such time.

“Issue Date” means the date on which the notes were originally issued under the indenture (i.e., December 29, 2006).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or Capital Lease).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgages” means, collectively, any mortgage, deed of trust or similar instrument entered into by the Company or any Guarantor from time to time on or after the Issue Date to provide a security interest for the benefit of the trustee and the holders of the notes.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to, principal, but not interest, when received in the form of cash, and (ii) proceeds from the conversion of other consideration received when converted to cash), net of

(1) brokerage commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants and investment bankers;

(2) provisions for taxes as a result of such Asset Sale taking into account the consolidated results of operations of the Company and its Restricted Subsidiaries;

(3) payments required to be made to holders of minority interests in Restricted Subsidiaries as a result of such Asset Sale or, except to the extent that any such asset disposed of in such Asset Sale was Primary Collateral, to repay Debt outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold; and

(4) appropriate amounts to be provided as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.

“New Mold Line” means the new mold line as described in this prospectus.

“New Senior Subordinated Notes due 2013” means the new 12 1/2% Senior Subordinated Notes due 2013 in an aggregate principal amount of $75 million that were issued by the Company to Tontine Capital Partners, L.P. on December 29, 2006 in exchange for an equal principal amount of the Company’s 13% Senior Subordinated Notes due 2013. The 12 1/2% Senior Subordinated Notes due 2013 are sometimes referred to as the “12 1/2% Notes” and the 13% Senior Subordinated Notes due 2013 are sometimes referred to as the “13% Notes” elsewhere in this prospectus.

“NFC Castings” means NFC Castings, Inc., a Delaware corporation.

“Non-Recourse Debt” means Debt as to which (i) neither the Company nor any Restricted Subsidiary provides any Guarantee and as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any Restricted Subsidiary and (ii) no default thereunder would, as such, constitute a default under any Debt of the Company or any Restricted Subsidiary.

“Note Guaranty” means the guaranty of the notes by a Guarantor pursuant to the indenture.

“Obligations” means, with respect to any Debt, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Debt, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Patterns” means, with respect to the Company and its Restricted Subsidiaries, the consolidated casting patterns and core boxes of the Company, determined at the lower of cost or market in accordance with GAAP.

“Permitted Asset Swap” means any transfer of properties or assets by the Company or a Restricted Subsidiary in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash or Cash Equivalents or other current assets) that will be used in a Permitted Business; provided that (i) the aggregate fair market value of the property or assets being transferred by the Company or a Restricted Subsidiary is not greater than the aggregate fair market value of the property or assets received (as determined in good faith by the Board of Directors of the Company) by the Company or such Restricted Subsidiary in such exchange and (ii) any cash received must be applied in accordance with “Certain Covenants — Limitation on Asset Sales.”

“Permitted Business” means any of the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date, and any business reasonably related, incidental, complementary or ancillary thereto.

“Permitted Holders” means any or all of the following:

(1) Tontine Capital Partners, L.P.;

(2) any Affiliate of any Person specified in clause (1); and

(3) any Person both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned 80% by Persons specified in clauses (1) and (2).

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company that is engaged in a Permitted Business;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment,

(A) such Person becomes a Restricted Subsidiary of the Company engaged in a Permitted Business, or

(B) such Person is merged or consolidated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary engaged in a Permitted Business;

(4) Investments received as non-cash consideration in an Asset Sale (other than in connection with a Permitted Asset Swap) made pursuant to and in compliance with “Certain Covenants — Limitation on Asset Sales”; provided that such Investments shall be pledged as Primary Collateral to the extent the assets subject to such Asset Sale constituted Primary Collateral;

(5) Hedging Agreements otherwise permitted under the indenture;

(6) (i) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) Cash Equivalents, (iii) endorsements for collection or deposit in the ordinary course of business, and (iv) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments;

(7) payroll, travel and other loans or advances to, or Guarantees issued to support the obligations of, officers and employees, in each case in the ordinary course of business, not in excess of $1.0 million outstanding at any time;

(8) extensions of credit to customers and suppliers in the ordinary course of business; and

(9) in addition to Investments listed above, Investments in Persons engaged in Permitted Businesses in an aggregate amount, taken together with all other Investments made in reliance on this clause, not to exceed $10.0 million (net of, with respect to the Investment in any particular Person made pursuant to this clause, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Investments in such Person made after the Issue Date in reliance on this clause).

“Permitted Liens” means

(1) Liens existing on the Issue Date not otherwise constituting Permitted Liens;

(2) Liens securing the Company’s 11% Senior Secured Notes, the guarantees relating thereto and other Obligations in respect thereof;

(3) Liens securing the notes (other than any additional notes), any Note Guaranties and other Obligations under the indenture and the Security Documents;

(4) Liens on the Collateral securing:

(i) (a) Obligations under or with respect to Permitted Bank Debt of the Company or any Guarantor that is permitted to be incurred pursuant to paragraph (b)(1) under “Certain Covenants — Limitation on Debt and Disqualified or Preferred Stock”, (b) Obligations under or with respect to Hedging Agreements owed to any lenders under the Credit Agreement or their affiliates so long as such Hedging Agreements relate to Permitted Bank Debt referred to in clause (a), the notes or any other Permitted Debt and (c) Cash Management Obligations owed to any lenders under the Credit Agreement or their affiliates; provided that any Liens on the Primary Collateral securing Obligations under or with respect to any Permitted Bank Debt, any such Hedging Agreements and any such Cash Management Obligations must be junior to the Liens on the Primary Collateral securing the notes and any Liens on the Secondary Collateral may be senior to the Liens on the notes, and

(ii) any other Debt (including additional notes) of the Company or any Guarantor incurred pursuant to “Certain Covenants — Limitation on Debt and Disqualified or Preferred Stock” to finance an acquisition of a new business or assets that will in each case constitute Primary Collateral; provided, however, that, (a) at the time of Incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 2.50 to 1.00 and (b) any Liens on the Primary Collateral permitted pursuant to this clause (ii) must rank equally with or be junior to the Liens on the Primary Collateral securing the notes;

(5) pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, surety bonds, customs duties and the like, or for the payment of rent, in each case incurred in the ordinary course of business and not securing Debt;

(6) Liens imposed by law, such as carriers’, vendors’, warehousemen’s and mechanics’ liens, in each case for sums not yet due or being contested in good faith and by appropriate proceedings;

(7) Liens in respect of taxes and other governmental assessments and charges which are not yet due or which are being contested in good faith and by appropriate proceedings;

(8) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the proceeds thereof;

(9) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, not interfering in any material respect with the conduct of the business of the Company and its Restricted Subsidiaries;

(10) licenses or leases or subleases as licensor, lessor or sublessor of any of its property, including intellectual property, in the ordinary course of business;

(11) customary Liens in favor of trustees and escrow agents, and netting and setoff rights, banker’s liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including Hedging Agreements;

(12) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(13) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like;

(14) judgment liens, and Liens securing appeal bonds or letters of credit issued in support of or in lieu of appeal bonds, so long as no Event of Default then exists under paragraph (6) under “Events of Default”;

(15) Liens incurred in the ordinary course of business not securing Debt and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of the Company and its Restricted Subsidiaries;

(16) Liens (including the interest of a lessor under a Capital Lease) on property that secure Debt Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of such property and which attach within 365 days after the date of such purchase or the completion of construction or improvement; provided that at the time of the Incurrence of any such Lien, the aggregate principal amount of the obligations secured by such Lien shall not exceed the cost of such property; provided, further, however that no Liens may be incurred pursuant to this clause in order to secure Debt incurred to finance any part of the purchase price or cost of construction or improvement of the New Mold Line;

(17) Liens on property of a Person at the time such Person becomes a Restricted Subsidiary of the Company, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Company or any Restricted Subsidiary;

(18) Liens on property at the time the Company or any of the Restricted Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into the Company or a Restricted Subsidiary of such Person, provided (i) such Liens were not created in contemplation thereof, (ii) do not extend to any other property of the Company or any Restricted Subsidiary, (iii) such property is to be used for a Permitted Business purpose, and (iv) at the time of the Incurrence of any such Lien, the aggregate principal amount of the obligations secured by such Lien shall not exceed the cost of the property (or portions thereof) so acquired;

(19) Liens securing Debt or other obligations of the Company or a Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary;

(20) Liens securing Hedging Agreements so long as such Hedging Agreements relate to Debt (other than Hedging Agreements) that is, and is permitted to be under the indenture, secured by a Lien on the same property securing such Hedging Agreements;

(21) extensions, renewals or replacements of any Liens referred to in clauses (1), (2), (3), (4), (11), (16), (17) or (18) in connection with the refinancing of the obligations secured thereby, provided that (i) such Lien does not extend to any other property, and (ii) except as contemplated by the definition of “Permitted Refinancing Debt”, the amount secured by such Lien is not increased; and

(22) other Liens securing obligations in an aggregate amount not exceeding $500,000.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

“Primary Collateral” means substantially all of the assets (other than Secondary Collateral) that are owned or hereafter acquired by the Company and by each of the Guarantors to the extent pledged or required to be pledged to secure the notes.

“Public Equity Offering” means an underwritten primary public offering, after the Issue Date, of Qualified Stock of the Company or ACP Holding to the extent contributed to the Company as common equity pursuant to an effective registration statement under the Securities Act other than an issuance registered on Form S-4 or S-8 or any successor thereto or any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees.

“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.

“Qualified Stock” means all Capital Stock of a Person other than Disqualified Stock.

“Receivables” means the consolidated trade receivables of the Company, net of allowance for doubtful accounts, as determined in accordance with GAAP.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc. and its successors.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“Secondary Collateral” means the accounts receivable, inventory, casting patterns and core boxes, business interruption insurance policies, inter-company loans (to the extent funded with proceeds of loans under the Credit Agreement), cash and deposit accounts (other than proceeds of Primary Collateral) and related assets, and any proceeds of the foregoing, that are owned or hereafter acquired by the Company and by each of the Guarantors.

“Secured Debt” means any Debt secured by a Lien.

“Security Documents” means (i) the Intercreditor Agreement and (ii) the security documents granting a security interest in any assets of any Person to secure the Obligations under the notes and the Note Guaranties as each may be amended, restated, supplemented or otherwise modified from time to time.

“Significant Restricted Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 (w)(1) or (2) of Regulation S-X promulgated under the Securities Act, as such regulation is in effect on the date of the indenture.

“Stated Maturity” means (i) with respect to any Debt, the date specified as the fixed date on which the final installment of principal of such Debt is due and payable or (ii) with respect to any scheduled installment of principal of or interest on any Debt, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Debt, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

“Subordinated Debt” means any Debt of the Company or any Guarantor which is subordinated in right of payment to the notes or the Note Guaranty, as applicable, pursuant to a written agreement to that effect.

“Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Tangible Assets” means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, depletion, amortization and other valuation reserves), after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as (i) set forth on the most recent balance sheet of the Company and its Restricted Subsidiaries delivered pursuant to “Certain Covenants — Financial Reports”, (ii) determined in accordance with GAAP and (iii) calculated on a pro forma basis after giving effect to any Asset Sale or acquisition of any business or assets or the designation of a Restricted Subsidiary as an Unrestricted Subsidiary occurring after the date of such balance sheet.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

“Unrestricted Subsidiary” means any Subsidiary of the Company that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with “Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries”.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Restricted Subsidiary, a Restricted Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by the Company and one or more Wholly Owned Restricted Subsidiaries (or a combination thereof).

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

The following is a summary of material U.S. federal income tax consequences of the acquisition, ownership, disposition and retirement of Exchange Notes by a holder thereof. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations thereunder, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof and published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. This summary is not binding on the Internal Revenue Service or on the courts, and no ruling will be requested from the Internal Revenue Service on any issues described below. There can be no assurance that the Internal Revenue Service will not take a different position concerning the matters discussed below and that such positions of the Internal Revenue Service would not be sustained.

Except as expressly stated otherwise, this summary applies only to U.S. holders who hold the Exchange Notes as capital assets within the meaning of Section 1221 of the Code. It does not address the tax consequences to holders who are subject to special rules under U.S. federal income tax laws (such as financial institutions, tax-exempt organizations and insurance companies). A “U.S. holder” means a beneficial owner of an Exchange Note who is, for U.S. federal income tax purposes:

•	a citizen or resident alien individual of the United States;

•	a corporation, partnership or other entity created or organized in or under the laws of the United States or

•	any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if:

•	a court within the United States is able to exercise primary supervision over the administration of the trust, and

•	one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust; or

•	it has valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person;

Persons considering the acquisition of Exchange Notes, including persons considering the exchange of Original Notes for Exchange Notes, should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Exchange of an Original Note for an Exchange Note pursuant to the Exchange Offer

The exchange by any U.S. holder of an Original Note for an Exchange Note will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, no gain or loss will be recognized by U.S. holders that exchange Original Notes for Exchange Notes pursuant to the exchange offer. For purposes of determining gain or loss upon the subsequent sale or exchange of Exchange Notes, a U.S. holder’s tax basis in an Exchange Note will be the same as such U.S. holder’s tax basis in the Original Note exchanged therefor. U.S. holders will be considered to have held the Exchange Notes from the time of their acquisition of the Original Notes.

Interest

Interest paid on a note will generally be includible in a U.S. holder’s taxable income as ordinary interest income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of tax accounting for U.S. federal income tax purposes.

Market Discount

A note sold on a secondary market after its original issue for a price lower than its stated redemption price at maturity is generally said to be acquired at market discount. Section 1278 of the Code defines “market discount” as the excess, if any, of the stated redemption price at maturity of a note, over the purchaser’s initial adjusted basis in the note. If, however, the market discount with respect to a note is less than 1/4th of one percent (.0025) of the stated redemption price at maturity of the note multiplied by the number of complete years to maturity from the date the subsequent purchaser has acquired the note, then the market discount is considered to be zero. Notes acquired by holders at original issue and notes maturing not more than one year from the date of issue are not subject to the market discount rules.

Gain on the sale, redemption or other disposition of a note, including full or partial redemption thereof, having “market discount” will be treated as interest income to the extent the gain does not exceed the accrued market discount on the note at the time of the disposition. A holder may elect to include market discount in taxable income for the taxable years to which it is attributable. The amount included is treated as interest income and the holder’s basis in the note is increased by the amount of market discount included in income. If this election is made, the rule requiring interest income treatment of all or a portion of the gain upon disposition is inapplicable. Once the election is made to include market discount in income currently, it cannot be revoked without the consent of the IRS. The election applies to all market discount notes acquired by the holder on or after the first day of the first taxable year to which such election applies.

Interest expense incurred or continued by a holder to purchase or carry a note having market discount that is in excess of interest income on the note is generally allowed as a deduction for a taxable year only to the extent that such expense exceeds the portion of market discount allocable to days in the taxable year during which the note was held by the taxpayer. If interest income in a later year is recognized on the note in excess of such interest expense, the holder of the note may elect to deduct such previously disallowed interest expense in an amount equal to such excess. However, if an election is made to currently include accrued market discount on a note in taxable income for the taxable years to which the discount is attributable, the rule requiring deferral of the interest deduction attributable thereto does not apply.

U.S. holders who acquire Exchange Notes at a market discount should consult with their tax advisors regarding the determination of market discount.

Market Premium

A note sold for a price (excluding accrued interest) higher than its stated redemption price at maturity is generally said to be acquired with bond premium. Section 171 of the Code allows taxpayers to make an election to amortize the bond premium and to offset the taxable interest income with the amortizable bond premium for the year. Any amortizable bond premium that reduces the amount of interest income also reduces the holder’s tax basis in the note by a corresponding amount. If the election is made, it is effective for all bonds acquired during that year and all future years unless the taxpayer receives permission form the IRS to revoke the election.

U.S. holders who purchase the Exchange Notes at a premium should consult with their tax advisors regarding the determination and treatment of bond premium for federal income tax purposes, the manner of making the election, and the state and local tax consequences of owning such Exchange Notes.

Sale, Exchange, or Retirement of Notes

A U.S. holder’s adjusted tax basis in an Exchange Note generally will equal the cost of the Exchange Note to the U.S. holder. Upon the sale, exchange (other than the exchange of the Original Notes for Exchange Notes pursuant to the Exchange Offer to which different rules apply as described above under “Exchange of an Original Note for an Exchange Note pursuant to the Exchange Offer”) or retirement of an Exchange Note, a U.S. holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, or retirement (less an amount equal to the accrued but unpaid interest which will be taxable as ordinary interest income) and such U.S. holder’s adjusted tax basis in the Exchange Note. Any such gain or loss will generally be capital gain or loss. In the case of a non-corporate U.S. holder, capital gains derived in respect of an Exchange Note that is held as a capital asset and that is held for more than one year are eligible for reduced income tax rates. The deductibility of capital losses is subject to limitations.

U.S. Backup Withholding and Information Reporting

Information reporting requirements will apply to certain payments of principal of, and interest on, an obligation and to proceeds of the sale, exchange or retirement of an obligation, to certain U.S. holders. This obligation, however, does not apply with respect to certain U.S. holders including, corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts. A U.S. backup withholding tax (currently at the rate of 28%) will apply to such payments if a U.S. holder fails to provide a taxpayer identification number or certification of other tax-exempt status or fails to report in full dividend or interest income. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. holder’s federal income tax liability provided the required information if furnished to the Internal Revenue Service.

THE SUMMARY OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES CONTAINED IN THIS DOCUMENT IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. THE INFORMATION CONTAINED IN THIS SUMMARY IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER. THIS DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION AND MARKETING OF THE EXCHANGE NOTES. HOLDERS OF NOTES SHOULD SEEK ADVICE FROM AN INDEPENDENT TAX ADVISOR BASED ON THEIR PARTICULAR CIRCUMSTANCES, INCLUDING ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

PLAN OF DISTRIBUTION

Based on interpretations by SEC staff set forth in no-action letters issued to third parties, including the Exxon Capital and Morgan Stanley letters and similar letters, Neenah Foundry believes that the Exchange Notes to be issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold, and otherwise transferred by any holder thereof (other than any holder which is an “affiliate” of Neenah Foundry within the meaning of Rule 405 under Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of the holder’s business and the holder has no arrangement with any person to participate in the distribution of the Exchange Notes. Accordingly, any holder using the Exchange Offer to participate in a distribution of the Exchange Notes will not be able to rely on these no-action letters.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where those Original Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule at September 30, 2006 and 2005, and for the years ended September 30, 2006 and 2005, and the period from October 1, 2003 to September 30, 2004 (Reorganized Company) and the portion of October 1, 2003 related to the Predecessor Company’s reorganization gain, as set forth in their reports. We have included our financial statements and schedule in this prospectus and elsewhere in this registration statement in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports and other information with Securities Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. These reports and other information may be read and copied at the public reference facilities of the SEC at its principal offices at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on operations of the public reference room by calling the SEC at (800) SEC-0330.

We will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request of such person, a copy of any of our SEC filings, other than exhibits to such documents which are not specifically incorporated herein by reference. You may request a copy of any of the filings, at no cost, by writing or telephoning us at the following address:

Neenah Foundry Company
Attention: Corporate Secretary
2121 Brooks Avenue
Neenah, Wisconsin 54957
(920) 725-7000

Under the indenture for the notes we agree that, whether or not required by the rules and regulations of the Securities and Exchange Commission, so long as any notes are outstanding, we will furnish to the trustee and the holders of notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, if we were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes our financial condition and results of operations and our consolidated subsidiaries and, with respect to the annual information only, a report thereon by our independent registered public accounting firm and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Information contained in this prospectus contains “forward-looking statements” which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates” or the negative thereof or other similar terminology, or by discussions of strategy. Our actual results could differ materially from those anticipated by such forward-looking statements as a result of factors described in the “Risk Factors” beginning on page    and elsewhere in this prospectus.

The market and industry data presented in this prospectus are based upon third-party data. While we believe that such estimates are reasonable and reliable, estimates cannot always be verified by information available from independent sources. Accordingly, readers are cautioned not to place undue reliance on such market share data.

Report of Independent Registered Public Accounting Firm

The Board of Directors
Neenah Foundry Company

We have audited the accompanying consolidated balance sheets of Neenah Foundry Company and Subsidiaries (the Company) as of September 30, 2006 and 2005 (Reorganized Company), and the related consolidated statements of operations, changes in stockholder’s equity and cash flows for the years ended September 30, 2006 and 2005 and the period from October 1, 2003 to September 30, 2004 (Reorganized Company) and the portion of October 1, 2003 related to the Predecessor Company’s reorganization gain. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Reorganized Company at September 30, 2006 and 2005, and the consolidated results of operations and cash flows for the years ended September 30, 2006 and 2005 and the period from October 1, 2003 to September 30, 2004 (Reorganized Company) and the portion of October 1, 2003 related to the Predecessor Company’s reorganization gain, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the financial statements, effective October 8, 2003, the Company was reorganized under a plan of reorganization confirmed by the United States Bankruptcy Court, District of Delaware. The financial statements of the Reorganized Company reflect the impact of adjustments to reflect the fair value of assets and liabilities under fresh start accounting, which was applied effective October 1, 2003. As a result, the financial statements of the Reorganized Company are presented on a different basis than those of the Predecessor Company and, therefore, are not comparable in all respects.

/s/  Ernst & Young LLP
Milwaukee, Wisconsin
November 3, 2006

Neenah Foundry Company

Consolidated Balance Sheets

	September 30
	2006	2005
	(In thousands)

Assets
Current assets:
Cash	$910	$3,484
Accounts receivable, less allowance for doubtful accounts of $1,885 in 2006 and $2,093 in 2005	85,161	85,795
Inventories	61,847	59,123
Deferred income taxes	2,697	3,304
Other current assets	7,425	6,897

Total current assets	158,040	158,603
Property, plant and equipment:
Land	7,209	6,708
Buildings and improvements	18,733	16,917
Machinery and equipment	88,562	74,026
Patterns	13,527	12,753
Construction in progress	3,679	2,994

	131,710	113,398
Less accumulated depreciation	34,832	22,148

	96,878	91,250
Deferred financing costs, net of accumulated amortization of $1,509 in 2006 and $1,012 in 2005	1,695	2,192
Identifiable intangible assets, net of accumulated amortization of $21,365 in 2006 and $14,245 in 2005	62,072	69,192
Goodwill	86,699	86,699
Other assets	5,536	4,619

	156,002	162,702

	$410,920	$412,555

Neenah Foundry Company

Consolidated Balance Sheets

	September 30
	2006	2005
	(In thousands, except share and per share data)

Liabilities and stockholder’s equity
Current liabilities:
Accounts payable	$29,766	$30,305
Income taxes payable	2,550	5,562
Accrued wages and employee benefits	13,713	16,586
Accrued interest	7,157	7,134
Other accrued liabilities	2,924	2,411
Current portion of long-term debt	27,750	33,668
Current portion of capital lease obligations	161	—

Total current liabilities	84,021	95,666
Long-term debt	236,445	238,086
Capital lease obligations	1,060	—
Deferred income taxes	26,931	23,759
Postretirement benefit obligations	10,141	10,404
Pension benefit obligations	8,036	22,401
Other liabilities	5,100	4,886

Total liabilities	371,734	395,202
Commitments and contingencies
Stockholder’s equity:
Common stock, par value $100 per share; 1,000 shares authorized, issued and outstanding	100	100
Capital in excess of par value	5,429	5,429
Retained earnings	34,499	18,350
Accumulated other comprehensive loss	(842)	(6,526)

Total stockholder’s equity	39,186	17,353

	$410,920	$412,555

See accompanying notes.

Neenah Foundry Company

Consolidated Statements of Operations

	Reorganized			Predecessor
	Years Ended September 30			October 1
	2006	2005	2004	2003
	(In thousands)

Net sales	$542,452	$541,772	$450,942	$—
Cost of sales	442,558	440,818	375,124	—

Gross profit	99,894	100,954	75,818	—
Selling, general and administrative expenses	34,314	34,467	27,374	—
Litigation settlement	—	6,500	—	—
Amortization expense	7,120	7,124	7,121	—
Loss on disposal of property, plant and equipment	127	953	465	—

Operating income	58,333	51,910	40,858	—
Other income (expense):
Interest expense	(33,410)	(33,419)	(33,392)	—
Interest income	83	13	29	—
Reorganization gain	—	—	—	43,943

Income from continuing operations before income taxes	25,006	18,504	7,495	43,943
Provision for income taxes	8,857	3,409	3,881	—

Income from continuing operations	16,149	15,095	3,614	43,943
Discontinued operations:
Loss from discontinued operations, net of income tax benefit of $(240)	—	—	(359)	—

Net income	$16,149	$15,095	$3,255	$43,943

See accompanying notes.

Neenah Foundry Company

Consolidated Statements of Changes in Stockholder’s Equity (Deficit)

				Accumulated
			Retained	Other
		Capital	Earnings	Comprehensive
	Common	in Excess of	(Accumulated	(Loss)
	Stock	Par Value	Deficit)	Income	Total
	(In thousands)

Balance at September 30, 2003 (Predecessor Company)	$100	$51,317	$(81,124)	$(9,309)	$(39,016)
Effect of fresh start accounting under plan of reorganization	—	(45,888)	81,124	9,309	44,545

Reorganized Company
Balance at October 1, 2003	100	5,429	—	—	5,529
Net income	—	—	3,255	—	3,255

Balance at September 30, 2004	100	5,429	3,255	—	8,784
Components of comprehensive income:
Net income	—	—	15,095	—	15,095
Pension liability adjustment, net of tax effect of $4,350	—	—	—	(6,526)	(6,526)

Total comprehensive income					8,569

Balance at September 30, 2005	100	5,429	18,350	(6,526)	17,353
Components of comprehensive income:
Net income	—	—	16,149	—	16,149
Pension liability adjustment, net of tax effect of $(3,789)	—	—	—	5,684	5,684

Total comprehensive income					21,833

Balance at September 30, 2006	$100	$5,429	$34,499	$(842)	$39,186

See accompanying notes.

Neenah Foundry Company

Consolidated Statements of Cash Flows

	Reorganized			Predecessor
	Years Ended September 30			October 1
	2006	2005	2004	2003
	(In thousands)

Operating activities
Net income	$16,149	$15,095	$3,255	$43,943
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Noncash reorganization gain	—	—	—	(68,299)
Provision for obsolete inventories	318	356	456	—
Provision for bad debts	433	2,153	1,043	—
Depreciation	13,123	11,740	10,871	—
Amortization of identifiable intangible assets	7,120	7,124	7,121	—
Amortization of deferred financing costs and discount on notes	2,081	2,110	2,070	—
Loss on disposal of property, plant and equipment	127	953	465	—
Deferred income taxes	(10)	(5,191)	3,620	—
Changes in operating assets and liabilities:
Accounts receivable	201	(6,628)	(26,847)	—
Inventories	(3,042)	1,640	(2,013)	—
Other current assets	(528)	281	(1,254)	—
Accounts payable	(539)	1,155	(2,619)	—
Accrued liabilities	(5,349)	6,719	7,749	—
Postretirement benefit obligations	(263)	(171)	256	—
Pension benefit obligations	(5,284)	(3,631)	(1,498)	—
Other liabilities	214	(118)	70	—

Net cash provided by (used in) operating activities	24,751	33,587	2,745	(24,356)
Investing activities
Purchase of property, plant and equipment	(17,803)	(17,572)	(12,713)	—
Proceeds from sale of property, plant and equipment	196	905	55	—
Other	(525)	347	475	—

Net cash used in investing activities	(18,132)	(16,320)	(12,183)	—
Financing activities
Proceeds from long-term debt	—	84	14,450	—
Payments on long-term debt and capital lease obligations	(9,193)	(13,716)	(5,012)	—
Debt issuance costs	—	(151)	—	—

Net cash provided by (used in) financing activities	(9,193)	(13,783)	9,438	—

Increase (decrease) in cash	(2,574)	3,484	—	(24,356)
Cash at beginning of year	3,484	—	—	24,356

Cash at end of year	$910	$3,484	$—	$—

Supplemental disclosures of cash flows information:
Interest paid	$31,306	$31,315	$24,182	$—
Income taxes paid	11,864	5,622	568	—

See accompanying notes.

Neenah Foundry Company

Notes to Consolidated Financial Statements
(In Thousands)

1.	Organization and Description of Business

Neenah Foundry Company (Neenah), together with its subsidiaries (collectively, the Company), manufactures gray and ductile iron castings and forged components for sale to industrial and municipal customers. Industrial castings are custom-engineered and are produced for customers in several industries, including the medium and heavy-duty truck components, farm equipment, heating, ventilation and air-conditioning industries. Municipal castings include manhole covers and frames, storm sewer frames and grates, tree grates and specialty castings for a variety of applications and are sold principally to state and local government entities, utilities and contractors. The Company’s sales generally are unsecured.

Neenah is a wholly owned subsidiary of NFC Castings, Inc., which is a wholly owned subsidiary of ACP Holding Company. Neenah has the following subsidiaries, all of which are wholly owned: Deeter Foundry, Inc. (Deeter); Mercer Forge Corporation and subsidiaries (Mercer); Dalton Corporation and subsidiaries (Dalton); Advanced Cast Products, Inc. and subsidiaries (Advanced Cast Products); Gregg Industries, Inc. (Gregg); Neenah Transport, Inc. (Transport) and Cast Alloys, Inc. (Cast Alloys), which is inactive. Deeter manufactures gray iron castings for the municipal market and special application construction castings. Mercer manufactures forged components for use in transportation, railroad, mining and heavy industrial applications and microalloy forgings for use by original equipment manufacturers and industrial end users. Dalton manufactures gray iron castings for refrigeration systems, air conditioners, heavy equipment, engines, gear boxes, stationary transmissions, heavy-duty truck transmissions and other automotive parts. Advanced Cast Products manufactures ductile and malleable iron castings for use in various industrial segments, including heavy truck, construction equipment, railroad, mining and automotive. Gregg manufactures gray and ductile iron castings for industrial and commercial use. Transport is a common and contract carrier licensed to operate in the continental United States. The majority of Transport’s revenues are derived from transport services provided to the Company.

On August 5, 2003, the Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court, District of Delaware (the Bankruptcy Court). On September 26, 2003, the Bankruptcy Court confirmed the Company’s Plan of Reorganization, and on October 8, 2003, the Company consummated the Plan of Reorganization and emerged from its Chapter 11 reorganization proceedings with a significantly restructured balance sheet. The accompanying consolidated financial statements for the portion of October 1, 2003 related to the reorganization gain have been prepared in accordance with American Institute of Certified Public Accountant’s Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (SOP 90-7).

Although the effective date of the Plan of Reorganization was October 8, 2003, due to the immateriality of the results of operations for the period between October 1, 2003 and the effective date, the Company has accounted for the consummation of the Plan of Reorganization as if it had occurred on October 1, 2003 and implemented the fresh start provisions (fresh start) of SOP 90-7 as of that date. Fresh start required that the Company adjust the historical cost of its assets and liabilities to their fair value. The fair value of the reorganized Company, or the reorganization value, of approximately $290,000 was determined by an independent party based on multiples of earnings before interest, income taxes, depreciation and amortization (EBITDA) and discounted cash flows under the Company’s financial projections.

Reorganization gain for the Predecessor on October 1, 2003 consisted of the following:

Net gain on extinguishment of debt	$168,208
Net loss resulting from fresh start fair value adjustments to assets and liabilities	(124,265)

Total reorganization gain	$43,943

Neenah Foundry Company

Notes to Consolidated Financial Statements — (Continued)

2.	Summary of Significant Accounting Policies

  Principles of Consolidation

The consolidated financial statements include the accounts of Neenah and its subsidiaries. All intercompany transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Accounts Receivable

The Company evaluates the collectibility of its accounts receivable based on a number of factors. For known collectibility concerns, an allowance for doubtful accounts is recorded based on the customer’s ability and likelihood to pay based on management’s review of the facts. For all other accounts, the Company recognizes an allowance based on the length of time the receivable is past due based on historical experience. Adjustments to these estimates may be required if the financial condition of the Company’s customers were to change. The Company does not require collateral or other security on accounts receivable.

Inventories

Inventories at September 30, 2006 and 2005 are stated at the lower of cost or market. The cost of inventories for Neenah and Dalton is determined on the last-in, first-out (LIFO) method for substantially all inventories except supplies, for which cost is determined on the first-in, first-out (FIFO) method. The cost of inventories for Deeter, Mercer, Advanced Cast Products and Gregg is determined on the FIFO method. LIFO inventories comprise 38% and 42% of total inventories at September 30, 2006 and 2005, respectively. If the FIFO method of inventory valuation had been used by all companies, inventories would have been approximately $6,600 and $6,901 higher than reported at September 30, 2006 and 2005, respectively. Additionally, cost of sales in the accompanying consolidated statements of operations would have been approximately $721 and $1,039 higher for the years ended September 30, 2006 and 2005, respectively, had the Company not experienced a decrement in certain inventory quantities that are valued on the LIFO method.

Property, Plant and Equipment

Property, plant and equipment acquired prior to September 30, 2003 are stated at fair value, as required by fresh start accounting. Additions to property, plant and equipment subsequent to October 1, 2003 are stated at cost. Depreciation for financial reporting purposes is provided over the estimated useful lives (3 to 40 years) of the respective assets using the straight-line method.

Deferred Financing Costs

Costs incurred to obtain long-term financing are amortized using the effective interest method over the term of the related debt.

Identifiable Intangible Assets

Identifiable intangible assets, primarily customer lists and tradenames, are amortized on a straight-line basis over the estimated useful lives of 10 to 40 years.

Goodwill

Goodwill is tested for impairment annually during the fourth fiscal quarter or more frequently if an event indicates that the goodwill might be impaired in accordance with Statement of Financial Accounting Standards

Neenah Foundry Company

Notes to Consolidated Financial Statements — (Continued)

(SFAS) No. 142, “Goodwill and Other Intangible Assets.” Based on such tests, there was no impairment of goodwill recorded in fiscal 2006, 2005 or 2004.

Impairment of Long-Lived Assets

Property, plant and equipment and identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected undiscounted cash flows is less than the carrying value of the related asset or group of assets, a loss is recognized for the difference between the fair value and carrying value of the asset or group of assets. Such analyses necessarily involve significant judgment.

Revenue Recognition

Revenues are recognized when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred and ownership has transferred to customer; the price to the customer is fixed and determinable; and collectibility is reasonably assured. The Company meets these criteria for revenue recognition upon shipment of product, which corresponds with transfer of title.

Shipping and Handling Costs

Shipping and handling costs billed to customers are recognized within net sales. Shipping and handling costs are included in cost of sales.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs for continuing operations were $564, $470 and $525 for the years ended September 30, 2006, 2005 and 2004, respectively.

Income Taxes

Deferred income taxes are provided for temporary differences between the financial reporting and income tax basis of the Company’s assets and liabilities and are measured using currently enacted tax rates and laws.

Financial Instruments

The carrying value of the Company’s financial instruments, including cash, accounts receivable and accounts payable approximate fair value. The fair value of the Company’s long-term debt is approximately $281,634 at September 30, 2006 and compares to a carrying value of $264,195. The fair value of the Senior Subordinated and Senior Secured Notes with a face value of $233,130 is based on quoted market prices.

Comprehensive Income

Comprehensive income represents net income plus any gains or losses that, under U.S. generally accepted accounting principles, are excluded from net income and recognized directly as a component of stockholder’s equity.

Reclassifications

Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

Neenah Foundry Company

Notes to Consolidated Financial Statements — (Continued)

New Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 151, “Inventory Costs, an Amendment of ARB No. 43, Chapter 4.” SFAS No. 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and requires the allocation of fixed production overhead to inventory based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Adoption of SFAS No. 151 did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in tax positions. This interpretation requires that the Company recognize in its financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. This interpretation is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact FIN 48 will have on its financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” SFAS No. 158 amends SFAS No. 87, “Employers’ Accounting for Pensions,” SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions,” and SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” The amendments retain most of the existing measurement and disclosure guidance and will not change the amounts recognized in the Company’s statement of operations. SFAS No. 158 requires companies to recognize a net asset or liability with an offset to equity, by which the defined benefit post-retirement obligation is over- or under-funded. SFAS No. 158 requires prospective application, and the recognition and disclosure requirements will be effective for the Company’s fiscal year ending September 30, 2007. The Company is currently evaluating the impact SFAS No. 158 will have on its consolidated balance sheets.

3.	Inventories

Inventories consist of the following as of September 30:

	2006	2005

Raw materials	$7,857	$6,905
Work in process and finished goods	38,437	37,088
Supplies	15,553	15,130

	$61,847	$59,123

Neenah Foundry Company

Notes to Consolidated Financial Statements — (Continued)

4.	Intangible Assets

Identifiable intangible assets consist of the following as of September 30:

	2006		2005
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Amortizable intangible assets:
Customer lists	$67,000	$20,100	$67,000	$13,401
Tradenames	16,282	1,234	16,282	823
Other	155	31	155	21

	$83,437	$21,365	$83,437	$14,245

The Company does not have any intangible assets deemed to have indefinite lives. The Company expects to recognize amortization expense of $7,120 in each of the five fiscal years subsequent to September 30, 2006.

5.	Long-Term Debt

Long-term debt consists of the following as of September 30:

	2006	2005

13% Senior Subordinated Notes	$100,000	$100,000
11% Senior Secured Notes, less unamortized discount of $6,337 and $7,921	126,191	124,607
Term Loan Facilities	13,409	16,564
Revolving Credit Facility	24,595	30,502
Other	—	81

	264,195	271,754
Less current portion	27,750	33,668

	$236,445	$238,086

The Company’s Credit Facility provides for a revolving credit line of up to $92,085 (with a $5,000 sublimit available for letters of credit and a term loan in the aggregate original principal amount of $22,085 which requires annual principal payments of $3,155 through fiscal 2008, with the remainder due in fiscal 2009). The Credit Facility matures on October 8, 2009. The Credit Facility is secured by substantially all of the Company’s tangible and intangible assets. The interest rate on the Credit Facility is based on LIBOR (5.625% at September 30, 2006) or prime plus an applicable margin, based upon the Company meeting certain financial statistics. The weighted-average interest rate on the revolving credit line outstanding borrowings at September 30, 2006 is 7.65%. Substantially all of Neenah’s wholly owned subsidiaries are co-borrowers with Neenah under the Credit Facility and are jointly and severally liable with Neenah for all obligations under the Credit Facility, subject to customary exceptions for transactions of this type. In addition, NFC Castings, Inc. (Neenah’s immediate parent), and the remaining wholly owned subsidiaries of Neenah jointly and severally guarantee Neenah’s obligations under the Credit Facility, subject to customary exceptions for transactions of this type.

The borrowers’ and guarantors’ obligations under the Credit Facility are secured by a first priority perfected security interest, subject to customary restrictions, in substantially all of the tangible and intangible assets of the Company and its subsidiaries. The Senior Secured Notes, and the guarantees in respect thereof, are equal in right of payment to the Credit Facility, and the guarantees in respect thereof. The liens in respect

Neenah Foundry Company

Notes to Consolidated Financial Statements — (Continued)

of the Senior Secured Notes are junior to the liens securing the Credit Facility and guarantees thereof. Borrowings under the Revolving Credit Facility have been classified as current liabilities in the accompanying consolidated balance sheets in accordance with the consensus of Emerging Issues Task Force No. 95-22, “Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that include both a Subjective Acceleration Clause and a Lock-Box Arrangement.”

The Senior Secured Notes mature on September 30, 2010 and bear interest at 11%. Interest is payable semiannually on January 1 and July 1. The Senior Secured Notes are secured by substantially all of the Company’s tangible and intangible assets; however, they are second in priority to the borrowings under the Credit Facility. The Company’s obligations under the Senior Secured Notes are guaranteed on a secured basis by each of its wholly owned subsidiaries. The Senior Subordinated Notes are unsecured, mature on September 30, 2013 and bear interest at 13%. Interest of 5% is payable in cash and 8% may be paid-in-kind semiannually on January 1 and July 1. Through July 1, 2006, the Company has paid the interest in cash. The Senior Secured and the Senior Subordinated Notes are fully, unconditionally, jointly and severally guaranteed by all subsidiaries.

The Credit Facility, Senior Secured and the Senior Subordinated Notes contain various financial and nonfinancial covenants, including those which restrict the Company from incurring additional indebtedness and prohibit dividend payments, stock redemptions and certain other transactions. At September 30, 2006, the Company is in compliance with all covenants.

Scheduled annual principal payments on long-term debt for fiscal years subsequent to September 30, 2006 are:

2007	$27,750
2008	3,155
2009	7,099
2010	126,191
2011	—
Thereafter	100,000

$264,195

6.	Commitments and Contingencies

The Company leases certain plants, warehouse space, machinery and equipment, office equipment and vehicles under operating leases. Rent expense for continuing operations under these operating leases for the years ended September 30, 2006, 2005 and 2004 totaled $2,923, $2,920 and $2,999, respectively.

During the year ended September 30, 2006, the Company financed purchases of property, plant and equipment totaling $1,271 by entering into capital lease obligations. Property, plant and equipment under leases accounted for as capital leases as of September 30, 2006 are as follows:

Machinery and equipment	$1,344
Less accumulated depreciation	214

$1,130

Neenah Foundry Company

Notes to Consolidated Financial Statements — (Continued)

Minimum rental payments due under operating and capital leases for fiscal years subsequent to September 30, 2006, are as follows:

	Operating	Capital
	Leases	Leases

2007	$1,858	$228
2008	1,473	228
2009	799	228
2010	448	228
2011	347	228
Thereafter	237	315

Total minimum lease payments	$5,162	1,455

Less amount representing interest		234

Present value of minimum lease payments		1,221
Less current portion		161

Capital lease obligations		$1,060

The Company is partially self-insured for workers’ compensation claims. An accrued liability is recorded for claims incurred but not yet paid or reported and is based on current and historical claim information. The accrued liability may ultimately be settled for an amount different than the recorded amount. Adjustments of the accrued liability are recorded in the period in which they become known.

Approximately 65% of the Company’s work force is covered by collective bargaining agreements. The collective bargaining agreements for Neenah and the Kendallville location of Dalton, which represent 35% of the Company’s work force, are scheduled to expire during fiscal 2007.

In the normal course of business, the Company is named in legal proceedings. There are currently no material legal proceedings pending with respect to the Company. On August 5, 2005 the Company settled a legal matter related to the proposed sale of one of its subsidiaries by paying a cash settlement of $6,500.

The Company is proceeding with a $54,000 capital project to replace a mold line at its Neenah facility. The new mold line is expected to significantly enhance operating efficiencies, increase capacity and provide expanded molding capabilities for municipal products. The Company anticipates that operating cash flows and its Credit Facility will be sufficient to fund this and other anticipated operational investments, including working capital and capital expenditure needs, over the two year construction timeframe. The Company expects the new mold line to become operational in early calendar 2008. The Company has committed to $30,155 of expenditures related to the new mold line.

The Company is presently disputing a claim from an investment bank for $3,340 in fees allegedly arising from the acquisition of control of ACP Holding Company by Tontine Capital Partners, LP in May 2006. Although it is not possible to predict with certainty the outcome of this unresolved matter, the Company believes that based on current information, it has reserved for this matter in accordance with U.S. generally accepted accounting principles.

Neenah Foundry Company

Notes to Consolidated Financial Statements — (Continued)

7.	Income Taxes

The provision for income taxes consists of the following:

	Years Ended September 30
	2006	2005	2004

Current:
Federal	$7,553	$7,032	$(700)
State	1,314	1,568	721

	8,867	8,600	21
Deferred	(10)	(5,191)	3,620

	$8,857	$3,409	$3,641

The provision for income taxes is included in the consolidated statements of operations as follows:

	Years Ended September 30
	2006	2005	2004

Continuing operations	$8,857	$3,409	$3,881
Discontinued operations	—	—	(240)

	$8,857	$3,409	$3,641

The provision for income taxes differs from the amount computed by applying the federal statutory rate of 35% to income before income taxes as follows:

	Years Ended September 30
	2006	2005	2004

Provision at statutory rate	$8,752	$6,476	$2,414
State income taxes, net of federal taxes	851	815	469
Permanent differences due to reorganization	—	(885)	763
Change in tax method of determining LIFO inventory	—	(2,679)	—
Change in enacted state tax laws	(758)	—	—
Other	12	(318)	(5)

Provision for income taxes	$8,857	$3,409	$3,641

Neenah Foundry Company

Notes to Consolidated Financial Statements — (Continued)

Deferred income tax assets and liabilities consist of the following as of September 30:

	2006	2005

Deferred income tax liabilities:
Inventories	$(1,195)	$(905)
Property, plant and equipment	(11,667)	(10,939)
Identifiable intangible assets	(24,069)	(27,677)
Other	(336)	(382)

	(37,267)	(39,903)
Deferred income tax assets:
Employee benefit plans	8,926	14,972
Accrued vacation	2,237	2,191
Other accrued liabilities	997	1,414
State net operating loss carryforwards	155	264
Other	873	871

Total deferred tax assets	13,188	19,712
Valuation allowance for deferred income tax assets	(155)	(264)

	13,033	19,448

Net deferred income tax liability	$(24,234)	$(20,455)

Included in the consolidated balance sheets as:
Current deferred income tax asset	$2,697	$3,304
Noncurrent deferred income tax liability	(26,931)	(23,759)

	$(24,234)	$(20,455)

As of September 30, 2006, the Company has state net operating loss carryforwards of $1,405 which expire through fiscal 2016. A full valuation allowance has been established for all state net operating loss carryforwards due to the uncertainty regarding the realization of the deferred tax benefit through future earnings.

8.	Employee Benefit Plans

Defined-Benefit Pension Plans and Postretirement Benefits

The Company sponsors five defined-benefit pension plans covering the majority of its hourly employees. Retirement benefits under the pension plans are based on years of service and defined-benefit rates. The Company has elected a measurement date of June 30 for all of its pension plans. The Company funds the pension plans based on actuarially determined cost methods allowable under Internal Revenue Service regulations. During the year ended September 30, 2006, the Company amended one of its defined-benefit pension plans to freeze its defined benefit rate and credited years of service as of December 31, 2005. No curtailment gain or loss was required in conjunction with freezing this defined-benefit plan.

The Company also sponsors unfunded defined-benefit postretirement health care plans covering substantially all salaried and hourly employees at Neenah and their dependents. For salaried employees at Neenah, benefits are provided from the date of retirement for the duration of the employee’s life, while benefits for hourly employees at Neenah are provided from retirement to age 65. Retirees’ contributions to the plans are

Neenah Foundry Company

Notes to Consolidated Financial Statements — (Continued)

based on years of service and age at retirement. The Company funds benefits as incurred. The Company has elected a measurement date of June 30 for these plans.

FASB Financial Staff Position No. FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (the Act), addresses the impact of the Act enacted in December 2003. The Act provides a prescription drug subsidy benefit for Medicare eligible employees starting in 2006. During fiscal 2005, it was determined that the benefit levels of the Company’s defined-benefit postretirement health care plan covering salaried employees met the criteria set forth by the Act to qualify for the subsidy. Effective with the June 30, 2005 measurement date, the effects of the subsidy were used in measuring the plan’s benefit obligation and net periodic postretirement benefit cost. The effect of the subsidy was to reduce the net periodic postretirement benefit cost by approximately $337 and $56 for the years ended September 30, 2006 and 2005, respectively, and reduce the accumulated postretirement benefit obligation by approximately $2,044 and $415 as of the June 30, 2006 and 2005, respectively, measurement date. The amount of subsidy payments expected to be received is approximately $58 in fiscal 2007.

Neenah Foundry Company

Notes to Consolidated Financial Statements — (Continued)

Obligations and Funded Status

The following table summarizes the funded status of the pension plans and postretirement benefit plans and the amounts recognized in the consolidated balance sheets at September 30, 2006 and 2005:

	Pension		Postretirement
	Benefits		Benefits
	2006	2005	2006	2005

Change in benefit obligation:
Benefit obligation, October 1	$78,162	$62,190	$7,351	$8,914
Service cost	2,328	2,008	153	161
Interest cost	4,083	3,870	282	363
Unrecognized prior service cost	422	—	—	—
Actuarial (gains) losses	(10,324)	12,548	(1,748)	(1,655)
Benefits paid	(2,757)	(2,454)	(407)	(432)

Benefit obligation, September 30	$71,914	$78,162	$5,631	$7,351

Change in plan assets:
Fair value of plan assets, October 1	$54,648	$49,020	$—	$—
Actual return on plan assets	3,963	3,892	—	—
Company contributions	8,519	4,190	407	432
Benefits paid	(2,757)	(2,454)	(407)	(432)

Fair value of plan assets, September 30	$64,373	$54,648	$—	$—

Funded status of the plans:
Benefit obligation in excess of plan assets	$(7,541)	$(23,514)	$(5,631)	$(7,351)
Unrecognized prior service cost	392	—	(396)	(429)
4th quarter contributions	—	1,200	101	109
Unrecognized net (gains) losses	908	10,789	(4,215)	(2,733)

	$(6,241)	$(11,525)	$(10,141)	$(10,404)

Amounts recognized in the consolidated balance sheets at September 30:
Accrued pension or postretirement benefit liability	$(8,036)	$(22,401)	$(10,141)	$(10,404)
Intangible asset (included in other assets)	392	—	—	—
Deferred income tax asset	561	4,350	—	—
Accumulated other comprehensive loss	842	6,526	—	—

	$(6,241)	$(11,525)	$(10,141)	$(10,404)

The accumulated benefit obligation for the Company’s defined benefit pension plans was $71,930 and $78,248 at September 30, 2006 and 2005, respectively. At September 30, 2006, pension plans with benefit obligations in excess of plan assets had an aggregate projected benefit obligation of $67,884 and aggregate fair value of plan assets of $60,236.

Neenah Foundry Company

Notes to Consolidated Financial Statements — (Continued)

Benefit Costs

Components of net periodic benefit cost for the years ended September 30 are as follows:

	Pension Benefits			Postretirement Benefits
	2006	2005	2004	2006	2005	2004

Service cost	$2,328	$2,008	$1,964	$153	$161	$286
Interest cost	4,083	3,870	3,663	282	363	523
Expected return on plan assets	(4,732)	(4,157)	(3,630)	—	—	—
Amortization of prior service cost	30	—	—	(33)	(32)	(32)
Recognized net actuarial (gain) loss	185	2	20	(265)	(244)	(33)

Net periodic benefit cost	$1,894	$1,723	$2,017	$137	$248	$744

Assumptions

Weighted-average assumptions used to determine benefit obligations as of September 30 are as follows:

	Pension Benefits		Postretirement Benefits
	2006	2005	2006	2005

Discount rate	6.25%	5.25%	6.25%	5.25%

The increase in the discount rate used to determine benefit obligations as of September 30, 2006 from 5.25% to 6.25% caused a decrease of $10,396 in the projected benefit obligation of the Company’s pension plans.

Weighted-average assumptions used to determine net periodic benefit cost for the years ended September 30 are as follows:

	Pension Benefits						Postretirement Benefits
	2006		2005		2004		2006	2005	2004

Discount rate	5.25%		6.25%		6.25%		5.25%	6.25%	6.25%
Expected long-term rate of return on plan assets	7.50	% to	7.50	% to	7.50	% to
	8.50%		8.50%		8.50%		—	—	—

For measurement purposes, the healthcare cost trend rate was assumed to be 10% decreasing gradually to 5.0% in 2016 and then remaining at that level thereafter. The healthcare cost trend rate assumption has a significant effect on the amounts reported. A one percentage point change in the healthcare cost trend rate would have the following effect:

	1% Increase	1% Decrease

Effect on total of service cost and interest cost	$104	$(77)
Effect on postretirement benefit obligation	996	(778)

Neenah Foundry Company

Notes to Consolidated Financial Statements — (Continued)

Pension Plan Assets

The following table summarizes the weighted-average asset allocations of the pension plans at September 30:

	2006	2005

Asset category:
Equity securities	51%	47%
Debt securities	32	34
Real estate	3	3
Other	14	16

	100%	100%

The Company employs a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by maximizing investment returns within that prudent level of risk. The investment portfolio contains a diversified blend of equity and fixed income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks as well as growth, value, and small and large capitalizations. The Company’s targeted asset allocation ranges as a percentage of total market value are as follows: equity securities 45% to 55% and debt securities 30% to 35%. None of the plans’ equity securities are invested in common stock of the plan sponsor’s parent company, ACP Holding Company. Additionally, cash balances are maintained at levels adequate to meet near term plan expenses and benefit payments. Investment risk is measured and monitored on an ongoing basis through quarterly investment portfolio reviews.

The Company’s overall expected long-term rates of return on assets range from 7.50% to 8.50%. The expected long-term rates of return are based on the portfolio of each defined benefit pension plan as a whole and not on the sum of the returns of individual asset categories. The rates of return are based on historical returns adjusted to reflect the current view of the long-term investment market.

Benefit Payments and Contributions

The following benefit payments, which reflect expected future service, as appropriate, and are net of expected Medicare subsidy receipts, are expected to be paid for fiscal years subsequent to September 30, 2006:

2007	$2,986
2008	3,048
2009	3,300
2010	3,473
2011	3,707
2012 — 2016	24,254

$40,768

The Company expects to contribute $2,530 to its pension plans during fiscal 2007.

Defined-Contribution Retirement Plans

The Company sponsors various defined-contribution retirement plans (the Plans) covering substantially all salaried and certain hourly employees. The Plans allow participants to make 401(k) contributions in amounts

Neenah Foundry Company

Notes to Consolidated Financial Statements — (Continued)

ranging from 1% to 15% of their compensation. The Company matches between 35% and 50% of the participants’ contributions up to a maximum of 6% of the employee’s compensation, as defined. The Company may make additional voluntary contributions to the Plans as determined annually by the Board of Directors. Total Company contributions amounted to $2,034, $1,861 and $1,195 for the years ended September 30, 2006, 2005 and 2004, respectively.

Other Employee Benefits

The Company provides unfunded supplemental retirement benefits to certain active and retired employees at Dalton. At September 30, 2006, the present value of the current and long-term portion of these supplemental retirement obligations totaled $246 and $2,117, respectively. At September 30, 2005, the present value of the current and long-term portion of these supplemental retirement obligations totaled $232 and $2,347, respectively.

Certain of Dalton’s hourly employees are covered by a multi-employer, defined-benefit pension plan pursuant to a collective bargaining agreement. The Company’s expense for the years ended September 30, 2006, 2005 and 2004, was $356, $337 and $361, respectively.

Substantially all of Mercer’s union employees are covered by a multiemployer, defined-benefit pension plan pursuant to a collective bargaining agreement. The Company’s expense for the years ended September 30, 2006, 2005 and 2004, was $221, $290 and $141, respectively.

9.	Segment Information

The Company has two reportable segments, Castings and Forgings. The Castings segment manufactures and sells gray and ductile iron castings for the industrial and municipal markets, while the Forgings segment manufactures forged components for the industrial market. The Other segment includes machining operations and freight hauling.

The Company evaluates performance and allocates resources based on the operating income before depreciation and amortization charges of each segment. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intersegment sales and transfers

Neenah Foundry Company

Notes to Consolidated Financial Statements — (Continued)

are recorded at cost plus a share of operating profit. The following segment information is presented for continuing operations:

	Years Ended September 30
	2006	2005	2004

Revenues from external customers:
Castings	$495,384	$491,159	$414,575
Forgings	41,222	44,348	29,853
Other	20,703	22,507	22,035
Elimination of intersegment revenues	(14,857)	(16,242)	(15,521)

	$542,452	$541,772	$450,942

Income (loss) from continuing operations:
Castings	$16,149	$15,095	$3,614
Forgings	(605)	(570)	(2,482)
Other	345	189	1,980
Elimination of intersegment loss	260	381	502

	$16,149	$15,095	$3,614

Total assets:
Castings	$472,760	$475,725	$478,820
Forgings	6,399	7,040	8,110
Other	10,285	13,268	12,097
Elimination of intersegment assets	(78,524)	(83,478)	(91,587)

	$410,920	$412,555	$407,440

Neenah Foundry Company

Notes to Consolidated Financial Statements — (Continued)

	Castings	Forgings	Other	Total

Year ended September 30, 2006:
Interest expense	$29,309	$3,368	$733	$33,410
Interest income	78	—	5	83
Provision for income taxes	7,077	1,569	211	8,857
Depreciation and amortization expense	18,105	916	1,222	20,243
Expenditures for long-lived assets	16,866	417	520	17,803
Year ended September 30, 2005:
Interest expense	$29,543	$3,387	$489	$33,419
Interest income	13	—	—	13
Provision for income taxes	1,642	479	1,288	3,409
Depreciation and amortization expense	16,979	815	1,070	18,864
Expenditures for long-lived assets	15,966	948	658	17,572
Year ended September 30, 2004:
Interest expense	$29,392	$3,476	$524	$33,392
Interest income	29	—	—	29
Provision (credit) for income taxes	3,648	(385)	618	3,881
Depreciation and amortization expense	16,254	749	989	17,992
Expenditures for long-lived assets	11,589	398	726	12,713

Geographic Information

		Long-Lived
	Net Sales	Assets(1)

Year ended September 30, 2006:
United States	$521,193	$96,878
Foreign countries	21,259	—

	$542,452	$96,878

Year ended September 30, 2005:
United States	$509,104	$91,250
Foreign countries	32,668	—

	$541,772	$91,250

Year ended September 30, 2004:
United States	$428,081	$87,276
Foreign countries	22,861	—

	$450,942	$87,276

(1)	Represents fixed assets.

10.	Subsidiary Guarantors

The following tables present condensed consolidating financial information as of and for the years ended September 30, 2006 and 2005 and for the period from October 1, 2003 to September 30, 2004 for: (a) Neenah, and (b) on a combined basis, the guarantors of the Senior Secured Notes and the Senior Subordinated Notes,

Neenah Foundry Company

Notes to Consolidated Financial Statements — (Continued)

which include all of the wholly owned subsidiaries of Neenah (Subsidiary Guarantors). Separate financial statements of the Subsidiary Guarantors are not presented because the guarantors are jointly, severally and unconditionally liable under the guarantees, and the Company believes separate financial statements and other disclosures regarding the Subsidiary Guarantors are not material to investors.

Condensed Consolidating Balance Sheet

September 30, 2006

		Subsidiary
	Neenah	Guarantors	Eliminations	Consolidated

ASSETS
Current assets:
Cash (overdraft)	$2,433	$(1,523)	$—	$910
Accounts receivable, net	43,452	41,709	—	85,161
Inventories	22,990	38,857	—	61,847
Deferred income taxes	4,169	(1,472)	—	2,697
Other current assets	4,930	2,495	—	7,425

Total current assets	77,974	80,066	—	158,040
Investments in and advances to subsidiaries	115,243	—	(115,243)	—
Property, plant and equipment, net	41,183	55,695	—	96,878
Deferred financing costs, identifiable intangible assets and goodwill, net	134,233	16,233	—	150,466
Other assets	1,952	3,584	—	5,536

	$370,585	$155,578	$(115,243)	$410,920

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$10,147	$19,619	$—	$29,766
Net intercompany payable	—	89,207	(89,207)	—
Income taxes payable	2,550	—	—	2,550
Accrued wages and employee benefits	6,478	7,235	—	13,713
Accrued interest	7,157	—	—	7,157
Other accrued liabilities	1,022	1,902	—	2,924
Current portion of long-term debt	27,750	—	—	27,750
Current portion of capital lease obligations	—	161	—	161

Total current liabilities	55,104	118,124	(89,207)	84,021
Long-term debt	236,445	—	—	236,445
Capital lease obligations	—	1,060	—	1,060
Deferred income taxes	23,740	3,191	—	26,931
Postretirement benefit obligations	10,141	—	—	10,141
Pension benefit obligations	3,982	4,054	—	8,036
Other liabilities	1,987	3,113	—	5,100
Stockholder’s equity	39,186	26,036	(26,036)	39,186

	$370,585	$155,578	$(115,243)	$410,920

Neenah Foundry Company

Notes to Consolidated Financial Statements — (Continued)

Condensed Consolidating Balance Sheet

September 30, 2005

		Subsidiary
	Neenah	Guarantors	Eliminations	Consolidated

ASSETS
Current assets:
Cash (overdraft)	$4,952	$(1,468)	$—	$3,484
Accounts receivable, net	37,085	48,710	—	85,795
Inventories	22,754	36,369	—	59,123
Deferred income taxes	4,537	(1,233)	—	3,304
Other current assets	3,908	2,989	—	6,897

Total current assets	73,236	85,367	—	158,603
Investments in and advances to subsidiaries	114,430	—	(114,430)
Property, plant and equipment, net	36,519	54,731	—	91,250
Deferred financing costs, identifiable intangible assets and goodwill, net	140,435	17,648	—	158,083
Other assets	1,834	2,785	—	4,619

	$366,454	$160,531	$(114,430)	$412,555

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$8,442	$21,863	$—	$30,305
Net intercompany payable	—	81,907	(81,907)
Income taxes payable	5,562	—	—	5,562
Accrued wages and employee benefits	7,701	8,885	—	16,586
Accrued interest	7,134	—	—	7,134
Other accrued liabilities	469	1,942	—	2,411
Current portion of long-term debt	33,658	10	—	33,668

Total current liabilities	62,966	114,607	(81,907)	95,666
Long-term debt	238,015	71	—	238,086
Deferred income taxes	20,539	3,220	—	23,759
Postretirement benefit obligations	10,404		—	10,404
Pension benefit obligations	15,307		7,094	22,401
Other liabilities	1,870	3,016	—	4,886
Stockholder’s equity	17,353	32,523	(32,523)	17,353

	$366,454	$160,531	$(114,430)	$412,555

Neenah Foundry Company

Notes to Consolidated Financial Statements — (Continued)

Condensed Consolidating Statement of Operations

Year Ended September 30, 2006

		Subsidiary
	Neenah	Guarantors	Eliminations	Consolidated

Net sales	$251,813	$297,641	$(7,002)	$542,452
Cost of sales	181,318	268,242	(7,002)	442,558

Gross profit	70,495	29,399	—	99,894
Selling, general and administrative expenses	18,416	15,898	—	34,314
Amortization expense	5,705	1,415	—	7,120
Loss (gain) on disposal of equipment	247	(120)	—	127

Operating income	46,127	12,206	—	58,333
Other income (expense):
Interest expense	(17,842)	(15,568)	—	(33,410)
Interest income	—	83	—	83

	(17,842)	(15,485)	—	(33,327)

Income (loss) from operations before income taxes and equity in losses of subsidiaries	28,285	(3,279)	—	25,006
Provision for income taxes	4,103	4,754	—	8,857

	24,182	(8,033)	—	16,149
Equity in losses of subsidiaries	(8,033)	—	8,033	—

Net income (loss)	$16,149	$(8,033)	$8,033	$16,149

Neenah Foundry Company

Notes to Consolidated Financial Statements — (Continued)

Condensed Consolidating Statement of Operations

Year Ended September 30, 2005

		Subsidiary
	Neenah	Guarantors	Eliminations	Consolidated

Net sales	$241,467	$306,635	$(6,330)	$541,772
Cost of sales	177,897	269,251	(6,330)	440,818

Gross profit	63,570	37,384	—	100,954
Selling, general and administrative expenses	24,169	16,798	—	40,967
Amortization expense	5,705	1,419	—	7,124
Loss on disposal of equipment	367	586	—	953

Operating income	33,329	18,581	—	51,910
Other income (expense):
Interest expense	(17,767)	(15,652)	—	(33,419)
Interest income	—	13	—	13

	(17,767)	(15,639)	—	(33,406)

Income from operations before income taxes and equity in losses of subsidiaries	15,562	2,942	—	18,504
Provision (credit) for income taxes	(3,784)	7,193	—	3,409

	19,346	(4,251)	—	15,095
Equity in losses of subsidiaries	(4,251)	—	4,251	—

Net income (loss)	$15,095	$(4,251)	$4,251	$15,095

Neenah Foundry Company

Notes to Consolidated Financial Statements — (Continued)

Condensed Consolidating Statement of Operations

Year Ended September 30, 2004

		Subsidiary
	Neenah	Guarantors	Eliminations	Consolidated

Net sales	$198,331	$258,266	$(5,655)	$450,942
Cost of sales	144,649	236,130	(5,655)	375,124

Gross profit	53,682	22,136	—	75,818
Selling, general and administrative expenses	13,249	14,125	—	27,374
Amortization expense	5,705	1,416	—	7,121
Loss on disposal of equipment	465	—	—	465

Operating income	34,263	6,595	—	40,858
Other income (expense):
Interest expense	(17,295)	(16,097)	—	(33,392)
Interest income	21	8	—	29

	(17,274)	(16,089)	—	(33,363)

Income (loss) from continuing operations before income taxes and equity in losses of subsidiaries	16,989	(9,494)	—	7,495
Provision (credit) for income taxes	(1,890)	5,771	—	3,881

	18,879	(15,265)	—	3,614
Equity in losses of subsidiaries	(15,624)	—	15,624	—

Income (loss) from continuing operations	3,255	(15,265)	15,624	3,614
Loss from discontinued operations, net of income taxes	—	(359)	—	(359)

Net income (loss)	$3,255	$(15,624)	$15,624	$3,255

Neenah Foundry Company

Notes to Consolidated Financial Statements — (Continued)

Condensed Consolidating Statement of Cash Flows

Year Ended September 30, 2006

		Subsidiary
	Neenah	Guarantors	Eliminations	Consolidated

Operating activities
Net income (loss)	$16,149	$(8,033)	$8,033	$16,149
Noncash adjustments	12,228	10,964	—	23,192
Changes in operating assets and liabilities	(14,471)	(119)	—	(14,590)

Net cash provided by operating activities	13,906	2,812	8,033	24,751
Investing activities
Investments in and advances to subsidiaries	733	7,300	(8,033)	—
Purchase of property, plant and equipment	(8,003)	(9,800)	—	(17,803)
Other	(94)	(235)	—	(329)

Net cash used in investing activities	(7,364)	(2,735)	(8,033)	(18,132)
Financing activity
Payments on long-term debt and capital lease obligations	(9,061)	(132)	—	(9,193)

Decrease in cash	(2,519)	(55)	—	(2,574)
Cash (overdraft) at beginning of year	4,952	(1,468)	—	3,484

Cash (overdraft) at end of year	$2,433	$(1,523)	$—	$910

Neenah Foundry Company

Notes to Consolidated Financial Statements — (Continued)

Condensed Consolidating Statement of Cash Flows

Year Ended September 30, 2005

		Subsidiary
	Neenah	Guarantors	Eliminations	Consolidated

Operating activities
Net income (loss)	$15,095	$(4,251)	$4,251	$15,095
Noncash adjustments	6,637	12,608	—	19,245
Changes in operating assets and liabilities	5,428	(6,181)	—	(753)

Net cash provided by operating activities	27,160	2,176	4,251	33,587
Investing activities
Investments in and advances to subsidiaries	(4,129)	8,380	(4,251)	—
Purchase of property, plant and equipment	(7,678)	(9,894)	—	(17,572)
Other	197	1,055	—	1,252

Net cash used in investing activities	(11,610)	(459)	(4,251)	(16,320)
Financing activities
Proceeds from long-term debt	—	84	—	84
Payments on long-term debt	(12,130)	(1,586)	—	(13,716)
Debt issuance costs	(151)	—	—	(151)

Net cash used in financing activities	(12,281)	(1,502)	—	(13,783)

Increase in cash	3,269	215	—	3,484
Cash (overdraft) at beginning of year	1,683	(1,683)	—	—

Cash (overdraft) at end of year	$4,952	$(1,468)	$—	$3,484

Neenah Foundry Company

Notes to Consolidated Financial Statements — (Continued)

Condensed Consolidating Statement of Cash Flows

Year Ended September 30, 2004

		Subsidiary
	Neenah	Guarantors	Eliminations	Consolidated

Operating activities
Net income (loss)	$3,255	$(15,624)	$15,624	$3,255
Noncash adjustments	8,792	16,854	—	25,646
Changes in operating assets and liabilities	(11,999)	(14,157)	—	(16,156)

Net cash provided by (used in) operating activities	48	(12,927)	15,624	2,745
Investing activities
Investments in and advances to subsidiaries	(6,749)	22,373	(15,624)	—
Purchase of property, plant and equipment	(3,897)	(8,816)	—	(12,713)
Other	121	409	—	530

Net cash provided by (used in) investing activities	(10,525)	13,966	(15,624)	(12,183)
Financing activities
Proceeds from long-term debt	14,450	—	—	14,450
Payments on long-term debt	(2,366)	(2,646)	—	(5,012)

Net cash provided by (used in) financing activities	12,084	(2,646)	—	9,438

Increase (decrease) in cash	1,607	(1,607)	—	—
Cash (overdraft) at beginning of year	76	(76)	—	—

Cash (overdraft) at end of year	$1,683	$(1,683)	$—	$—

11.  Quarterly Results of Operations (Unaudited)

	Year Ended September 30, 2006
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Net sales	$121,714	$130,513	$147,724	$142,501
Gross profit	19,090	21,219	29,951	29,634
Net income	720	1,057	6,842	7,530

	Year Ended September 30, 2005
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Net sales	$121,864	$131,527	$145,685	$142,696
Gross profit	19,168	20,460	31,347	30,979
Net income	612	1,175	6,130	7,178

Neenah Foundry Company

Condensed Consolidated Balance Sheets

	December 31,	September 30,
	2006	2006(1)
	(Unaudited)
	(In thousands, except share and per share data)

ASSETS
Current assets:
Cash and cash equivalents	$14,021	$910
Restricted cash	25,280	—
Accounts receivable, net	64,065	85,161
Inventories	65,494	61,847
Deferred income taxes	2,697	2,697
Refundable income taxes	6,217	—
Other current assets	6,214	7,425

Total current assets	183,988	158,040
Property, plant and equipment	140,487	131,710
Less accumulated depreciation	38,070	34,832

	102,417	96,878
Deferred financing costs, net	3,031	1,695
Identifiable intangible assets, net	60,292	62,072
Goodwill	86,699	86,699
Other assets	5,321	5,536

	$441,748	$410,920

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$23,314	$29,766
Income taxes payable	—	2,550
Accrued wages and employee benefits	10,028	13,713
Accrued interest	416	7,157
Other accrued liabilities	3,833	2,924
Current portion of long-term debt	25,000	27,750
Current portion of capital lease obligations	161	161

Total current liabilities	62,752	84,021
Long-term debt	300,000	236,445
Capital lease obligations	1,430	1,060
Deferred income taxes	26,931	26,931
Postretirement benefit obligations	10,180	10,141
Other liabilities	13,601	13,136

Total liabilities	414,894	371,734
Commitments and contingencies
Stockholder’s equity:
Common stock, par value $100 per share — authorized, issued and outstanding 1,000 shares	100	100
Capital in excess of par value	5,429	5,429
Retained earnings	22,167	34,499
Accumulated other comprehensive loss	(842)	(842)

Total stockholder’s equity	26,854	39,186

	$441,748	$410,920

(1)	The balance sheet as of September 30, 2006 has been derived from the audited financial statements as of that date but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

See notes to condensed consolidated financial statements.

Neenah Foundry Company

Condensed Consolidated Statements of Operations

	Three Months Ended
	December 31,
	2006	2005
	(Unaudited)
	(In thousands)

Net sales	$117,342	$121,714
Cost of sales	98,717	102,624

Gross profit	18,625	19,090
Selling, general and administrative expenses	8,442	7,959
Amortization of intangible assets	1,780	1,780
Gain on disposal of equipment	(39)	(5)
Debt refinancing costs	20,429	—

Total operating expenses	30,612	9,734

Operating income (loss)	(11,987)	9,356
Net interest expense	(8,223)	(8,225)

Income (loss) before income taxes	(20,210)	1,131
Income tax provision (benefit)	(7,878)	411

Net income (loss)	$(12,332)	$720

See notes to condensed consolidated financial statements.

Neenah Foundry Company

Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	December 31,
	2006	2005
	(Unaudited)
	(In thousands)

Operating activities
Net income (loss)	$(12,332)	$720
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	5,100	4,984
Amortization of deferred financing costs and discount on notes	519	520
Write-off of deferred financing costs and discount on notes	7,512	—
Changes in operating assets and liabilities	(11,297)	(10,530)

Net cash used in operating activities	(10,498)	(4,306)
Investing activities
Purchase of property, plant and equipment	(8,448)	(3,405)
Increase in restricted cash	(25,280)	—

Net cash used in investing activities	(33,728)	(3,405)
Financing activities
Net change in revolver balance	(24,595)	4,924
Proceeds from long-term debt	300,000	94
Payments on long-term debt and capital lease obligations	(202,120)	(791)
Payment of tender premium	(12,917)	—
Debt issuance costs	(3,031)	—

Net cash provided by financing activities	57,337	4,227

Increase (decrease) in cash and cash equivalents	13,111	(3,484)
Cash and cash equivalents at beginning of period	910	3,484

Cash and cash equivalents at end of period	$14,021	$—

See notes to condensed consolidated financial statements.

Neenah Foundry Company

Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands)

Note 1 — Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal and recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three months ended December 31, 2006 are not necessarily indicative of the results that may be expected for the year ending September 30, 2007. For further information, refer to the consolidated financial statements and footnotes thereto included in Neenah Foundry Company’s Annual Report on Form 10-K for the year ended September 30, 2006.

Note 2 — Inventories

The components of inventories are as follows:

	December 31,	September 30,
	2006	2006

Raw materials	$9,728	$7,857
Work in process and finished goods	39,836	38,437
Supplies	15,930	15,553

	$65,494	$61,847

Note 3 — Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognize in its financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. This interpretation is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact FIN 48 will have on its financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (SFAS No. 158). SFAS No. 158 amends SFAS No. 87, “Employers’ Accounting for Pensions,” SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions,” and SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” The amendments retain most of the existing measurement and disclosure guidance and will not change the amounts recognized in the Company’s statement of operations. SFAS No. 158 requires companies to recognize a net asset or liability with an offset to equity, by which the defined benefit post-retirement obligation is over- or under-funded. SFAS No. 158 requires prospective application, and the recognition and disclosure requirements will be effective for the Company’s fiscal year ending September 30, 2007. The Company is currently evaluating the impact SFAS No. 158 will have on its consolidated balance sheets.

Neenah Foundry Company

Notes to Condensed Consolidated Financial Statements — (Continued)

Note 4 — Employee Benefit Plans

Components of Net Periodic Benefit Cost

The Company has five defined-benefit pension plans covering the majority of its hourly employees and also sponsors unfunded defined benefit postretirement health care plans covering substantially all salaried and hourly employees and their dependents. Components of net periodic benefit costs are as follows for the three months ended December 31, 2006 and 2005 (in thousands):

	Pension Benefits		Postretirement Benefits
	Three Months Ended		Three Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Service cost	$381	$668	$50	$68
Interest cost	788	1,051	75	160
Expected return on plan assets	(939)	(1,140)	—	—
Amortization of prior service credit	7	—	(13)	(10)
Recognized net actuarial loss (gain)	—	5	(51)	(108)

Net periodic benefit cost	$237	$584	$61	$110

Employer Contributions

For the three months ended December 31, 2006, $265 of contributions have been made to the defined-benefit pension plans. The Company presently anticipates contributing an additional $2,461 to fund its pension plans in fiscal 2007 for a total of $2,726.

Note 5 — Refinancing Transactions

On December 29, 2006, the Company repaid its outstanding indebtedness under its then existing credit facility, repurchased all $133,130 of its outstanding 11% Senior Secured Notes due 2010 through an issuer tender offer, retired $75,000 of its outstanding 13% Senior Subordinated Notes due 2013 (the “13% Notes”) by exchanging them for $75,000 of new 12 1/2% Senior Subordinated Notes due 2013 (the “12 1/2% Notes”) in a private transaction, and issued a notice to redeem the remaining $25,000 of 13% Notes that remained outstanding after the initial exchange period. At December 31, 2006, funds to redeem the $25,000 of 13% Notes, plus accrued interest, were held in a restricted cash account deposited with the trustee. Those remaining 13% Notes were redeemed on February 2, 2007. To fund these payments and to provide cash for capital expenditures, ongoing working capital requirements and general corporate purposes, the Company (a) issued $225,000 of new 9 1/2% Senior Secured Notes due 2017 (the “9 1/2% Notes”) and the $75,000 of 12 1/2% Notes and (b) entered into an amended and restated credit facility providing for borrowings in an amount up to $100,000.

The 2006 Credit Facility provides for borrowings in an amount up to $100,000 and includes a provision permitting the Company from time to time to request increases (subject to the lenders’ consent) in the aggregate amount by up to $10,000 with the increases to be funded through additional commitments from existing lenders or new commitments from financial institutions acceptable to the current lenders. It matures on December 31, 2011. Outstanding borrowings bear interest at rates based on the lenders’ Base Rate, as defined in the 2006 Credit Facility, or, if elected by the Company, at an adjusted rate based on LIBOR. Availability under the 2006 Credit Facility is subject to customary conditions and is limited by the Company’s borrowing base determined by the amount of accounts receivable, inventory and casting patterns and core

Neenah Foundry Company

Notes to Condensed Consolidated Financial Statements — (Continued)

boxes. At December 31, 2006, the Company had no borrowings and had remaining availability of $85,327 under the 2006 Credit Facility.

Obligations under the 2006 Credit Facility are secured by first priority liens, subject to customary restrictions, in the Company’s accounts receivable, inventory, casting patterns and core boxes, business interruption insurance policies, certain inter-company loans, cash and deposit accounts and related assets, subject to certain exceptions, and any proceeds of the foregoing, and by second priority liens (junior to the liens securing the 9 1/2% Notes) on substantially all of the Company’s remaining assets.

The 2006 Credit Facility requires the Company to observe certain customary conditions, affirmative covenants and negative covenants including financial covenants and it requires the Company to maintain a specified minimum interest coverage ratio or fixed charge coverage ratio whenever the unused availability is less than $15,000.

The $225,000 of outstanding 9 1/2% Notes will mature on January 1, 2017. The 9 1/2% Notes are secured by first-priority liens on substantially all of the Company’s assets (other than accounts receivable, inventory, casting patterns and core boxes, business interruption insurance policies, certain inter-company loans, cash and deposit accounts and related assets, subject to certain exceptions, and any proceeds of the foregoing) and by second-priority liens, junior to the liens for the benefit of the lenders under the 2006 Credit Facility, on the Company’s and the guarantors’ accounts receivable, inventory, casting patterns and core boxes, business interruption insurance policies, certain inter-company loans, cash and deposit accounts and related assets, subject to certain exceptions, and any proceeds of the foregoing. Interest on the 9 1/2% Notes is payable on a semi-annual basis.

The $75,000 of outstanding 12 1/2% Notes will mature on September 30, 2013. The obligations under the 12 1/2% Notes are senior to the Company’s subordinated unsecured indebtedness, if any, and are subordinate to the 2006 Credit Facility and the 9 1/2% Notes. Interest on the 12 1/2% Notes is payable on a semi-annual basis. Not less than five percent (500 basis points) of the interest on the 12 1/2% Notes must be paid in cash and the remainder (up to 7 1/2% or 750 basis points) of the interest may be deferred at the Company’s option. The Company must pay interest on any interest so deferred at a rate of 12.5% per annum.

The 9 1/2% Notes and the 12 1/2% Notes contain customary covenants typical to this type of financing, such as limitations on (1) indebtedness, (2) restricted payments, (3) liens, (4) distributions from restricted subsidiaries, (5) sale of assets, (6) affiliate transactions, (7) mergers and consolidations and (8) lines of business.

As a result of the refinancing transactions discussed above, the Company incurred $20,429 of debt refinancing costs in the three months ended December 31, 2006. This amount consisted of a $12,917 tender premium paid to repurchase the 11% Senior Secured Notes due 2010, $5,940 to write off the unamortized portion of discount on the 11% Senior Secured Notes and $1,572 to write off the unamortized portion of deferred financing costs on the old indebtedness.

Note 6 — Guarantor Subsidiaries

The following tables present condensed consolidating financial information as of December 31, 2006 and September 30, 2006 and for the three months ended December 31, 2006 and 2005 for: (a) Neenah Foundry Company (“Neenah”) and (b) on a combined basis, the guarantors of the 9 1/2% Notes due 2017 and 12 1/2% Notes due 2013, which include all of the wholly owned subsidiaries of Neenah (Subsidiary Guarantors). Separate financial statements of the Subsidiary Guarantors are not presented because the guarantors are jointly,

Neenah Foundry Company

Notes to Condensed Consolidated Financial Statements — (Continued)

severally and unconditionally liable under the guarantees, and the Company believes separate financial statements and other disclosures regarding the Subsidiary Guarantors are not material to investors.

Condensed Consolidating Balance Sheet

December 31, 2006

		Subsidiary
	Neenah	Guarantors	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$15,362	$(1,341)	$—	$14,021
Restricted cash	25,280	—	—	25,280
Accounts receivable, net	28,595	35,470	—	64,065
Inventories	24,777	40,717	—	65,494
Deferred income taxes	4,169	(1,472)	—	2,697
Refundable income taxes	6,240	(23)	—	6,217
Other current assets	4,203	2,011	—	6,214

Total current assets	108,626	75,362	—	183,988
Investments in and advances to subsidiaries	108,226	—	(108,226)	—
Property, plant and equipment, net	45,795	56,622	—	102,417
Deferred financing costs and identifiable intangible assets, net	47,444	15,879	—	63,323
Goodwill	86,699	—	—	86,699
Other assets	1,952	3,369	—	5,321

	$398,742	$151,232	$(108,226)	$441,748

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$7,449	$15,865	$—	$23,314
Net intercompany payable	—	86,582	(86,582)	—
Accrued liabilities	6,376	7,901	—	14,277
Current portion of long-term debt	25,000	161	—	25,161

Total current liabilities	38,825	110,509	(86,582)	62,752
Long-term debt	300,000	1,430	—	301,430
Deferred income taxes	16,640	10,291	—	26,931
Postretirement benefit obligations	10,180	—	—	10,180
Other liabilities	6,243	7,358	—	13,601
Stockholder’s equity	26,854	21,644	(21,644)	26,854

	$398,742	$151,232	$(108,226)	$441,748

Neenah Foundry Company

Notes to Condensed Consolidated Financial Statements — (Continued)

Condensed Consolidating Balance Sheet

September 30, 2006

		Subsidiary
	Neenah	Guarantors	Eliminations	Consolidated

ASSETS
Current assets:
Cash	$2,433	$(1,523)	$—	$910
Accounts receivable, net	43,452	41,709	—	85,161
Inventories	22,990	38,857	—	61,847
Deferred income taxes	4,169	(1,472)	—	2,697
Other current assets	4,930	2,495	—	7,425

Total current assets	77,974	80,066	—	158,040
Investments in and advances to subsidiaries	115,243	—	(115,243)	—
Property, plant and equipment, net	41,183	55,695	—	96,878
Deferred financing costs and identifiable intangible assets, net	47,534	16,233	—	63,767
Goodwill, net	86,699	—	—	86,699
Other assets	1,952	3,584	—	5,536

	$370,585	$155,578	$(115,243)	$410,920

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$10,147	$19,619	$—	$29,766
Net intercompany payable	—	89,207	(89,207)	—
Income taxes payable	2,550	—	—	2,550
Accrued liabilities	14,657	9,137	—	23,794
Current portion of long-term debt	27,750	161	—	27,911

Total current liabilities	55,104	118,124	(89,207)	84,021
Long-term debt	236,445	1,060	—	237,505
Deferred income taxes	23,740	3,191	—	26,931
Postretirement benefit obligations	10,141	—	—	10,141
Other liabilities	5,969	7,167	—	13,136
Stockholder’s equity	39,186	26,036	(26,036)	39,186

	$370,585	$155,578	$(115,243)	$410,920

Neenah Foundry Company

Notes to Condensed Consolidated Financial Statements — (Continued)

Condensed Consolidating Statement of Operations

Three months ended December 31, 2006

		Subsidiary
	Neenah	Guarantors	Eliminations	Consolidated

Net sales	$55,173	$63,786	$(1,617)	$117,342
Cost of sales	40,828	59,506	(1,617)	98,717

Gross profit	14,345	4,280	—	18,625
Selling, general and administrative expenses	4,221	4,221	—	8,442
Amortization of intangible assets	1,426	354	—	1,780
Gain on disposal of equipment	(5)	(34)	—	(39)
Debt refinancing costs	20,429	—	—	20,429

Operating loss	(11,726)	(261)	—	(11,987)
Net interest expense	(4,107)	(4,116)	—	(8,223)

Loss before income taxes and equity in loss of subsidiaries	(15,833)	(4,377)	—	(20,210)
Income tax benefit	(6,172)	(1,706)	—	(7,878)

	(9,661)	(2,671)	—	(12,332)
Equity in loss of subsidiaries	(2,671)	—	2,671	—

Net loss	$(12,332)	$(2,671)	$2,671	$(12,332)

Condensed Consolidating Statement of Operations

Three months ended December 31, 2005

		Subsidiary
	Neenah	Guarantors	Eliminations	Consolidated

Net sales	$52,373	$70,886	$(1,545)	$121,714
Cost of sales	39,489	64,680	(1,545)	102,624

Gross profit	12,884	6,206	—	19,090
Selling, general and administrative expenses	4,105	3,854	—	7,959
Amortization of intangible assets	1,426	354	—	1,780
Loss (gain) on disposal of equipment	(6)	1	—	(5)

Operating income	7,359	1,997	—	9,356
Net interest expense	(4,353)	(3,872)	—	(8,225)

Income (loss) before income taxes and equity in loss of subsidiaries	3,006	(1,875)	—	1,131
Income tax provision (benefit)	1,093	(682)	—	411

	1,913	(1,193)	—	720
Equity in loss of subsidiaries	(1,193)	—	1,193	—

Net income (loss)	$720	$(1,193)	$1,193	$720

Neenah Foundry Company

Notes to Condensed Consolidated Financial Statements — (Continued)

Condensed Consolidating Statement of Cash Flows

Three months ended December 31, 2006

		Subsidiary
	Neenah	Guarantors	Eliminations	Consolidated

Operating activities
Net loss	$(12,332)	$(2,671)	$2,671	$(12,332)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,311	2,789	—	5,100
Amortization of deferred financing costs and discount on notes	519	—	—	519
Write-off of deferred financing costs and discount on notes	7,512	—	—	7,512
Changes in operating assets and liabilities	(18,699)	7,402	—	(11,297)

Net cash provided by (used in) operating activities	(20,689)	7,520	2,671	(10,498)
Investing activities
Investments in and advances to subsidiaries	7,017	(4,346)	(2,671)	—
Purchase of property, plant and equipment	(5,497)	(2,951)	—	(8,448)
Increase in restricted cash	(25,280)	—	—	(25,280)

Net cash provided by (used in) investing activities	(23,760)	(7,297)	(2,671)	(33,728)
Financing activities
Net change in revolver balance	(24,595)	—	—	(24,595)
Proceeds from long-term debt	300,000	—	—	300,000
Payments on long-term debt and capital lease obligations	(202,079)	(41)	—	(202,120)
Payment of tender premium	(12,917)	—	—	(12,917)
Debt issuance costs	(3,031)	—	—	(3,031)

Net cash provided by financing activities	57,378	(41)	—	57,337

Increase in cash and cash equivalents	12,929	182	—	13,111
Cash and cash equivalents at beginning of period	2,433	(1,523)	—	910

Cash and cash equivalents at end of period	$15,362	$(1,341)	$—	$14,021

Neenah Foundry Company

Notes to Condensed Consolidated Financial Statements — (Continued)

Condensed Consolidating Statement of Cash Flows

Three months ended December 31, 2005

		Subsidiary
	Neenah	Guarantors	Eliminations	Consolidated

Operating activities
Net income (loss)	$720	$(1,193)	$1,193	$720
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,167	2,817	—	4,984
Amortization of deferred financing costs and discount on notes	520	—	—	520
Changes in operating assets and liabilities	(13,680)	3,150	—	(10,530)

Net cash provided by (used in) operating activities	(10,273)	4,774	1,193	(4,306)
Investing activities
Investments in and advances to subsidiaries	2,262	(1,069)	(1,193)	—
Purchase of property, plant and equipment	(1,423)	(1,982)	—	(3,405)

Net cash provided by (used in) investing activities	839	(3,051)	(1,193)	(3,405)
Financing activities
Net change in revolver balance	4,924		—	4,924
Proceeds from long-term debt	—	94		94
Payments on long-term debt and capital lease obligations	(789)	(2)	—	(791)

Net cash provided by financing activities	4,135	92	—	4,227

Increase (decrease) in cash	(5,299)	1,815	—	(3,484)
Cash at beginning of period	4,952	(1,468)	—	3,484

Cash at end of period	$(347)	$347	$—	$—

Note 7 — Segment Information

The Company has two reportable segments, Castings and Forgings. The Castings segment manufactures and sells gray and ductile iron castings for the industrial and municipal markets, while the Forgings segment manufactures and sells forged components for the industrial market. The Other segment includes machining operations and freight hauling.

The Company evaluates performance and allocates resources based on the operating income before depreciation and amortization charges of each segment. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in the Company’s Annual

Neenah Foundry Company

Notes to Condensed Consolidated Financial Statements — (Continued)

Report on Form 10-K. Intersegment sales and transfers are recorded at cost plus a share of operating profit. The following segment information is presented for continuing operations:

	Three Months Ended
	December 31,
	2006	2005

Revenues from external customers:
Castings	$105,677	$109,078
Forgings	10,066	9,906
Other	3,424	5,292
Elimination of intersegment revenues	(1,825)	(2,562)

	$117,342	$121,714

Net income (loss)
Castings	$(17,027)	$(1,435)
Forgings	331	(196)
Other	(20)	472
Elimination of intersegment loss	4,384	1,879

	$(12,332)	$720

	December 31,	September 30,
	2006	2006

Total assets:
Castings	$502,131	$472,760
Forgings	5,785	6,399
Other	10,927	10,285
Elimination of intersegment assets	(77,095)	(78,524)

	$441,748	$410,920

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

(a) Advanced Cast Products, Inc. is a corporation organized under the laws of the State of Delaware.

Section 145 of the Delaware General Corporation Law empowers Delaware corporations to indemnify any person who was or is a director, officer, employee or other agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or who was a director, officer, employee or agent of a foreign or domestic corporation that was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation, (other than an action by or in right of the corporation), against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred by such person in connection with any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative. To be indemnified, such person must have acted (i) in good faith and (ii) in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, such person must have acted without reasonable cause to believe that his or her conduct was unlawful. In respect of any action by or in right of the corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person shall have been adjudged liable to the corporation unless and only to the extent a court determines that, despite the adjudication of liability but in view of all of the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Indemnity against expenses (including attorney fees) actually and reasonably incurred is mandatory to the extent a present or former director or officer has been successful on the merits or otherwise.

Article Eight of the Certificate of Incorporation of Advanced Cast Products, Inc. provides that:

To the fullest extent permitted by the General Corporation Law of the state of Delaware as the same exists or may hereafter be amended, a Director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.

Article III, Section 13 of the By-Laws of Advanced Cast Products, Inc. provides that:

The corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or serves or served any other enterprise at the request of the corporation, against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, in any circumstances, and to the full extent, permitted by Section 145 of the Delaware Corporation Law, any amendment thereto, or any law of similar import.

(b) Mercer Forge Corporation is a corporation organized under the laws of the State of Delaware.

Section 145 of the Delaware General Corporation Law empowers Delaware corporations to indemnify any person who was or is a director, officer, employee or other agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or who was a director, officer, employee or agent of a foreign or domestic corporation that was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation, (other than an action by or in right of the corporation), against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred by such person in connection with any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative. To be indemnified, such person must have acted (i) in good faith and (ii) in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, such person must have acted without reasonable cause to believe that his or her conduct was unlawful. In respect of any action by or in right of the corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person shall have been adjudged liable to the corporation unless and only to the extent a court determines that, despite the adjudication of liability but in view of all of the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Indemnity against expenses (including attorney fees) actually and reasonably incurred is mandatory to the extent a present or former director or officer has been successful on the merits or otherwise.

Article IV of the By-Laws of Mercer Forge Corporation provides that:

Every person now or hereafter serving as a director or officer of the corporation and every such director or officer serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the corporation in accordance with and to the fullest extent permitted by law for the defense of, or in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of such director of officer to repay such amount unless it shall be ultimately determined that he is entitled to be indemnified by the corporation as authorized in this Article IV.

The right of indemnification herein provided shall not be deemed exclusive of any other rights to which any such director or officer may now or hereafter be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

(c) Neenah Foundry Company is a corporation organized under the laws of the State of Wisconsin.

Article Six of the Amended and Restated Articles of Incorporation of Neenah Foundry provides that:

To the fullest extent permitted by the Business Corporation Law of the State of Wisconsin as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE SIX shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Under Section 180.0851(1) of the Wisconsin Business Corporation Law (the “WBCL”), a corporation shall indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation. Section 180.0851(2) provides that, to the extent a director or officer has not been successful on the merits or otherwise in the defense of a proceeding, the corporation shall indemnify the director or officer unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes any of the following: (1) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (2) a violation of the criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was unlawful or no reasonable cause to believe that his or her conduct was unlawful; (3) a transaction from which the director or officer derived an improper personal profit; or (4) willful misconduct.

Section 180.0858(1) of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under a Wisconsin corporation’s articles of incorporation, bylaws, any written agreement or a resolution of the board of directors or shareholders.

Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL, for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

Under Section 180.0833 of the WBCL, directors of a Wisconsin corporation against whom claims are asserted with respect to the declaration of improper dividends or distributions to shareholders which they approved are entitled to contribution from other directors who approved such actions and from shareholders who knowingly accepted an improper dividend or distribution, as provided therein.

Article Eight of the By-Laws of Neenah Foundry Company provides for maximum indemnification of the corporation’s officers and directors in accordance with the WBCL.

(d) Neenah Transport, Inc. is a corporation organized under the laws of the State of Wisconsin.

Under Section 180.0851(1) of the Wisconsin Business Corporation Law (the “WBCL”), a corporation shall indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation. Section 180.0851(2) provides that, to the extent a director or officer has not been successful on the merits or otherwise in the defense of a proceeding, the corporation shall indemnify the director or officer unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes any of the following: (1) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (2) a violation of the criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was unlawful or no reasonable cause to believe that his or her conduct was unlawful; (3) a transaction from which the director or officer derived an improper personal profit; or (4) willful misconduct.

Section 180.0858(1) of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under a Wisconsin corporation’s articles of incorporation, bylaws, any written agreement or a resolution of the board of directors or shareholders.

Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL, for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

Under Section 180.0833 of the WBCL, directors of a Wisconsin corporation against whom claims are asserted with respect to the declaration of improper dividends or distributions to shareholders which they approved are entitled to contribution from other directors who approved such actions and from shareholders who knowingly accepted an improper dividend or distribution, as provided therein.

(e) Cast Alloys, Inc. is a corporation organized under the laws of the State of California.

Article Five of the Restated Articles of Incorporation of Cast Alloys, Inc. provides that:

To the fullest extent permitted by the General Corporation Law of the State of California as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE FIVE shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Section 317 of the California Corporations Code empowers California corporations to indemnify any person who was or is a director, officer, employee or other agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or who was a director, officer, employee or agent of a foreign or domestic corporation that was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation (other than an action by or in right of the corporation to procure a judgment in its favor), against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred by such person in connection with any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative. To be indemnified, such person must have acted (i) in good faith and (ii) in a manner that he or she reasonably believed to be in the best interests of the corporation; and, in the case of a criminal proceeding, such person must have acted without reasonable cause to believe that his or her conduct was unlawful. In respect of any action by or in right of the corporation, a corporation may indemnify any person who was or is an agent of the corporation against expenses actually and reasonably incurred by such person in connection with the defense or settlement of the action if he or she acted (i) in good faith and (ii) in a manner he or she believed to be in the best interests of the corporation and its shareholders.

(f) Gregg Industries, Inc. is a corporation organized under the laws of the State of California.

Section 317 of the California Corporations Code empowers California corporations to indemnify any person who was or is a director, officer, employee or other agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or who was a director, officer, employee or agent of a foreign or domestic corporation that was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation (other than an action by or in right of the corporation to procure a judgment in its favor), against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred by such person in connection with any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative. To be indemnified, such person must have acted (i) in good faith and (ii) in a manner that he or she reasonably believed to be in the best interests of the corporation; and, in the case of a criminal proceeding, such person must have acted without reasonable cause to believe that his or her conduct was unlawful. In respect of any action by or in right of the corporation, a corporation may indemnify any person who was or is an agent of the corporation against expenses actually and reasonably incurred by such person in connection with the defense or settlement of the action if he or she acted (i) in good faith and (ii) in a manner he or she believed to be in the best interests of the corporation and its shareholders.

Section Six of the By-Laws of Gregg Industries, Inc. provides for indemnification (including expenses) consistent with Section 317 of the California Corporations Code.

(g) A & M Specialties, Inc. is a corporation organized under the laws of the State of Pennsylvania.

Under Subchapter D (Sections 1741 to 1750) of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), Pennsylvania corporations have the power to indemnify any person acting as a representative of the corporation against expenses and liabilities incurred in such capacity provided certain standards are met, including good faith and the belief that the particular action or failure to take action is in, or not opposed to, the best interests of the corporation. In general, this power to indemnify does not exist in the case of actions against any person by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless a court determines that despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the court deems proper. A corporation is required to indemnify representatives of the corporation against expenses (including attorney fees) they may actually and reasonably incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. In all other cases, if a representative of the corporation acted, or failed to act, in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as may be otherwise provided by a corporation’s bylaws, agreement, vote of shareholders or disinterested directors or otherwise. Indemnification so otherwise provided may not, however, be made if the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Expenses (including attorneys’ fees) incurred in defending any such action may be paid by the corporation in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of the representative to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. In addition, Section 1713 of the PGCL says that if a bylaw adopted by the shareholders so provides, a director of a Pennsylvania corporation does not have personal liability for monetary damages unless the director breaches his or her fiduciary duty and the breach constitutes self-dealing, willful misconduct or recklessness or arises from a liability or responsibility pursuant to a criminal statute or for the payment of taxes pursuant to Federal, State or local law.

Section 4.01(e) of the Bylaws of A & M Specialties, Inc. provides that:

(1)	[A] director shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless: (i) the director has breached or failed to perform the duties of his or her office under this section; and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

(2)	The provisions of paragraph (1) shall not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to local, State or Federal law.

(h) Peerless Corporation is a corporation organized under the laws of the State of Ohio.

Under Section 1701.13(E) of the Ohio General Corporation Law (the “OGCL”), Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees or agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence in an appropriate court that the director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

Ohio law does not authorize payment of judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is permitted, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles, code of regulations or by contract except with respect to the advancement of expenses of directors.

Under Section 1701.59(D) of the OGCL, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio and Ohio corporations may, among other things, procure insurance for such persons.

(i) Dalton Corporation, Ashland Manufacturing Facility and Dalton Corporation, Stryker Manufacturing Facility are corporations organized under the laws of the State of Ohio.

Under Section 1701.13(E) of the Ohio General Corporation Law (the “OGCL”), Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees or agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence in an appropriate court that the director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

Ohio law does not authorize payment of judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is permitted, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles, code of regulations or by contract except with respect to the advancement of expenses of directors.

Under Section 1701.59(D) of the OGCL, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio and Ohio corporations may, among other things, procure insurance for such persons.

Section 7.1 of the Articles of Incorporation of Dalton Corporation, Ashland Manufacturing Facility and Dalton Corporation, Stryker Manufacturing Facility provides that:

The Corporation shall indemnify [the officers, directors, employees and agents of the Corporation] against liability (including expenses) asserted or incurred in the defense of any proceeding to which the individual was made a party or a witness because of his status with the Corporation and in which the individual was (a) wholly successful on the merits or otherwise or (b) in which the Corporation and in (acting in accordance with [this provision]) determines that the individual’s conduct and beliefs met the standard of conduct prescribed by the Code, although the individual was not wholly successful on the merits or otherwise or (c) a court determines that the individual is entitled to indemnification. However, in a proceeding brought by or in the right of the Corporation, if an individual was adjudged liable to the Corporation, indemnification shall be made only upon order of a court acting upon the individual’s application for court-ordered indemnification.

(j) Deeter Foundry, Inc. is a corporation organized under the laws of the State of Nebraska.

Sections 21-20,102 through 21-20,111 of the Nebraska Business Corporation Act (“NBCA”) provide, in part, that the directors and officers of a corporation may, under certain circumstances, be indemnified by the corporation against liability incurred by or imposed upon them as a result of actions, suits or proceedings brought against them as such directors and officers, or as directors or officers of any other organization at the request of the corporation, if they act in good faith and in a manner they reasonably believe to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful, except that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Article VII of the Bylaws of Deeter Foundry, Inc. provides for compliance with the terms of the NBCA described above.

(k) Dalton Corporation, Dalton Corporation, Warsaw Manufacturing Facility and Dalton Corporation, Kendallville Manufacturing Facility are corporations organized under the laws of the State of Indiana.

Chapter 37 of the Indiana Business Corporation Law (“IBCL”) empowers an Indiana corporation to indemnify present and former directors, officers, employers or agents or any person who may have served at the request of the corporation as a director, officer, employee, or agent of another corporation (“Eligible Persons”) against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity, or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, or (b) if the challenged action was taken other than in the individual’s official capacity as an officer, director, employee or agent, the individual’s conduct was at least not opposed to the corporation’s best interests, or (c) if in a criminal proceeding, either the individual had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful.

Chapter 37 of the IBCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim, including counsel fees; and, unless limited by its articles of incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he is wholly successful in any such proceeding, on the merits or otherwise. Directors and officers qualify as Eligible Persons under the IBCL. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation’s articles of incorporation otherwise provide, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to mandatory indemnification for reasonable expenses or that the Eligible Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances without regard to whether his actions satisfied the appropriate standard of conduct.

Section 8.1 of the Articles of Incorporation of Dalton Corporation, Warsaw Manufacturing Facility provides that:

The Corporation shall indemnify [the officers, directors, employees and agents of the Corporation] against liability (including expenses) asserted or incurred in the defense of any proceeding to which the individual was made a party or a witness because of his status with the Corporation and in which the individual was (a) wholly successful on the merits or otherwise or (b) in which the Corporation and in (acting in accordance with [this provision]) determines that the individual’s conduct and beliefs met the standard of conduct prescribed by the Code, although the individual was not wholly successful on the merits or otherwise or (c) a court determines that the individual is entitled to indemnification. However, in a proceeding brought by or in the right of the Corporation, if an individual was adjudged liable to the Corporation, indemnification shall be made only upon order of a court acting upon the individual’s application for court-ordered indemnification.

Section 8.1 of the Code of Bylaws of Dalton Corporation, Kendallville Manufacturing Facility provides that:

The Corporation shall indemnify [the officers, directors, employees and agents of the Corporation] against liability (including expenses) asserted or incurred in the defense of any proceeding to which the individual was made a party or a witness because of his status with the Corporation and in which the individual was (a) wholly successful on the merits or otherwise or (b) in which the Corporation and in (acting in accordance with [this provision]) determines that the individual’s conduct and beliefs met the standard of conduct prescribed by the Code, although the individual was not wholly successful on the merits or otherwise or (c) a court determines that the individual is entitled to indemnification.

(l) Belcher Corporation is a corporation organized under the laws of the State of Delaware.

Section 145 of the Delaware General Corporation Law empowers Delaware corporations to indemnify any person who was or is a director, officer, employee or other agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or who was a director, officer, employee or agent of a foreign or domestic corporation that was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation, (other than an action by or in right of the corporation), against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred by such person in connection with any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative. To be indemnified, such person must have acted (i) in good faith and (ii) in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, such person must have acted without reasonable cause to believe that his or her conduct was unlawful. In respect of any action by or in right of the corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person shall have been adjudged liable to the corporation unless and only to the extent a court determines that, despite the adjudication of liability but in view of all of the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Indemnity against expenses (including attorney fees) actually and reasonably incurred is mandatory to the extent a present or former director or officer has been successful on the merits or otherwise.

Article Seventh of the Certificate of Incorporation of Belcher Corporation provides that:

To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a Director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.

Article III, Section 13 of the By-Laws of Belcher Corporation provides that:

The corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or serves or served any other enterprise at the request of the corporation, against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, in any circumstances, and to the full extent, permitted by Section 145 of the Delaware Corporation Law, any amendment thereto, or any law of similar import.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

See Exhibit Index following the Signatures pages, which is incorporated in this Item by reference.

(b) Financial Statement Schedules.

Report of Independent Registered Public Accounting Firm. See page II-9.

Schedule II. Valuation and Qualifying Accounts of Neenah Foundry Company. See page II-10.

Report of Independent Registered Public Accounting Firm

The Board of Directors
Neenah Foundry Company

We have audited the consolidated financial statements of Neenah Foundry Company as of September 30, 2006 and 2005 (Reorganized Company) and for the years ended September 30, 2006 and 2005 and the period from October 1, 2003 to September 30, 2004 (Reorganized Company) and the portion of October 1, 2003 related to the Predecessor Company’s reorganization gain and have issued our report thereon dated November 3, 2006 (included elsewhere in this Registration Statement on Form S-4). Our audits also included the financial statement schedule listed in Item 21 of this Registration Statement. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/  Ernst & Young LLP
Milwaukee, Wisconsin
November 3, 2006

Schedule II

Neenah Foundry Company
Valuation and Qualifying Accounts
Years ended September 30, 2006, 2005, and 2004

	Balance at	Additions
	Beginning	Charged to			Balance at
Description	of Period	Expense	Deductions		End of Period
	(Dollars in thousands)

Allowance for doubtful accounts receivable:
2006	$2,093	$433	$641	(A)	$1,885

2005	$1,142	$2,153	$1,202	(A)	$2,093

2004	$2,375	$1,043	$2,276	(A)	$1,142

Reserve for obsolete inventory:
2006	$1,001	$318	$315	(B)	$1,004

2005	$735	$356	$90	(B)	$1,001

2004	$1,194	$231	$690	(B)	$735

(A)	Uncollectible accounts written off, net of recoveries

(B)	Reduction for disposition of inventory

ITEM 22.	UNDERTAKINGS.

(1) The following undertakings are being furnished pursuant to the requirements of Item 512 of Regulation S-K (the letters of the paragraphs correspond to the letter of Item S-K):

(a) The undersigned registrants hereby undertake:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

* * *

(5) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of this registration statement shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

(6) That, for purposes of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

* * *

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

* * *

(2) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(3) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Neenah, State of Wisconsin on February 23, 2007.

NEENAH FOUNDRY COMPANY
(Registrant)

By:	/s/ Gary W. LaChey
Gary W. LaChey
Corporate Vice President — Finance and
Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William M. Barrett and Gary W. LaChey, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.*

Signature	Title

/s/ William M. Barrett William M. Barrett	President and Chief Executive Officer (Principal Executive Officer); Director

/s/ Gary W. LaChey Gary W. LaChey	Corporate Vice President — Finance and Chief Financial Officer (Principal Financial and Principal Accounting Officer)

/s/ Albert E. Ferrara, Jr. Albert E. Ferrara, Jr.	Director

/s/ David B. Gendell David B. Gendell	Director

/s/ Stephen E. K. Graham Stephen E. K. Graham	Director

/s/ Joseph V. Lash Joseph V. Lash	Director

/s/ Jeffrey G. Marshall Jeffrey G. Marshall	Director

*	Each of these signatures is affixed as of February 23, 2007.

Pursuant to the requirements of the Securities Act of 1933, each of the additional registrants named below has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Neenah, State of Wisconsin on February 23, 2007.

ADVANCED CAST PRODUCTS, INC.
DALTON CORPORATION
DALTON CORPORATION, WARSAW
MANUFACTURING FACILITY
DALTON CORPORATION, STRYKER MACHINING
FACILITY CO.
DALTON CORPORATION, ASHLAND
MANUFACTURING FACILITY
DALTON CORPORATION, KENDALLVILLE
MANUFACTURING FACILITY
DEETER FOUNDRY, INC.
GREGG INDUSTRIES, INC.
MERCER FORGE CORPORATION
A&M SPECIALTIES, INC.
NEENAH TRANSPORT, INC.
CAST ALLOYS, INC.
BELCHER CORPORATION
PEERLESS CORPORATION

Acting on behalf of each of the foregoing registrants

/s/  Gary W. LaChey
Gary W. LaChey
Corporate Vice President — Finance and
Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William M. Barrett and Gary W. LaChey, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons acting on behalf of each of the foregoing registrants in the capacities and on the date indicated.*

Signature	Title

/s/ William M. Barrett William M. Barrett	President and Chief Executive Officer (Principal Executive Officer); Director

/s/ Gary W. LaChey Gary W. LaChey	Corporate Vice President — Finance and Chief Financial Officer (Principal Financial and Principal Accounting Officer)

/s/ Albert E. Ferrara, Jr. Albert E. Ferrara, Jr.	Director

/s/ David B. Gendell David B. Gendell	Director

/s/ Stephen E. K. Graham Stephen E. K. Graham	Director

/s/ Joseph V. Lash Joseph V. Lash	Director

/s/ Jeffrey G. Marshall Jeffrey G. Marshall	Director

*	Each of these signatures is affixed as of February 23, 2007.

NEENAH FOUNDRY COMPANY
(THE “REGISTRANT”)
(COMMISSION FILE NO. 333-28751)

EXHIBIT INDEX
FORM S-4

Exhibit		Incorporated Herein	Filed
Number	Description	by Reference to	Herewith

2.1	Disclosure Statement for Pre-Petition of Votes with respect to the Prepackaged Joint Plan of Reorganization of ACP Holding Company, NFC Castings, Inc., and Neenah Foundry Company	Exhibit T3E-1 to application for qualification of indenture on Form T-3 filed 7/1/03 (File No. 022-28687)
2.2	Prepackaged Joint Plan of Reorganization of ACP Holding Company, NFC Castings, Inc. Neenah Foundry Company and Certain of its Subsidiaries under Chapter 11 of the United States Bankruptcy Code	Exhibit T3E-2 to application for qualification of indenture on Form T-3 filed 7/1/03 (File No. 022-28687)
3.1	Amended and Restated Certificate [Articles] of Incorporation of Neenah Foundry Company	Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005 (the ‘‘2005 Form 10-K”)
3.2	Third Amended and Restated Certificate of Incorporation of ACP Holding Company	Exhibit 3.2 to 2005 Form 10-K
3.3	Amended and Restated Certificate of Incorporation of NFC Castings, Inc.	Exhibit 3.3 to 2005 Form 10-K
3.4	Amended and Restated Certificate of Incorporation of Advanced Cast Products, Inc.	Exhibit 3.2 to Amendment No. 1 to the Registrant’s Form S-4 Registration Statement (File No. 333-111008) filed on January 28, 2004 (the ‘‘1/28/04 S-4 Amendment”)
3.5	Amended and Restated Articles of Incorporation of Dalton Corporation	Exhibit 3.3 to the 1/28/04 S-4 Amendment
3.6	Certificate [Articles] of Incorporation of Dalton Corporation, Warsaw Manufacturing Facility	Exhibit 3.4 to the 1/28/04 S-4 Amendment
3.7	Amended and Restated Articles of Incorporation of Dalton Corporation, Stryker Machining Facility Co.	Exhibit 3.7 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 (the “2006 Form 10-K”)
3.8	Articles of Incorporation of Dalton Corporation, Ashland Manufacturing Facility	Exhibit 3.6 to the 1/28/04 S-4 Amendment
3.9	Articles of Incorporation of Dalton Corporation, Kendallville Manufacturing Facility	Exhibit 3.7 to the 1/28/04 S-4 Amendment
3.10	Articles of Incorporation of Deeter Foundry, Inc.	Exhibit 3.8 to the 1/28/04 S-4 Amendment
3.11	Articles of Incorporation of Gregg Industries, Inc.	Exhibit 3.9 to the 1/28/04 S-4 Amendment
3.12	Articles of Incorporation of A & M Specialties, Inc.	Exhibit 3.10 to the 1/28/04 S-4 Amendment

Exhibit			Incorporated Herein	Filed
Number		Description	by Reference to	Herewith

3.13		Restated Articles of Incorporation of Neenah Transport, Inc.	Exhibit 3.11 to the 1/28/04 S-4 Amendment
3.14		Restated Articles of Incorporation of Cast Alloys, Inc.	Exhibit 3.12 to the 1/28/04 S-4 Amendment
3.15		Certificate of Incorporation of Mercer Forge Corporation	Exhibit 3.17 to 2005 Form 10-K
3.16		Amended and Restated Bylaws of ACP Holding Company	Exhibit 3.18 to 2006 Form 10-K
3.17		Amended Bylaws of NFC Castings, Inc.	Exhibit 3.19 to 2005 Form 10-K
3.18		Amended Bylaws of Neenah Foundry Company	Exhibit 3.15 to the 1/28/04 S-4 Amendment
3.19		Bylaws of Advanced Cast Products, Inc.	Exhibit 3.16 to the 1/28/04 S-4 Amendment
3.20		Amended and Restated Bylaws of Dalton Corporation	Exhibit 3.22 to 2006 Form 10-K
3.21		Amended Code of Bylaws of Dalton Corporation, Warsaw Manufacturing Facility	Exhibit 3.18 to the 1/28/04 S-4 Amendment
3.22		Code of Regulations of Dalton Corporation, Stryker Machining Facility Co.	Exhibit 3.19 to the 1/28/04 S-4 Amendment
3	.22(a)	Amendment to Code of Regulations of Dalton Corporation, Stryker Machining Facility Co.	Exhibit 3.24(a) to 2006 Form 10-K
3.23		Amended and Restated Code of Regulations of Dalton Corporation, Ashland Manufacturing Facility	Exhibit 3.20 to the 1/28/04 S-4 Amendment
3	.23(a)	Amendment to Amended and Restated Code of Regulations of Dalton Corporation, Ashland Manufacturing Facility	Exhibit 3.25(a) to 2006 Form 10-K
3.24		Amended Code of Bylaws of Dalton Corporation, Kendallville Manufacturing Facility	Exhibit 3.21 to the 1/28/04 S-4 Amendment
3	.24(a)	Amendment to Amended Code of Bylaws of Dalton Corporation, Kendallville Manufacturing Facility	Exhibit 3.26(a) to 2006 Form 10-K
3.25		Bylaws of Deeter Foundry, Inc.	Exhibit 3.22 to the 1/28/04 S-4 Amendment
3	.25(a)	Amendment to Bylaws of Deeter Foundry, Inc.	Exhibit 3.27(a) to 2006 Form 10-K
3.26		Bylaws of Gregg Industries, Inc.	Exhibit 3.23 to the 1/28/04 S-4 Amendment
3	.26(a)	Amendment to Bylaws of Gregg Industries, Inc.	Exhibit 3.28(a) to 2006 Form 10-K
3.27		Amended A & M Specialties, Inc. Bylaws	Exhibit 3.24 to the 1/28/04 S-4 Amendment
3.28		Amended and Restated Neenah Transport, Inc. Bylaws	Exhibit 3.30 to 2006 Form 10-K

Exhibit			Incorporated Herein	Filed
Number		Description	by Reference to	Herewith

3.29		Bylaws of Cast Alloys, Inc.	Exhibit 3.26 to the 1/28/04 S-4 Amendment
3	.29(a)	Amendment to Bylaws of Cast Alloys, Inc.	Exhibit 3.31(a) to 2006 Form 10-K
3.30		Bylaws of Mercer Forge Corporation	Exhibit 3.33 to 2005 Form 10-K
4.1		Warrant Agreement, dated October 8, by and between ACP Holding Company and the Bank of New York as warrant agent	Exhibit 10.3 hereto
4.2		Stockholders Agreement, dated October 8, 2003, by and among ACP Holding Company, the Standby Purchasers, the Executives and Directors (as such terms are defined therein), which terminated on May 25, 2006	Exhibit 10.5 to the 2003 Form S-4 (as defined at Exhibit 10.2 below)
4.3		Indenture by and among Neenah Foundry Company, the guarantors named therein, and The Bank of New York Trust Company, N.A., as Trustee, dated as of December 29, 2006, for the 9 1/2% Senior Secured Notes due 2017	Exhibit 10.4 hereto
4.4		Form of Note for the 9 1/2% Senior Secured Notes due 2017	Exhibit 10.5 hereto
4.5		Form of Note for the 12 1/2% Senior Subordinated Notes due 2013	Exhibit 10.7 hereto
5.1		Opinion of Quarles & Brady LLP with respect to the 9 1/2% Senior Secured Notes due 2017 and related guarantees		X
10.1		Amended and Restated Loan and Security Agreement, dated as of December 29, 2006, by and among Neenah Foundry Company, its subsidiaries party thereto, the various lenders party thereto and Bank of America, N.A., as agent	Exhibit 10.13 to the Registrant’s Current Report on Form 8-K dated December 29, 2006
10.2		Subscription Agreement, dated as of October 7, 2003, by and among ACP Holding Company, Neenah Foundry Company, the subsidiary Guarantors named therein and the Investors as defined therein	Exhibit 10.2 to the Registrant’s Form S-4 Registration Statement (File No. 333-111008) filed on December 8, 2003 (the ‘‘2003 Form S-4”)
10.3		Warrant Agreement, dated October 8, 2003, by and between ACP Holding Company and the Bank of New York as warrant agent	Exhibit 10.4 to 2005 Form 10-K
10.4		Indenture by and among Neenah Foundry Company, the guarantors named therein, and The Bank of New York Trust Company, N.A., as Trustee, dated as of December 29, 2006, for the 9 1/2% Senior Secured Notes due 2017	Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated December 29, 2006
10.5		Form of Note for the 9 1/2% Senior Secured Notes due 2017	Exhibit A to the Indenture filed as Exhibit 10.4 hereto

Exhibit			Incorporated Herein	Filed
Number		Description	by Reference to	Herewith

10.6		Registration Rights Agreement with respect to 9 1/2% Senior Secured Notes due 2017, by and among Neenah Foundry Company, the guarantors named therein, and Credit Suisse Securities (USA) LLC, dated December 29, 2006	Exhibit 4.3 to the Registrant’s Current Report on Form 8-K dated December 29, 2006
10.7		Form of 12 1/2% Senior Subordinated Note due 2013 issued by Neenah Foundry Company to Tontine Capital Partners, L.P., including the form of indenture relating to the 12 1/2% Senior Subordinated Note due 2013	Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated December 29, 2006
10.8		Registration Rights Agreement with respect to 12 1/2% Senior Subordinated Notes due 2013, by and among Neenah Foundry Company, the guarantors named therein, and Tontine Capital Partners, L.P., dated December 29, 2006	Exhibit 4.4 to the Registrant’s Current Report on Form 8-K dated December 29, 2006
10.9		Exchange Agreement by and among Neenah Foundry Company, the guarantors named therein, and Tontine Capital Partners, L.P., dated December 29, 2006, relating to the exchange by Tontine of $75 million of Neenah Foundry Company’s 13% Senior Subordinated Notes due 2013 for the 12 1/2% Senior Subordinated Notes due 2013	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated December 29, 2006
10	.10*	Form of Amendment to the Employment Agreements and Restricted Grants listed in Exhibits 10.10(a) through 10.18	Exhibit 10.10 to 2005 Form 10-K
10	.10(a)*	Employment Agreement and Restricted Stock Grant by and among Neenah Foundry Company, ACP Holding Company and John Andrews	Exhibit 10.9 to the 1/28/04 S-4 Amendment
10	.11*	Employment Agreement and Restricted Stock Grant by and among Neenah Foundry Company, ACP Holding Company and William M. Barrett	Exhibit 10.10 to the 1/28/04 S-4 Amendment
10	.12*	Employment Agreement and Restricted Stock Grant by and among Dalton Corporation, ACP Holding Company and Joseph L. DeRita	Exhibit 10.11 to the 1/28/04 S-4 Amendment
10	.13*	Employment Agreement and Restricted Stock Grant by and among Neenah Foundry Company, ACP Holding Company and Frank C. Headington	Exhibit 10.12 to the 1/28/04 S-4 Amendment
10	.14*	Employment Agreement and Restricted Stock Grant by and among Neenah Foundry Company, ACP Holding Company and Timothy Koller	Exhibit 10.13 to the 1/28/04 S-4 Amendment

Exhibit			Incorporated Herein	Filed
Number		Description	by Reference to	Herewith

10	.15*	Employment Agreement and Restricted Stock Grant by and among Neenah Foundry Company, ACP Holding Company and Gary W. LaChey	Exhibit 10.14 to the 1/28/04 S-4 Amendment
10	.16*	Employment Agreement and Restricted Stock Grant by and among Neenah Foundry Company, ACP Holding Company and William Martin	Exhibit 10.15 to the 1/28/04 S-4 Amendment
10	.17*	Employment Agreement and Restricted Stock Grant by and among Dalton Corporation, ACP Holding Company and Steve Shaffer	Exhibit 10.16 to the 1/28/04 S-4 Amendment
10	.18*	Employment Agreement and Restricted Stock Grant by and among Neenah Foundry Company, ACP Holding Company and Joseph Varkoly	Exhibit 10.17 to the 1/28/04 S-4 Amendment
10	.19*	Neenah Foundry Company 2003 Management Annual Incentive Plan	Exhibit 10.18 to the 2003 Form S-4
10	.19(a)*	Summary of Amendment to Neenah Foundry Company 2003 Management Annual Incentive Plan	Exhibit 10.19(a) to 2005 Form 10-K
10	.20*	Neenah Foundry Company 2003 Severance and Change of Control Plan	Exhibit 10.19 to the 2003 Form S-4
10.21		Intercreditor Agreement, dated as of December 29, 2006, by and among Neenah Foundry Company, the guarantors named therein, Bank of America, N.A., as agent, and The Bank of New York Trust Company, N.A., as Trustee and collateral agent	Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated December 29, 2006
10.22		Security Agreement, dated as of December 29, 2006, by and among Neenah Foundry Company, its subsidiaries party thereto, and the various lenders party thereto in favor of The Bank of New York Trust Company, N.A. for the benefit of the Secured Parties referred to therein	Exhibit 10.3 to the Registrant’s Current Report on Form 8-K dated December 29, 2006
10.23		Pledge Agreement, dated as of December 29, 2006, by and among Neenah Foundry Company and its subsidiaries party thereto in favor of The Bank of New York Trust Company, N.A. for the benefit of the Secured Parties referred to therein	Exhibit 10.4 to the Registrant’s Current Report on Form 8-K dated December 29, 2006
10.24		Copyright, Patent, Trademark and License Mortgage, dated as of December 29, 2006, by Neenah Foundry Company in favor of The Bank of New York Trust Company, N.A. for the benefit of the Secured Parties referred to therein	Exhibit 10.5 to the Registrant’s Current Report on Form 8-K dated December 29, 2006

Exhibit			Incorporated Herein	Filed
Number		Description	by Reference to	Herewith

10.25		Copyright, Patent, Trademark and License Mortgage, dated as of December 29, 2006, by Advanced Cast Products, Inc. in favor of The Bank of New York Trust Company, N.A. for the benefit of the Secured Parties referred to therein	Exhibit 10.6 to the Registrant’s Current Report on Form 8-K dated December 29, 2006
10.26		Copyright, Patent, Trademark and License Mortgage, dated as of December 29, 2006, by Peerless Corporation in favor of The Bank of New York Trust Company, N.A. for the benefit of the Secured Parties referred to therein	Exhibit 10.7 to the Registrant’s Current Report on Form 8-K dated December 29, 2006
10	.27*	2003 Management Equity Incentive Plan	Exhibit 10.33 to 2005 Form 10-K
12.1		Ratio of Earnings to Fixed Charges		X
21.1		Subsidiaries of Neenah Foundry Company	Exhibit 21 to 2006 Form 10-K
23.1		Consent of Ernst & Young LLP		X
23.2		Consent of Quarles & Brady LLP	(Contained in their opinion filed as Exhibit 5.1)
24.1		Power of Attorney	(Included on signature pages)
25.1		Statement of Eligibility of The Bank of New York Trust Company, N.A., as Trustee, on Form T-1		X
99.1		Form of Letter of Transmittal		X
99.2		Form of Notice of Guaranteed Delivery		X
99.3		Form of Letter to Nominees		X
99.4		Form of Letter to Clients		X

*	Denotes management contract or executive compensation plan or arrangement.